Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

PERDOCEO EDUCATION CORPORATION

and

SOUTH UNIVERSITY – MEMBER, INC.

Dated as of September 14, 2026

i

4.23	Bank Accounts; Powers of Attorney	50
4.24	Trade Names; Business Locations	50
4.25	Absence of Questionable Payments	50
4.26	Books and Records	50
4.27	Accounts Receivable and Accounts Payable; Inventory	50
4.28	Disclosure	51
4.29	Education Matters	51
4.30	EDMC Consent Judgment Compliance	57

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		57
5.1	Buyer Organization	57
5.2	Authorization	57
5.3	Consents and Approvals	58
5.4	No Violation	58
5.5	Educational Matters	58
5.6	Sufficiency of Funds	60
5.7	Reliance	60

ARTICLE 6 INDEMNIFICATION		60
6.1	Survival	60
6.2	Indemnification by Seller	61
6.3	R&W Policy	61
6.4	Defense of Third-Party Claims	61
6.5	Materiality Qualifications	63
6.6	Exclusive Remedy	63
6.7	Set-Off Rights	63
6.8	Investigation	64

ARTICLE 7 CLOSING		64
7.1	Closing	64
7.2	Deliveries by Seller	64
7.3	Deliveries by Buyer	66

ARTICLE 8 COVENANTS AND OTHER AGREEMENTS		67
8.1	Restrictive Covenants	67
8.2	Agreements Regarding Tax Matters	69
8.3	Further Assurances	71
8.4	Return of EDMC/BNP Letter of Credit and EPF Letter of Credit	71
8.5	General Release	72
8.6	Monthly Financial Statements	72
8.7	Studio Employees	72
8.8	Escrow Amount	73
8.9	Assignment of Seller Contracts	73
8.10	Use of Name	73

ARTICLE 9 PRE-CLOSING COVENANTS		73
9.1	Reasonable Best Efforts	73
9.2	Regulatory Matters	74
9.3	Conduct of the Business Pending the Closing	74

9.4	Access to Information; Confidentiality	77
9.5	Educational Consents and Governmental Authority Requirements	77
9.6	No Solicitation	78
9.7	SEC Financial Statements	79

ARTICLE 10 CONDITIONS TO THE OBLIGATIONS OF BUYER		80
10.1	Accuracy of Representations and Warranties	80
10.2	Antitrust Laws	80
10.3	No Law or Orders	80
10.4	Educational and Regulatory Matters	80
10.5	AG Approvals	81
10.6	Seller Deliverables	81

ARTICLE 11 CONDITIONS TO THE OBLIGATIONS OF SELLER		81
11.1	Accuracy of Representations and Warranties and Compliance with Obligations	81
11.2	Antitrust Laws	82
11.3	No Law or Orders	82
11.4	Educational Matters	82
11.5	AG Approvals	82
11.6	Buyer Deliverables	82

ARTICLE 12 TERMINATION		82
12.1	Termination	82
12.2	Effect of Termination	84
12.3	Reverse Termination Fee	84

ARTICLE 13 MISCELLANEOUS		85
13.1	Notices	85
13.2	Entire Agreement	86
13.3	Counterparts; Deliveries	86
13.4	Third Parties	86
13.5	Expenses	87
13.6	Amendment; Waiver	87
13.7	Governing Law	87
13.8	Assignments	87
13.9	Headings	87
13.10	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	87
13.11	Construction	88
13.12	Public Announcements	88
13.13	Interpretive Matters	88
13.14	Invalid Provisions	89
13.15	Specific Performance	89

Exhibit A	Sample Calculation of Net Working Capital
Exhibit B	Allocation Methodology

INDEX OF DEFINED TERMS

Term	Section
2026 SEC Audited Financial Statements	Section 9.7(b)
ACBSP	Section 1.1
Accountants	Section 2.5(c)
Accrediting Body	Section 1.1
ACOTE	Section 1.1
ACPE	Section 1.1
Action(s)	Section 1.1
Adverse Consequences	Section 1.1
Adverse Regulatory Condition	Section 1.1
Affiliate	Section 1.1
AG Approvals	Section 1.1
Agreement	Preamble
AI Technology	Section 1.1
AR Threshold Condition	Section 2.6
ARC-PA	Section 1.1
Artificial Intelligence	Section 1.1
Assets	Section 4.9
Assigned Contracts	Section 1.1
Audited Financial Statements	Section 4.6(a)
Available Cash	Section 1.1
Balance Sheet	Section 4.6(a)
Base Amount	Section 2.2
Business	Section 8.1(b)
Business Day	Section 1.1
Buyer	Preamble
Buyer Indemnified Party	Section 6.2(a)
Buyer Legacy Group	Section 1.1
Buyer Legacy Group Material Adverse Effect	Section 1.1
Buyer Prepared Returns	Section 8.2(a)(i)
CAAHEP	Section 1.1
CACREP	Section 1.1
CAPTE	Section 1.1
CARES Act	Section 1.1
Cash	Section 1.1
CCNE	Section 1.1
CEPH	Section 1.1
Closing	Section 7.1
Closing Date	Section 7.1
Closing Payment	Section 2.4(b)
Closing Statement	Section 2.5(a)
Closing Statement Protest Notice	Section 2.5(b)
COBRA	Section 4.18(i)
Code	Section 1.1
Company	Recitals
Company Acquisition Proposal	Section 1.1

Company Data	Section 1.1
Company Intellectual Property	Section 4.10(c)
Company Owned Intellectual Property	Section 1.1
Compliance Date	Section 1.1
Compliance Review	Section 1.1
Confidential Information	Section 1.1
Contingent Worker	Section 1.1
Contracts	Section 1.1
Curricula	Section 1.1
Data Privacy and Security Laws	Section 1.1
Deferred Consideration	Section 2.2
DOD	Section 1.1
DOE	Section 1.1
DOE Claim	Section 8.4
DOE Growth Restrictions	Section 1.1
DOE Pre-Closing Notice	Section 1.1
DOE Review Response	Section 1.1
DOL	Section 4.18(a)
Earn-Out Payments	Section 2.7(b)(iii)
Earn-Out Period	Section 2.7(a)(i)
Earn-Out Protest Notice	Section 2.7(d)(ii)
Earn-Out Statement	Section 2.7(d)(i)
EBITDA	Section 2.7(a)(i)
EDMC Consent Judgment	Section 1.1
EDMC/BNP Letter of Credit	Section 1.1
Educational Agency	Section 1.1
Educational Approval	Section 1.1
Educational Bonds	Section 1.1
Educational Consent	Section 1.1
Educational Law	Section 1.1
Employee Benefit Plan	Section 1.1
Environmental and Safety Requirements	Section 1.1
EPF Letter of Credit	Section 1.1
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Escrow Agent	Section 2.7(b)(ii)(b)
Escrow Agreement	Section 2.7(b)(ii)(b)
Escrow Amount	Section 2.7(b)(ii)(b)
Escrow Funds	Section 2.7(b)(ii)(b)
Escrow Release Date	Section 8.8(b)
Estimated Cash	Section 2.3
Estimated Closing Statement	Section 2.3
Estimated Indebtedness	Section 2.3
Estimated Net Working Capital	Section 2.3
Estimated Seller Transaction Expenses	Section 2.3
Federal Education Assistance Funds	Section 1.1
Final Cash	Section 2.5(d)
Final Indebtedness	Section 2.5(d)

v

Final Net Working Capital	Section 2.5(d)
Final Seller Transaction Expenses	Section 2.5(d)
Financial Statements	Section 4.6(a)
First Earn-Out Payment	Section 2.7(b)(i)
Fraud	Section 1.1
Fundamental Representations	Section 1.1
GAAP	Section 1.1
GAGAS	Section 1.1
Governmental Authority	Section 1.1
Hazardous Material	Section 1.1
HEA	Section 1.1
HEERF Program	Section 1.1
HSR Act	Section 1.1
Income Tax Return	Section 1.1
Income Taxes	Section 1.1
Indebtedness	Section 1.1
Indemnification Notice	Section 6.4(a)
Indemnitee	Section 6.4(a)
Indemnitor	Section 6.4(a)
Information Security Reviews	Section 4.10(g)
Insurance Policies	Section 4.17
Intellectual Property	Section 1.1
Intended Tax Treatment	Section 8.2(f)
Interests	Recitals
IRCA	Section 4.19(i)
IT Systems	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Leased Real Property	Section 4.21(a)
Liabilities	Section 1.1
Liens	Section 1.1
LOC Release Date	Section 8.4
Material Adverse Effect	Section 1.1
Malicious Code	Section 1.1
Measurement Time	Section 1.1
Net Working Capital	Section 1.1
Net Working Capital Target	Section 1.1
New Studio Services Agreement	Section 1.1
Non-Federal Revenue Requirement	Section 1.1
Nonqualified Deferred Compensation Plan	Section 4.18(i)
Order	Section 1.1
Ordinary Course of Business	Section 1.1
Party	Section 1.1
Patents	Section 1.1
PCI DSS	Section 1.1
Permits	Section 1.1
Permitted Lien	Section 1.1
Person	Section 1.1
Personal Information	Section 1.1

Platform Agreements	Section 4.10(f)
Post-Closing Educational Consent	Section 1.1
PPACA	Section 4.18(j)
PPA	Section 1.1
PPPA	Section 1.1
Pre-Closing Educational Consent	Section 1.1
Pre-Closing Tax Period	Section 1.1
Pre-Closing Title IV Liabilities	Section 1.1
Private Educational Loan	Section 1.1
Proceeding	Section 1.1
Process	Section 1.1
Processed	Section 1.1
Processing	Section 1.1
Protected Data	Section 1.1
Purchase Price	Section 2.2
Purchased Assets	Exhibit B
R&W Policy	Section 1.1
Real Property Leases	Section 4.11(a)(v)
Reference Date	Section 1.1
Related Party	Section 1.1
Related Party Transaction	Section 1.1
Release	Section 1.1
Releasees	Section 8.5
Releasing Parties	Section 8.5
Required SEC Financial Statements	Section 9.7(b)
Reserve Amount	Section 8.8(b)
Returned LOC Proceeds	Section 8.4
Reverse Termination Fee	Section 12.3(a)
SACSCOC	Section 1.1
Savannah Lease	Section 1.1
School	Section 1.1
SEC Audited Financial Statements	Section 9.7(a)
SEC Interim Financial Statements	Section 9.7(a)
SEC Financial Statements	Section 9.7(a)
Second Earn-Out Payment	Section 2.7(b)(ii)
Security Incident	Section 1.1
Seller	Preamble
Seller Taxes	Section 1.1
Seller Transaction Expenses	Section 1.1
SEVP	Section 1.1
Software	Section 1.1
State Educational Agency	Section 1.1
Straddle Period	Section 1.1
Student Financial Assistance Program	Section 1.1
Student Loan	Section 4.29(u)
Student Receivables	Section 1.1
Studio	Section 1.1
Studio Employee Expenses	Section 8.7
Studio Services Agreement	Section 1.1
Subsidiaries	Section 1.1

Substantial Control	Section 1.1
Tail Policies	Section 7.2(k)
Tax	Section 1.1
Tax Allocation Statement	Section 8.2(f)
Tax Contest	Section 8.2(e)(i)
Tax Returns	Section 1.1
Tax Sharing Agreement	Section 1.1
Term	Section 8.1(b)
Termination Date	Section 12.1(b)
Termination Notice	Section 12.2
Termination Releasing Party	Section 12.3(b)
Top Supplier	Section 4.22
Total Tax Consideration	Section 8.2(f)
Transfer Taxes	Section 8.2(d)
Transferring Employees	Section 8.7
Third Earn-Out Payment	Section 2.7(b)(iii)
Third-Party Claim	Section 6.4(a)
Third Party Processors	Section 1.1
Title IV	Section 1.1
Title IV Program	Section 1.1
TPPPA	Section 1.1
Trademarks	Section 1.1
Transaction Document	Section 1.1
Treasury Regulations	Section 1.1
U.S.	Section 1.1
United States	Section 1.1
Updated SEC Interim Financial Statements	Section 9.7(b)
USCIS	Section 4.19(i)
VA	Section 1.1
WARN Act	Section 4.19(d)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of September 14, 2026, is by and between Perdoceo Education Corporation, a Delaware corporation (“Buyer”), and South University – Member, Inc., a Delaware nonprofit, nonstock corporation (“Seller”).

RECITALS

A. Seller owns, beneficially and of record, one hundred percent (100%) of the membership interests (the “Interests”) of South University Savannah, LLC, a Georgia limited liability company, inclusive of the School and all Subsidiaries, as defined herein (collectively, the “Company”).

B. Seller is a corporation organized exclusively for educational purposes within the meaning of Section 501(c)(3) of the Code and has been granted tax-exempt status and is classified as a public charity by the Internal Revenue Service.

C. On the terms and subject to the conditions set forth in this Agreement and the Transaction Documents, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, free and clear of any and all Liens, all of the Interests.

D. Buyer has conditioned its willingness to enter into the transactions contemplated by this Agreement upon its receipt of the representations, warranties and covenants of Seller contained herein and the Transaction Documents to which Seller is a party, and such representations, warranties and covenants of Seller are a material inducement to Buyer to enter into the transactions contemplated by this Agreement.

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“ACBSP” means the Accreditation Council for Business Schools and Programs.

“Accrediting Body” means any Person, whether governmental or government-chartered, private or quasi-private, whether foreign or domestic, including any institutional and specialized accrediting agency, that engages in the granting or withholding of accreditation of postsecondary institutions or educational programs in accordance with standards and requirements relating to the performance, operations, financial condition or academic standards of such institutions and programs including, without limitation, SACSCOC, ACBSP, ACOTE, ACPE, ARC-PA, CACREP, CAPTE, CAAHEP, CCNE and CEPH.

“ACOTE” means the Accreditation Council for Occupational Therapy Education.

“ACPE” means the Accreditation Council for Pharmacy Education.

“Action(s)” means lawsuits, claims, demands, actions, proceedings, arbitrations, audits, hearings, charges, or investigations of any nature, civil or criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private, regulatory, or otherwise, whether at law or in equity.

“Adverse Consequences” means any and all Liabilities, losses, damages, awards, royalties, deficiencies, penalties, fines, Taxes, demands, claims, costs and expenses (including (x) reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing, including any ordinary course investigation conducted by a Governmental Authority or Educational Agency, or (y) all amounts paid in settlement with respect to any of the foregoing or any Proceeding relating to any of the foregoing); provided, however, that Adverse Consequences shall not include punitive damages, except to the extent awarded in connection with a Third-Party Claim pursuant to a final settlement.

“Adverse Regulatory Condition” means any condition, limitation, or effect placed upon an Educational Approval or Educational Consent indicating that (a) the School’s Educational Approval will not continue after Closing, (b) such condition could reasonably be expected to have a material and adverse impact on Buyer’s ability to operate the School as it is currently being operated, or (c) the Company and its Subsidiaries, or the Buyer Legacy Group, would be required to post or obtain any letter of credit (or other form of surety or financial protection in lieu thereof) in an amount that is in excess of (x) $30,000,000.00, or (y) ten percent (10%) of the amount of the Title IV Program funds received by the School in its most recently completed fiscal year, whichever of is greater, as a condition of issuing either a TPPPA or PPA to the School after Closing. For the avoidance of doubt, it will not be an Adverse Regulatory Condition if the DOE imposes, or states it will impose, as a condition of issuing either a TPPPA or PPPA to the School after Closing, (x) restrictions on the School’s ability to add new programs or additional locations, increase the credential level of its offerings, or modify programs or add replacement programs, or change the length of any programs, in each case for a period of time that does not exceed the period of time necessary for the DOE to review, accept, and approve the audited financial statements and compliance audits of the Company and its Subsidiaries for the first two (2) complete fiscal years under Buyer’s ownership of the School (“DOE Growth Restrictions”); or (y) a requirement that an authorized representative of Buyer sign the School’s PPA.

“Affiliate” means, with respect to any Person, any other Person that (a) directly or indirectly controls, is controlled by or is under common control with such Person, (b) is a descendant (including by adoption) of such Person’s grandparents or a descendant (including by adoption) of the grandparents of such Person’s spouse and any of such Person’s brother-in-law or sister-in-law or (c) lives in the same primary residence as such Person. As used herein, the term “control” means: (i) the power to vote at least ten percent (10%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, solely for purposes of Sections 8.1(b) and 8.1(c), Studio shall not be deemed an “Affiliate”.

“AG Approvals” means all notices required to be provided to, and all approvals, waivers, consents or non-objections (or expiration of applicable review or objection periods without objection) required to be obtained from, any state Attorney General or similar Governmental Authority having supervisory authority over the charitable assets or operations of Seller, the Company or any of its Subsidiaries, in connection with the consummation of the transactions contemplated hereby, including under any applicable state nonprofit corporation act, charitable trust act, or similar Law governing the sale, disposition or transfer of all or substantially all of the assets of a charitable or nonprofit corporation.

“AI Technology” means any data system, software, hardware, application, tool, utility, or service that operates in whole or in part using Artificial Intelligence.

“ARC-PA” means the Accreditation Review Commission on Education for the Physician Assistant.

“Artificial Intelligence” means a machine-based system that can, for a given set of human-defined objectives, make predictions, recommendations or decisions influencing real or virtual environments. Artificial intelligence systems use machine and human-based inputs to: (i) perceive real and virtual environments; (ii) abstract such perceptions into models through analysis in an automated manner; and (iii) use model inference to formulate options for information or action. Artificial Intelligence includes generative artificial intelligence, machine learning, deep learning, natural language processing, neural networking, autonomous system technology, and the like.

“Assigned Contracts” has the meaning set forth in Section 8.9.

“Available Cash” means Cash other than (a) Cash held outside the U.S. that would be subject to taxation or limitation in the event such Cash is transferred into the U.S., and (b) Cash restricted from use except for a contractually specified purpose or used as collateral for, or otherwise to provide credit support for, any Liabilities of any Person under any letter of credit or other Contract.

“Business Day” means any day except Saturday, Sunday, any statutory holiday in the State of Illinois or any other day on which the principal chartered banks in the State of Illinois are closed for business.

“Buyer Legacy Group” means Buyer and its Affiliates’ existing Title IV eligible institutions (which, for purposes hereof, excludes the Company).

“Buyer Legacy Group Material Adverse Effect” means any action taken or condition imposed by the DOE on the Buyer Legacy Group, or one or more members of the Buyer Legacy Group, that does not constitute an Adverse Regulatory Condition, and that, in the reasonable opinion of Buyer, would have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Buyer Legacy Group, or any one of the members of the Buyer Legacy Group.

“CAAHEP” means the Commission on Accreditation of Allied Health Education Programs.

“CACREP” means the Council for Accreditation of Counseling and Related Educational Programs.

“CAPTE” means the Commission for Accreditation of Physical Therapy Education.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 and any amendment thereof, or administrative or other guidance or legislation published with respect thereto by any Governmental Authority or Educational Agency.

“Cash” means the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries as of the Reference Date, calculated in accordance with GAAP, consistently applied. For the avoidance of doubt, “Cash” shall (a) include cash held in money-market accounts, marketable securities, short-term investments and other liquid investments, (b) be reduced by the amount of issued but uncleared checks, wires and drafts made by the Company and its Subsidiaries and (c) be increased by checks, wires and drafts deposited for the account of the Company and its Subsidiaries but not yet reflected as available proceeds in the applicable accounts (to the extent the proceeds from such deposited checks, wires and drafts become available).

“CCNE” means the Commission on Collegiate Nursing Education.

“CEPH” means the Council on Education for Public Health.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of assets or businesses that constitute twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the board of directors (or equivalent governing body) of the Company in good faith after consultation with outside financial and legal advisors), including through the acquisition of the Equity Securities of one or more Subsidiaries of the Company, or (b) acquisition of beneficial ownership of twenty percent (20%) or more of the total voting power of the Equity Securities of the Company or any of its Subsidiaries, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Data” means any and all data owned, stored, used, maintained or controlled by or on behalf of the Company and its Subsidiaries, including Protected Data.

“Company Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by, or exclusively licensed to or purported to be exclusively licensed to, the Company or any of its Subsidiaries or their respective Affiliates.

“Compliance Date” means January 1, 2023.

“Compliance Review” means any program review, audit, investigation, subpoena, civil investigative demand, or other legal or compliance-related review of the Company and its Subsidiaries initiated or conducted by any Educational Agency, including any agency that administers any Student Financial Assistance Program, or any independent auditor review of a postsecondary educational institution’s compliance with the statutory, regulatory or other requirements of the Title IV Programs, but excluding any routine reporting or renewal-related reviews, annual compliance audits, or other reviews or audits that occur on a regularly scheduled basis.

“Confidential Information” means (a) all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of Buyer, the Company and its Subsidiaries or their respective Affiliates, or its or their respective customers, suppliers, distributors or other business relations and (b) all other nonpublic information of the Company and its Subsidiaries or, after the Closing, of Buyer, or their respective Affiliates that is disclosed to Seller by the Company or its Subsidiaries or, after the Closing, to Buyer or its Affiliates or that otherwise becomes known by Seller in connection with Seller’s involvement in the Company and its Subsidiaries, or information concerning finances, customer information, supplier information, products, product specifications, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished Patents and other confidential Intellectual Property, documentation, components, object code, data, compositions, schematics, designs, sketches, photographs, graphs, drawings, protocols and processes. Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of Seller or any of its Affiliates.

“Contingent Worker” means a natural person who performs services for or on behalf of the Company or its Subsidiaries and who is classified as other than a W-2 employee of the Company or its Subsidiaries, including those employed or engaged by subcontractors of the Company or its Subsidiaries or staffing agencies or other similar labor providers, but excluding personnel of independent service providers such as law firms, accounting firms, investment banks, and other similar providers of professional services.

“Contracts” means all contracts, agreements, leases, deeds, instruments, notes, licenses, commitments, obligations and understandings, in any case whether written or oral, to which the Company or its Subsidiaries are party or by which any of its assets are bound.

“Curricula” shall mean the curricula used in the educational programs of the School in the form of computer programs, applications and files, slide shows, texts, films, videos or any other form or media, including the following items: (i) course objectives; (ii) lesson plans; (iii) exams and other assessments; (iv) class and lab materials (including interactive or computer-aided materials); (v) faculty notes; (vi) course handouts; (vii) diagrams; (viii) syllabi; (ix) sample externship and placement materials; (x) course and faculty evaluation materials; (xi) policy and procedure manuals; (xii) other related materials and information. The Curricula shall also include all Intellectual Property relating to the above-listed items and all periodic updates or revisions to the Curricula as developed or used by the Company during its period of operation of the School.

“Data Privacy and Security Laws” means all Law, Educational Law, self-regulatory frameworks and requirements related to privacy, security and data protection, artificial intelligence and automated decision making, or the interception, recording or monitoring of communications, including the Processing of Personal Information, as well as applicable security breach and identity theft notification laws of any applicable jurisdiction (including the privacy laws of the United States or the States in which the Company is organized or operates), including: (i) any Laws regulating the Processing of Personal Information, including the Family Educational Rights and Privacy Act (20 U.S.C. § 1232g; 34 C.F.R. Part 99) and the rules and regulations thereunder, Gramm-Leach-Bliley Act and the Safeguards Rule (16 C.F.R. § 314), and Red Flags Rule (16 C.F.R. § 681), California Consumer Privacy Act, California Privacy Rights Act, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair and deceptive trade practices to the extent applicable to Personal Information, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, all Laws related to online privacy policies, the Telephone Consumer Protection Act, and all Laws related to faxes, telemarketing and text messaging; (ii) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (iii) all obligations contained in any Contracts to which the Company or any of its Subsidiaries are bound relating to the PCI DSS or the Processing of Personal Information; and (iv)

all policies and procedures applicable to the Company or any of its Subsidiaries relating to the PCI DSS or the Processing of Personal Information, including, without limitation, all website and mobile application privacy policies and internal information security procedures as well as self-regulatory principles, and generally adopted industry best practices or standards applicable to the Company or any of its Subsidiaries.

“DOD” means the U.S. Department of Defense and the tuition assistance programs available to active military.

“DOE” means the United States Department of Education and any successor agency or agencies administering student financial assistance under Title IV.

“DOE Growth Restrictions” has the meaning set forth within the definition of Adverse Regulatory Condition.

“DOE Pre-Closing Notice” means the notice required to be given to the DOE by the School no later than ninety (90) days prior to Closing pursuant to 34 C.F.R. § 600.20(g)(1)(i) and (ii), which shall include the questions set forth in the definition of DOE Review Response.

“DOE Review Response” means any written determination from the DOE following the DOE’s review of the DOE Pre-Closing Notice that addresses (i) whether the DOE will require a posting of financial protection to satisfy the requirements of 34 C.F.R. §.600.20(g)(3)(iv) and, if so, the amount of the letter of credit; and (ii) whether and to what extent the DOE will impose DOE Growth Restrictions on the School, and a timely response to the DOE, if any.

“EDMC Consent Judgment” means that certain Final Consent Judgment, Docket No. MER-C-109-15, dated November 16, 2015, entered in the Superior Court of New Jersey, Chancery Division, Mercer County, by and between John J. Hoffman, Acting Attorney General of the State of New Jersey, and Steve C. Lee, Acting Director of the New Jersey Division of Consumer Affairs (as plaintiffs), and Education Management Corporation, Argosy University of California LLC, South University, LLC, Brown Mackie Education II LLC, The Art Institutes International II LLC, The Art Institute of Pittsburgh LLC, and The Art Institute of New Jersey LLC (as defendants).

“EDMC/BNP Letter of Credit” means the proceeds of that certain irrevocable standby letter of credit issued by BNP Paribas in favor of the DOE in connection with Education Management Corporation’s participation in Title IV Programs that are currently held in escrow by the DOE.

“Educational Agency” means any Person, whether governmental, government chartered, private, or quasi-private, foreign or domestic, that (a) engages in granting or withholding Educational Approvals for, (b) administers any form of Student Financial Assistance Program to or for students of, or (c) otherwise has jurisdiction or has had jurisdiction since the Compliance Date to regulate the Company and its Subsidiaries in accordance with standards relating to the performance, operation, financial condition or academic standards of, schools, educational programs and educational service providers, including, but not limited to, the DOE, any Accrediting Body, any State Educational Agency, the VA, the DOD, and SEVP.

“Educational Approval” means any license, permit, authorization, certification, accreditation, or similar approval issued or required to be issued by an Educational Agency to the Company or its Subsidiaries for the operation of the School or any location, branch, learning site, campus addition, satellite, temporary space or classroom expansion thereof for (a) the School to operate in the manner that it currently operates or to offer each of its educational programs in all jurisdictions in which it operates and in which it is required to be authorized, (b) the School to participate in any Student Financial Assistance Program, or (c) any of the School’s graduates to obtain professional licensure in the profession for which the School has represented to students that its programs prepare them.

“Educational Bonds” means any bonds or other credit support instruments maintained by or on behalf of the Company or its Subsidiaries to satisfy any bonding or credit support requirement under any Educational Law or of any Educational Agency.

“Educational Consent” means any final or interim approval, authorization or consent by any Educational Agency or any notification to be made to an Educational Agency with regard to the transactions contemplated by this Agreement, whether pre-Closing or post-Closing, which is required under Educational Laws in order to maintain or continue any Educational Approval presently held by the Company or School as of the date of this Agreement.

“Educational Law” means all applicable federal, state, municipal, foreign or other law, regulation, rule, determination, standard, order, or other binding requirements or guidance issued or administered by, or relating to, any Educational Agency, including all statutory and regulatory provisions related to the Title IV Programs and Student Financial Assistance Programs.

“Employee Benefit Plan” means any of the following (whether written or unwritten, formal or informal and whether or not subject to ERISA) which the Company, its Subsidiaries or any predecessor that operated the business of the Company or its Subsidiaries has at any time sponsored, maintained, made contributions to (or is or has been required to make contributions to), or with respect to which such entity has, has had or may have any other Liability: (a) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, vision plan, severance plan, or sick leave plan; (b) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides compensation, employee benefits or benefits to any current or former employee, dependent, beneficiary, director, manager, independent contractor or like person, including any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus, deferred bonus, transaction bonus, retention or similar compensation plan, salary reduction, change-of-control or employment agreement or consulting agreement and any amendments or modifications thereof, in each case, including any trust agreements and insurance contracts forming a part thereof.

“Environmental and Safety Requirements” means any Law that is related to (a) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (b) health or safety, (c) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (d) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material, and including the Comprehensive Environmental

Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and their state corollaries.

“EPF Letter of Credit” means the proceeds of the letters of credit obtained by Education Principle Foundation for the benefit of the DOE in connection with the School’s participation in Title IV Programs currently held in escrow by the DOE, of which $6,100,000 was cash-collateralized by the School.

“Equity Securities” means: (a) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise, in any case including classes or series thereof having such relative rights, powers and duties as may from time to time be established; (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into units or other equity interests in any Person; and (c) warrants, options or other rights to purchase or otherwise acquire units or other equity interests in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations in effect thereunder.

“ERISA Affiliate” means the Company, each of its Subsidiaries and any predecessor of the Company or any such Subsidiary, and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by the Company or its Subsidiaries or any predecessor of the Company or any of its Subsidiaries, in each case under Section 414 of the Code.

“Federal Education Assistance Funds” means Title IV Program funds and all other federal funds required by DOE regulation or guidance to be included in the numerator of the Non-Federal Revenue Requirement calculation under 34 C.F.R. Sections 668.14 and 668.28, or any successor regulation thereto.

“Fraud” means common law fraud under Delaware law.

“Fundamental Representations” means, collectively, the representations and warranties contained in Sections 3.1 (Organization; Good Standing; Authorization), 3.2 (Title to Equity Securities), 3.5 (No Brokers or Finders), 4.1 (Organization; Good Standing; Authorization), 4.2 (Capitalization), 4.5 (Brokers or Finders), 4.16 (Taxes), 4.18(c) (Employee Benefit Plans, solely to the extent related to Taxes), 4.20 (Transactions with Related Parties) and 4.25 (Absence of Questionable Payments).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

“GAGAS” means Generally Accepted Government Auditing Standards as issued by the Comptroller General of the United States.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, body or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority, but excluding any Educational Agency.

“Hazardous Material” means: (a) any hazardous substance, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended from time to time, and regulations promulgated thereunder and all applicable state and local laws, rules, and regulations related to hazardous substances now existing or hereinafter enacted; (b) any hazardous waste, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or state corollaries, as amended from time to time, and regulations promulgated thereunder; (c) petroleum, including crude oil or any fraction thereof; (d) radioactive material, including any source, special nuclear, or byproduct material as defined in 42 U.S.C. § 2011 et seq.; (e) asbestos or asbestos containing materials; (f) polychlorinated biphenyls; (g) urea formaldehyde; (h) microbial matter, biological toxins, mycotoxins, mold or mold spores; (i) lead-based paint; (j) any toxic substance; (k) radon gas; (l) any explosive or extremely dangerous material; (m) any per- and polyfluoroalkyl substances (including perfluorononanoic acid, perfluorooctanoic acid and perfluorooctanesulfonic acid); and (n) other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Environmental and Safety Requirements.

“HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, and any successor statutes thereto.

“HEERF Program” means the Higher Education Emergency Relief Fund as a program of federal financial assistance to institutions of higher education and postsecondary students, administered by the DOE pursuant to section 18004 of the CARES Act, section 314 of the CRRSAA, section 2003 of the American Rescue Plan Act of 2021, and any successor or supplemental statutes thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Income Tax.

“Income Taxes” means: (a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes) or (ii) multiple bases (including corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, is described in clause (a)(i) above; or (b) all U.S., state, local and foreign franchise Taxes.

“Indebtedness” means, as of the Closing (except otherwise explicitly set forth in this definition), without duplication, with respect to the Company and its Subsidiaries, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds (including any performance bond or surety bond), debentures, notes or other similar instruments or debt securities (including all term notes), but excluding any undrawn surety bonds or performance bonds maintained under insurance contracts, (c) all obligations under swaps, hedges or similar instruments, (d) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the Ordinary Course of Business and reflected as accounts payable or accrued expenses in the Final Net Working Capital), including earn-outs, payments under noncompete agreements and seller notes, (e) all obligations created or arising under any conditional sale or other title retention agreement, (f) all obligations secured by a Lien, (g) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (h) all obligations in respect of bankers’ acceptances, letters of credit, performance bonds or other similar types of security (in each case valued as of the face amount thereof), (i) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (a) through (h) above, (j) all obligations with respect to any unfunded or underfunded Employee Benefit Plan, (k) all obligations with respect to any severance which became payable on or prior to the Closing (whether due before or after the Closing) and all Taxes that are payable by the Company or any of its Subsidiaries in connection with or as a result of the payment of such obligations, (l) all obligations with respect to any bonus, 401(k) match, deferred compensation or similar compensation earned or accrued but unpaid, in accordance with GAAP, by any current or former employee for any period or portion of any period ending at or prior to the Closing and all Taxes that are payable by the Company or any of its Subsidiaries in connection with or as a result of the payment of such obligations, (m) all unpaid income Taxes of the Company and each Subsidiary for any Pre-Closing Tax Period and any portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 8.2(a)(iii)), which shall not be an amount less than zero and which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax, (n) all accrued or earned but unpaid and unused paid time off (including any accrued or earned but unpaid and unused sick leave and vacation time), determined in accordance with GAAP, consistently applied, (o) all obligations or liabilities owing to Seller or any Person that is a Related Party, between the Company and any of its Subsidiaries, or between any of the Subsidiaries of the Company, excluding any liabilities included in Final Net Working Capital arising under the Studio Services Agreement and the other arrangements with Studio set forth on Schedule 7.2(l), (p) as of the Reference Date, fifty percent (50%) of any deferred revenue outstanding, (q) as of the Reference Date, fifty percent (50%) of all student deposits, not to be duplicated with any deferred revenue pursuant to clause (p), received from students for academic terms at the Company occurring after the Measurement Time, and (r) indebtedness of the type referred to in the foregoing clauses (a) through (q) that is guaranteed by the Company or any of its Subsidiaries.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions, industrial designs, utility models and applications (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all moral rights and copyrights in any work of authorship (including catalogues and related copy, databases, Software, and mask works) and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, collections, designs, drawings, specifications, customer and supplier lists, advertiser and subscriber lists and information, pricing and cost information, and business and marketing plans and proposals), (e) all domain name registrations and social media handles/accounts (including login credentials), (f) all computer software, firmware, databases, data collections and related documentation and materials

(including source code, object code, executable code, code repositories, development tools, architecture, manuals, programmers’ notes, fixes, upgrades, enhancements, current and prior versions and releases, protocols, application programming interfaces, user interfaces and related documentation, and all media and other tangible property necessary for the delivery or transfer of any of the foregoing) (collectively, “Software”), (g) all other proprietary and intellectual property rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) the exclusive right to display, reproduce, and create derivative works based on any of the foregoing, and (j) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflicts with any intellectual property.

“IT Systems” means all Software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the Company in the conduct of the Business.

“Knowledge” means, when referring to the “knowledge” of Seller, the Company or any member thereof, or any similar phrase or qualification based on knowledge of Seller or the Company, (a) the actual knowledge of any of Benjamin DeGweck, Bryan Newman or Eric Russell, and (b) the knowledge that any such Person referenced in clause (a) above would have obtained after making due inquiry and reasonable investigation of their direct reports with respect to the particular matter in question.

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, ordinance, code, rule, regulation, order, constitution, certification standard, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority, but excluding any Educational Law.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Liens” means all liens, security interests, claims, mortgages, pledges, assessments, covenants, burdens and other encumbrances of every kind.

“Malicious Code” means any (a) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program, (b) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data and (c) similar programs.

“Material Adverse Effect” means any event, change, development, occurrence or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) Seller’s ability to consummate the Closing, or (b) the business, assets, operations, liabilities, results or financial condition of the Company and its Subsidiaries, taken as a whole, other than any event, change, development, occurrence or effect resulting from: (i) general changes or developments in any of the industries in which the Company operates; (ii) changes in regional, national or international political conditions (including any acts of war) or in general economic conditions; (iii) effects arising from any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, explosion, fire or other force majeure event or act of God; (iv) changes in any applicable Laws (including Educational Laws) or GAAP or in the interpretation or enforcement thereof; (v) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect; (vi) changes in, or effects arising from or relating to, any pandemic; provided, that Material Adverse Effect may take into account any event, change, development, occurrence or effect described in the foregoing clauses (i), (ii), (iii), (iv) or (vi) to the extent such event, change, development, occurrence or effect materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated businesses in the industry or markets in which the Company operates.

“Measurement Time” means 12:01 a.m. Central Time on the Closing Date.

“Net Working Capital” means, without duplication, the difference, as of the Reference Date, between (a) those assets that should be reflected as current assets on a balance sheet of the Company and (b) those liabilities that should be reflected as current liabilities on a balance sheet of the Company, in each case, (i) prepared in accordance with GAAP and GAGAS, and (ii) excluding any assets or liabilities with respect to Cash, Indebtedness, Seller Transaction Expenses or Income Taxes. For the avoidance of doubt, (x) “Net Working Capital” shall not include any Student Receivables and (y) current liabilities shall include (1) fifty percent (50%) of any deferred revenue outstanding, and (2) fifty percent (50%) of all student deposits, not to be duplicated with any deferred revenue pursuant to clause (1), received from students for academic terms at the Company occurring after the Reference Date. For purposes of the definition of Net Working Capital, references to “Company” shall mean the Company, its Subsidiaries and Studio, collectively. For the avoidance of doubt, all such Net Working Capital shall be current assets and current liabilities of the Company as of the Reference Date.

“Net Working Capital Target” means $(25,905,400.00), which, for the avoidance of doubt, is a negative amount.

“New Studio Services Agreement” means that certain Managed Services Agreement, to be dated as of the Closing Date, by and between Studio Enterprise Manager, LLC, a Delaware limited liability company (or a successor entity, “Studio”), and Buyer.

“Non-Federal Revenue Requirement” means the Title IV Program requirement that a proprietary educational institution derive no more than a certain percentage of its revenues for any fiscal year from Federal Education Assistance Funds, as set forth in Section 487(a)(24) of the HEA and implemented by the DOE at 34 C.F.R. Sections 668.14 and 668.28, or any successor statutes or regulations.

“Order” means any order, judgment, ruling, injunction, award, decree or writ of any Governmental Authority or Educational Agency.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and its Subsidiaries through the date hereof consistent with the nature, scope and magnitude of the past custom and practice (including with respect to quantity and frequency) of the Company and its Subsidiaries and does not require authorization by the managers or owners thereof or otherwise require separate or special authorization of any nature.

“Party” means any party to this Agreement.

“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto, including all provisionals, reissues, reexaminations, divisions, continuations, continuations-in-part, revisions and extensions thereof.

“PCI DSS” has the meaning set forth within the definition of Data Privacy and Security Laws.

“Permits” means permits, licenses, registrations, qualifications, certifications, approvals and authorizations by or of Governmental Authorities or any other Person who has licensed, qualified or certified any of the products or services of the Company or its Subsidiaries, but excluding Educational Approvals.

“Permitted Lien” means (a) Liens for Taxes that are not yet due and payable or for Taxes which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been made with respect thereto, (b) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ Liens incurred in the Ordinary Course of Business securing amounts that are not past due, and (c) Liens created by or through Buyer upon or after the Closing.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority or Educational Agency.

“Personal Information” means: (a) any and all information that, alone or in combination with other information, identifies, relates to, describes, is capable of identifying or being associated with, or could reasonably be linked, directly or indirectly, with a natural Person or household; and (b) any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” or other similar or equivalent term defined under any Law or Educational Law, including Data Privacy and Security Laws.

“Post-Closing Educational Consent” means all Educational Consents required by each of the School’s Educational Agencies to be obtained following the Closing in order to continue its Educational Approvals upon and after the Closing.

“PPA” means any Program Participation Agreement, evidencing the DOE’s certification of the School’s participation in the Title IV Programs, including a PPPA and a TPPPA.

“PPPA” means a Title IV Provisional Program Participation Agreement issued by the DOE.

“Pre-Closing Educational Consent” means all Educational Consents required by each of the School’s Educational Agencies to be obtained prior to the Closing in order to continue its Educational Approvals after the Closing.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Pre-Closing Title IV Liabilities” means any and all liabilities, obligations, claims, refunds, recoupments, fines, penalties or other amounts owed or potentially owed to the DOE arising from or relating to the School’s participation in Title IV Programs on or prior to the Closing Date, including any borrower defense claims, closed school loan discharges (“CSLD”) or other regulatory liabilities attributable to periods ending on or before the Closing Date.

“Private Educational Loan” means any loan provided by a lender that is not made, insured or guaranteed under Title IV and that is issued expressly for postsecondary education expenses, regardless of whether the loan is provided through the educational institution that the student attends or directly to the borrower from the lender. For the avoidance of doubt, a Private Educational Loan does not include (a) an extension of credit under an open end consumer credit plan, a reverse mortgage transaction, a residential mortgage transaction, or any other loan that is secured by real property or a dwelling; or (b) an extension of credit in which the educational institution is the lender if (i) the term of the extension of credit is ninety (90) days or less or (ii) an interest rate will not be applied to the credit balance and the term of the extension of credit is one (1) year or less, even if the credit is payable in more than four (4) installments.

“Proceeding” means any action, suit, proceeding, investigation, inquiry, arbitration, mediation, claim or audit.

“Process”, “Processed” or “Processing” means any operation or set of operations that is performed upon Protected Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, transfer, disclosure, transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, or destruction.

“Protected Data” means Personal Information and all data for which the Company, any Subsidiary of the Company, or any Third Party Processor on their behalf, is required by Law or Educational Law (including the Data Privacy and Security Laws), Contract or privacy policy to safeguard or keep confidential or private, including all such data transmitted to the Company or any Subsidiary of the Company by customers or Persons that interact with the Company or any Subsidiary of the Company, including Personal Information and Confidential Information.

“R&W Policy” means that certain Representation and Warranties Insurance Policy issued to Buyer by Fusion Specialty Americas Insurance Services LLC.

“Reference Date” means 12:01 a.m. Central Time on April 1, 2027.

“Related Party” means (a) Seller, (b) each officer, director, manager or other fiduciary of the Company or any of its Subsidiaries or Seller, (c) each family member of any officer, director, manager or other fiduciary of Seller, (d) each family member of any director, manager, officer or other fiduciary of the Company or any of its Subsidiaries or Seller, (e) each trust for the benefit of any of the foregoing, (f) each Affiliate of any of the foregoing (other than the Company and its Subsidiaries), and (g) Studio.

“Related Party Transaction” means any Contract, arrangement or transaction between the Company or any of its Subsidiaries, on the one hand, and any Related Party (other than the Company or any of its Subsidiaries), on the other hand.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material.

“SACSCOC” means the Southern Association of Colleges and Schools Commission on Colleges, which is renamed The Commission on Colleges and Universities effective September 1, 2026.

“Savannah Lease” means that certain Commercial and Industrial Lease, by and between ED Landlord (GA) LLC and the Company, dated as of January 2, 2003, as amended.

“School” means the institution of higher education known as “South University” which has been issued Office of Postsecondary Education Number 01303900 by the DOE, including the main campus and all locations, facilities and educational programs.

“Security Incident” means (a) any unauthorized access, acquisition, use, disclosure, interruption or modification, loss, theft, corruption, or other unauthorized Processing of Company Data, (b) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the IT Systems, or (c) a data breach as defined in applicable breach notification laws.

“Seller Taxes” means, without duplication, (a) any and all Taxes imposed on Seller for any taxable period, (b) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all Pre-Closing Tax Periods and any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 8.2(a)(ii)), (c) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which the Company or any of its Subsidiaries (or any predecessor of the Company or any of its Subsidiaries) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (d) any and all Taxes of or imposed on Buyer, the Company or any of its Subsidiaries or any of their respective Affiliates as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring on or prior to the Closing Date, (e) any and all amounts required to be paid by the Company and its Subsidiaries pursuant to any Tax Sharing Agreement to which the Company or any of its Subsidiaries was a party on or prior to the Closing Date, or (f) any and all Taxes imposed as the result of any inaccuracy in or breach of any of the representations or warranties contained in Section 4.16 (Taxes).

“Seller Transaction Expenses” means, without duplication (including as between this definition, Indebtedness and Net Working Capital), (a) all of the fees, costs and expenses incurred by Seller or the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, insurance or benefits brokers or any other professional advisors and all obligations under any engagement letter or other agreement with any investment banker or broker, (b) all payments by Seller or the Company or any of its Subsidiaries to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement, (c) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement under any Contract or Employee Benefit Plan in effect on or before the Closing Date, including all change of control, retention, “stay,” severance, stock appreciation, phantom stock or similar obligations, bonuses or payments or any other accelerations of or increases in rights or benefits, and all Taxes that are payable in connection with or as a result of the satisfaction of such obligations (including in connection with the termination of any agreements and arrangements set forth on Schedule 7.2(m), and any obligations arising therefrom), (d) any payroll or other Tax required to be withheld or paid in connection with any compensation paid in connection with or anticipation of the Closing (including, for the avoidance of doubt, the employer-paid portion of any payroll, insurance, Social Security and other similar Taxes), (e) one-half (1/2) of all costs, fees and expenses incurred in connection with obtaining, binding and maintaining the R&W Policy, including all premiums, underwriting fees, brokerage fees, diligence fees and expenses, applicable Taxes and the retention or deductible under the R&W Policy (including any portion thereof that becomes payable or is otherwise borne in connection with any claim under the R&W Policy), (f) all costs incurred to obtain the Tail Policies and (g) all Studio Employee Expenses that remain unpaid as of the Closing.

“SEVP” means the Department of Homeland Security’s Student Exchange Visitor Program, providing approval and oversight to institutions authorized to enroll nonimmigrant students.

“State Educational Agency” means any state educational licensing authority, agency, department, board or commission that provides a license, certification, written exemption or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility, or educational programs thereof) to provide postsecondary education in that state, whether at a physical location or through distance education delivery methods, or to otherwise conduct operations in a state, or that is needed to participate in any Student Financial Assistance Program in that state. “State Educational Agency” shall also include the Georgia Nonpublic Postsecondary Education Commission, acting in its capacity as the portal agency for the School’s participation in the State Authorization Reciprocity Agreement administered by the National Council for State Authorization Reciprocity Agreements.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Student Financial Assistance Program” means any government-sponsored student financial assistance program pursuant to which student financial assistance, grants or loans are provided to any student or on behalf of the students at the School or for their benefit, including (a) Title IV Programs, (b) any educational assistance program sponsored by DOD and the military service branches thereof, (c) the educational benefits programs administered by the VA, and (d) any other government-sponsored financial assistance program.

“Studio Services Agreement” means that certain Fourth Amended and Restated Managed Services Agreement, dated as of January 1, 2025, by and between Studio and Seller.

“Student Receivables” means the aggregate gross amount of all accounts receivable and notes receivable owing to the Company or any of its Subsidiaries from or on behalf of current or former students, whether classified as current or non-current assets, determined in accordance with GAAP, consistently applied, and before giving effect to any allowance for doubtful accounts, bad debt reserve or other reserve, offset or anticipated reduction.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity. The term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Substantial Control” has the meaning ascribed to it in 34 C.F.R. § 668.174(c)(3).

“Tax” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, any liability under unclaimed property, escheat, or similar Laws), and other charges in the nature of a tax imposed by any Governmental Authority, (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not disputed, in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clauses (a) or (b) payable by reason of Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Returns” means any returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and Treasury Form TD F 90-22.1 and FinCEN Form 114) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Third Party Processors” means all third parties which Process any Company Data for or on behalf of the Company.

“Title IV” means Title IV of the HEA, as amended, any regulations promulgated thereunder by DOE, and any amendments or successor statutes or regulations to them.

“Title IV Program” means any program of student financial assistance administered pursuant to Title IV, or any successor thereto.

“TPPPA” means a Title IV Temporary Provisional Program Participation Agreement issued by the DOE.

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and all other source or business identifiers or indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Document” means any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

“VA” means the U.S. Department of Veterans Affairs or any state approving agency administering veterans’ educational benefits on behalf of the U.S. Department of Veterans Affairs.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. On the terms and subject to the conditions herein set forth, at the Closing and in exchange for the Purchase Price, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer all right, title and interest in the Interests, free and clear of any and all Liens, and Buyer hereby acquires from Seller all right, title and interest in such Interests, free and clear of any and all Liens.

2.2 Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the Interests and the rights and benefits conferred herein (the “Purchase Price”) shall be an amount equal to (a) $150,000,000.00 (such amount, the “Base Amount”), subject to adjustments as determined in accordance with Section 2.5, plus (b) $18,000,000.00 (the “Deferred Consideration”) payable in accordance with Section 2.6; plus (c) up to $56,000,000.00 in Earn-Out Payments, payable, if earned, in accordance with Section 2.7.

2.3 Estimated Closing Statement. No later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth Seller’s good faith estimates of Net Working Capital as of the Reference Date (the “Estimated Net Working Capital”), Available Cash as of the Reference Date (the “Estimated Cash”), Indebtedness (the “Estimated Indebtedness”) and Seller Transaction Expenses as of the Closing (the “Estimated Seller Transaction Expenses”), together with a calculation of the adjustments resulting therefrom (such statement, the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with the definitions as provided in this Agreement, the methodologies contemplated by the Sample Calculation of Net Working Capital attached as Exhibit A and GAAP, consistently applied. Following delivery of the Estimated Closing Statement, Buyer shall have the opportunity to comment on and request reasonable changes to the foregoing estimates and calculations, and Seller shall consider in good faith any such changes Buyer proposes.

2.4 Payments at Closing. On the terms and subject to the conditions set forth herein, at the Closing:

(a) Buyer shall pay (or cause to be paid) to the applicable obligees thereof, on behalf of the Company, its Subsidiaries and Seller and for their account, the amount of all Estimated Indebtedness and Estimated Seller Transaction Expenses set forth in the Estimated Closing Statement; and

(b) Buyer shall pay (or cause to be paid) to Seller by wire transfer of immediately available funds to the account or accounts designated by Seller in writing prior to the Closing, an aggregate amount equal to (i) the Base Amount, plus (ii) the Estimated Cash, plus or minus, as the case may be, (iii) the amount by which the Estimated Net Working Capital exceeds, or is less than, the Net Working Capital Target, minus (iv) the amount of all Estimated Indebtedness and Estimated Seller Transaction Expenses set forth on the Estimated Closing Statement (such aggregate amount, the “Closing Payment”).

2.5 Purchase Price Adjustment.

(a) Closing Statement. On or before the date that is ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s good faith calculation of (i) Net Working Capital as of the Reference Date, (ii) Available Cash as of the Reference Date, (iii) Indebtedness and (iv) Seller Transaction Expenses as of the Closing, together with a calculation of the changes in such amounts from the corresponding amounts in the Estimated Closing Statement (the “Closing Statement”). The Closing Statement shall be prepared in accordance with the definitions as provided in this Agreement, the methodologies contemplated by the Sample Calculation of Net Working Capital attached as Exhibit A and GAAP, consistently applied. During the period from delivery of the Closing Statement through the final resolution of any disputes with respect thereto pursuant to this Section 2.5, Buyer shall provide Seller and its accountants and other advisors reasonable access, during normal business hours and upon reasonable advance notice, to the books, records, working papers, schedules, memoranda and other documents and personnel of the Company and its Subsidiaries as reasonably requested by Seller in connection with its review of the Closing Statement. For the avoidance of doubt, any changes in Net Working Capital or Available Cash between the Reference Date and the Closing Date shall be for Buyer’s account.

(b) Closing Statement Protest Notice. If Seller disputes the accuracy of the calculations reflected in the Closing Statement, Seller shall provide written notice to Buyer no later than thirty (30) days following delivery by Buyer to Seller of the Closing Statement (the “Closing Statement Protest Notice”) setting forth in reasonable detail those items that Seller disputes and the basis therefor, together with Seller’s proposed determination of each such disputed item. The sole permissible grounds for objection shall be that Net Working Capital, Available Cash, Indebtedness or Seller Transaction Expenses were not calculated in accordance with the definition thereof. If Seller does not deliver a Closing Statement Protest Notice within such thirty (30) day period, then the calculations reflected in the Closing Statement shall be deemed final, conclusive, non-appealable and binding on the Parties in all respects. Any items not specifically disputed in any Closing Statement Protest Notice shall be deemed final, conclusive, non-appealable and binding on the Parties in all respects. During the thirty (30) day period following delivery of a Closing Statement Protest Notice, Buyer and Seller shall negotiate in good faith to resolve such disputed items.

(c) Dispute Resolution. If Buyer and Seller are unable to resolve any disagreement with respect to the applicable Closing Statement within thirty (30) days following delivery of the Closing Statement Protest Notice, then only the amounts remaining in dispute shall be referred to BDO USA LLP, or another nationally recognized independent accounting firm mutually agreed upon by Buyer and Seller (the “Accountants”) for final determination within thirty (30) days after such referral. The Accountants shall act as experts and not as arbitrators, and their determination shall be based solely on written presentations by Buyer and Seller (i.e., not on an independent review) and shall be made in accordance with the definitions, methodologies and standards set forth in this Agreement. Any determination by the Accountants with respect to any item in dispute shall not be outside the range defined by the amount thereof proposed by Buyer in the Closing Statement, on the one hand, and the amount thereof proposed by Seller in the Closing Statement Protest Notice, on the other hand. The determination of the Accountants shall be final, conclusive, non-appealable and binding on the Parties absent manifest error or fraud. Each of Buyer, on the one hand, and Seller, on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion (expressed as a percentage and determined by the Accountants) of the dollar value of the disputed amounts determined in favor of the other Party by the Accountants.

(d) Final Amounts. “Final Net Working Capital,” “Final Cash,” “Final Indebtedness” and “Final Seller Transaction Expenses” shall mean, respectively, the amounts of Net Working Capital, Available Cash, Indebtedness and Seller Transaction Expenses as finally determined pursuant to this Section 2.5, whether by (i) deemed acceptance of the Closing Statement pursuant to Section 2.5(b), (ii) written agreement of the Parties following delivery of a Closing Statement Protest Notice, or (iii) determination by the Accountants pursuant to Section 2.5(c).

(e) Final Purchase Price Adjustment. Within ten (10) days after the determination of the Final Net Working Capital, Final Cash, Final Indebtedness and Final Seller Transaction Expenses:

(i) if the amount paid to Seller pursuant to Section 2.4(b) would have been greater if Final Net Working Capital, Final Cash, Final Indebtedness and Final Seller Transaction Expenses were used instead of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Seller Transaction Expenses, then Buyer shall pay (or cause to be paid) to Seller an aggregate amount equal to such difference; and

(ii) if the amount paid to Seller pursuant to Section 2.4(b) would have been less if Final Net Working Capital, Final Cash, Final Indebtedness and Final Seller Transaction Expenses were used instead of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Seller Transaction Expenses, then at Buyer’s election (A) Seller shall pay (or cause to be paid) to Buyer an aggregate amount equal to such difference or (B) Buyer may off-set such amount against the Deferred Consideration or any Earn-Out Payments.

(f) Payment. The payment of the final adjustment amount pursuant to this Section 2.5 is intended to be treated as an adjustment to the Purchase Price, subject to applicable imputed interest requirements, for all federal and applicable state and local income tax purposes and the Parties will report any such payment consistent with this intent.

(g) Deferred Consideration and Earn-Out Payments. Notwithstanding anything to the contrary in this Agreement, no Deferred Consideration or Earn-Out Payments shall become due or payable prior to the final determination of the final adjustment amount in accordance with this Section 2.5.

2.6 Deferred Consideration. The Deferred Consideration shall be payable to Seller so long as the aggregate amount of the Company’s Student Receivables is equal to or greater than $80,000,000.00 as of March 31, 2027, as determined in accordance with GAAP and the Company’s historical accounting methodologies (the “AR Threshold Condition”). If the AR Threshold Condition is satisfied, the Deferred Consideration shall be payable to Seller as follows:

(a) First Milestone Payment. On the first (1st) anniversary of the Closing, Buyer shall pay to Seller an amount equal to $9,000,000.00 if, during the twelve (12)-month period following the Closing, Buyer has collected more than $10,000,000.00 in the aggregate with respect to the Student Receivables.

(b) Second Milestone Payment. On the eighteen (18)-month anniversary of the Closing, Buyer shall pay to Seller an additional $4,500,000.00 if, during the eighteen (18)-month period following the Closing, Buyer has collected more than $15,000,000.00 in the aggregate with respect to the Student Receivables.

(c) Third Milestone Payment. On the second (2nd) anniversary of the Closing, Buyer shall pay to Seller an additional $4,500,000.00 if, during the twenty-four (24)-month period following the Closing, Buyer has collected more than $20,000,000.00 in the aggregate with respect to the Student Receivables.

(d) True-Up Payment. To the extent any of the foregoing milestone payments have not been made on or before the applicable date, Buyer shall, no later than the date thirty (30) days following the twenty-five (25)-month anniversary of the Closing, pay to Seller an amount equal to the difference between $18,000,000.00 and the aggregate amount of Deferred Consideration previously paid pursuant to this Section 2.6, such that the aggregate Deferred Consideration paid to Seller shall equal $18,000,000.00.

2.7 Earn-Out Payments.

(a) Definitions.

(i) “Earn-Out Period” means the period commencing on January 1, 2027, and ending on December 31, 2029.

(ii) “EBITDA” means, for each applicable Earn-Out Period, the earnings before interest, Taxes, depreciation and amortization of the Company and its Subsidiaries for such period, calculated in accordance with GAAP, consistently applied, and adjusted for the following: (A) add-backs for any corporate overhead, management fees or cost allocations charged to the Company or its Subsidiaries by Buyer or any of its Affiliates; (B) add-backs for the Earn-Out Payments; (C) one-time, non-recurring transaction, integration and change-of-control costs; and (D) any purchase accounting adjustments arising from the transactions contemplated by this Agreement, including any increase or decrease in the fair value of deferred revenue. The Parties shall cooperate in good faith to identify and agree upon any additional appropriate add-backs consistent with the foregoing. Buyer shall not change the accounting policies, practices or methodologies used to calculate EBITDA for purposes of this Section 2.7 unless required by GAAP. For the avoidance of doubt, EBITDA shall not include the results of operations of, or otherwise take into account, any assets or Persons acquired by the Company or its Subsidiaries in any merger, acquisition or similar transaction following the Closing.

(b) Earn-Out Payments. As additional consideration for the Interests, Buyer shall pay (or cause to be paid) to Seller the Earn-Out Payments, if any, as determined in accordance with, and subject to the terms and conditions set forth in, this Section 2.7.

(i) First Earn-Out Payment. Buyer shall pay to Seller $29,000,000.00 (the “First Earn-Out Payment”) if, at any time during the Earn-Out Period EBITDA equals or exceeds $20,000,000.00. If earned, the First Earn-Out Payment shall become due and payable on the later of the date (A) fifteen (15) Business Days following the finalization of the audited financial statements of the Company for the calendar year in which such threshold is achieved, and (B) the date contemplated by Section 2.7(d).

(ii) Second Earn-Out Payment.

(a) Subject to Section 2.7(b)(ii)(b), Buyer shall pay to Seller an additional $18,000,000.00 (the “Second Earn-Out Payment”) if, at any time during the Earn-Out Period cumulative EBITDA equals or exceeds $40,000,000.00. If earned, the Second Earn-Out Payment shall become due and payable on the later of the date (A) fifteen (15) Business Days following the finalization of the audited financial statements of the Company for the calendar year in which such threshold is achieved, and (B) the date contemplated by Section 2.7(d). For the avoidance of doubt, if cumulative EBITDA equals or exceeds $40,000,000.00 during the Earn-Out Period both the First Earn-Out Payment and the Second Earn-Out Payment shall become due and payable at the applicable time(s).

(b) On the date the Second Earn-Out Payment is due and payable, Buyer shall: (I) deposit (or cause to be deposited) an amount equal to $4,000,000.00 (the “Escrow Amount”) with Wintrust Private Trust Company, N.A., as escrow agent (the “Escrow Agent”), and such amount plus all income, interest and other earnings accrued thereon (collectively, the “Escrow Funds”) shall be maintained by the Escrow Agent to secure Seller’s obligations under Section 8.8 and shall be administered and payable in accordance with an escrow agreement entered into on the date of the Second Earn-Out Payment, by and between Seller, Buyer and the Escrow Agent, in a form reasonably acceptable to Buyer (the “Escrow Agreement”); and (II) pay to Seller an amount equal to $14,500,000.00, representing the Second Earn-Out Payment minus the Escrow Amount, net of any amounts Buyer is entitled to withhold or set off pursuant to Section 2.5 or 6.7, including any amounts then in dispute under this Agreement and withheld pending resolution thereof, in accordance with the process set forth in Section 2.7(d).

(iii) Third Earn-Out Payment. Buyer shall pay to Seller an additional $9,000,000.00 (the “Third Earn-Out Payment” and, together with the First Earn-Out Payment and the Second Earn-Out Payment, the “Earn-Out Payments”) if, at any time during the Earn-Out Period cumulative EBITDA equals or exceeds $105,000,000.00. If earned, the Third Earn-Out Payment shall become due and payable on the later of the date (A) fifteen (15) Business Days following the finalization of the audited financial statements of the Company for the calendar year in which such threshold is achieved, and (B) the date contemplated by Section 2.7(d). For the avoidance of doubt, if cumulative EBITDA equals or exceeds $105,000,000.00 during the Earn-Out Period each of the First Earn-Out Payment, the Second Earn-Out Payment and the Third Earn-Out Payment shall become due and payable at the applicable time(s).

(c) Acceleration. In the event Buyer consummates a sale of Buyer or of all or substantially all of the equity interests or assets of the Company, whether by merger, consolidation, sale of equity, sale of assets or otherwise, during any Earn-Out Period, all unpaid Earn-Out Payments shall automatically be deemed earned at the maximum amount and shall become immediately due and payable to Seller immediately prior to the consummation of such transaction.

(d) Payment.

(i) Earn-Out Statement. On or prior to the date that is thirty (30) days after the delivery to Buyer of the audited consolidated financial statements of the Company and its Subsidiaries for each applicable calendar year, Buyer shall deliver to Seller a statement (the “Earn-Out Statement”) setting forth Buyer’s good faith calculation of the Earn-Out Payment for such applicable Earn-Out Period, along with the books, records, and workpapers of Buyer supporting the calculations resulting in the determination of such Earn-Out Payment.

(ii) Earn-Out Protest Notice. If Seller disputes the accuracy of the calculations reflected in any Earn-Out Statement, Seller shall provide written notice to Buyer no later than thirty (30) days following Buyer’s delivery of such Earn-Out Statement to Seller (the “Earn-Out Protest Notice”) setting forth in reasonable detail those items that Seller disputes and the basis therefor, together with Seller’s proposed determination of each such disputed item and the calculations supporting such determination. The sole permissible grounds for any Earn-Out Protest Notice shall be that the applicable Earn-Out Payment was not calculated in accordance with this Section 2.7. If Seller does not deliver an Earn-Out Protest Notice within such thirty (30) day period, then the applicable Earn-Out Payment reflected in the applicable Earn-Out Statement shall be deemed final, conclusive, non-appealable and binding on the Parties in all respects. Any items not specifically disputed in any Earn-Out Protest Notice shall be deemed final, conclusive, non-appealable and binding on the Parties in all respects. During the thirty (30) day period following delivery of an Earn-Out Protest Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items. Upon Buyer’s receipt of an Earn-Out Protest Notice and until the earlier of the resolution of the disputed items or the final determination thereof pursuant to this Section 2.7, Seller and its accountants shall be afforded reasonable access, during normal business hours and upon reasonable advance notice, to any additional books, records and workpapers of Buyer, the Company and their respective Subsidiaries solely to the extent reasonably necessary to review the disputed calculations set forth in the applicable Earn-Out Statement.

(iii) Resolution of Earn-Out Protest. If Buyer and Seller are unable to resolve any disagreement with respect to any Earn-Out Statement within thirty (30) days following Buyer’s receipt of the applicable Earn-Out Protest Notice, then only the amounts in dispute will be referred to the Accountants for final determination within forty-five (45) days after such referral. The determination by the Accountants of the amounts in dispute shall be based solely on presentations by Buyer and Seller, and shall not involve the Accountants’ independent review. Any determination by the Accountants shall not be outside the range defined by the amount proposed by Buyer in the applicable Earn-Out Statement, on the one hand, and the amount proposed by Seller in the applicable Earn-Out Protest Notice, on the other hand, and such determination, absent manifest error or fraud, shall be final, binding and non-appealable. Each of Buyer, on the one hand, and Seller, on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion (expressed as a percentage and determined by the Accountants) of the dollar value of the disputed amounts determined in favor of the other party by the Accountants.

(iv) Final Amount. Each of the Earn-Out Payments shall (i) be due and payable (x) within five (5) Business Days of acceptance of the Earn-Out Statement, if no Earn-Out Protest Notice with respect thereto is timely delivered by Seller to Buyer or (y) if an Earn-Out Protest Notice is so delivered, within five (5) Business Days of the final determination of the applicable Earn-Out Payment pursuant to this Section 2.7(d), and (ii) be paid by wire transfer of immediately available funds in accordance with the written instructions provided by Seller to Buyer at least two (2) Business Days prior to such transfer, and, in any event, no later than April 1 after the applicable fiscal year, but only to the extent the Parties have agreed, prior to such April 1, that an Earn-Out Payment is payable for the applicable prior fiscal year.

(e) Additional Agreements.

(i) Post-Closing Conduct of Business. Buyer acknowledges that Seller’s opportunity to receive the Earn-Out Payments in the manner set forth in this Section 2.7 is an integral part of the transactions contemplated by this Agreement, and Seller would not have entered into this Agreement but for such opportunity. Notwithstanding the foregoing, the Parties acknowledge and agree that, from and after the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company and its Subsidiaries; provided, however, that during the Earn-Out Periods, Buyer shall, and shall cause the Company and its Subsidiaries to not take any action, or omit to take any action, with the primary purpose of reducing EBITDA in order to avoid or reduce any Earn-Out Payment.

(ii) No Fiduciary Duty. Seller acknowledges and agrees that neither Buyer nor any of its Affiliates owes any fiduciary duty to Seller.

(iii) Set-Off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid to Seller pursuant to this Section 2.7 the amount of (i) any purchase price adjustment owed to Buyer pursuant to Section 2.5 of this Agreement and (ii) in accordance with Section 6.7.

(iv) No Security. The Parties understand and agree that (A) the contingent rights to receive the Earn-Out Payments shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, the Company or any of its Subsidiaries or any other entity, (B) Seller shall not have any rights as an equity holder of Buyer, the Company or any of its Subsidiaries or any other entity as a result of Seller’s contingent right to receive the Earn-Out Payments hereunder and (C) no interest is payable with respect to the Earn-Out Payments.

(v) Subordination. Seller acknowledges that Buyer may, following the Closing, incur indebtedness and related obligations to third party lenders that may require the subordination of the Earn-Out Payments. In the event any such lender requires a subordination agreement with respect to the Earn-Out Payments, Buyer shall promptly notify Seller, and Seller agrees to execute and deliver such subordination agreement to the extent requested by such lender, subject to such subordination agreement being on reasonable terms; provided that Seller shall not be required to agree to any subordination that would reasonably be expected, at the time of entering into such subordination, to materially and adversely affect Seller’s ability to receive the Earn-Out Payments.

(vi) Tax Treatment. The Earn-Out Payments are intended to be treated as an adjustment to the Purchase Price, subject to applicable imputed interest requirements, for all federal and applicable state and local income tax purposes and the Parties will report any such payment consistent with such treatment.

2.8 Withholding. Notwithstanding anything in this Agreement to the contrary, each of Buyer, the Company and its Subsidiaries and their respective Affiliates is entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1 Organization; Good Standing; Authorization.

(a) Seller is a nonprofit, nonstock corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Seller is exempt from federal income taxation under Section 501(c)(3) of the Code. Complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of Seller and all amendments thereto have been made available to Buyer. Seller has not taken any action, and no event has occurred, that would reasonably be expected to adversely affect Seller’s status as an organization exempt from federal income taxation under Section 501(c)(3) of the Code.

(b) Seller has all requisite capacity, power and authority to execute, deliver and perform Seller’s obligations under this Agreement and each of the Transaction Documents to which Seller is a party. The execution and delivery of this Agreement and the Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized, and no other proceeding on the part of Seller is necessary. This Agreement and the

Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally, and the availability of equitable remedies.

3.2 Title to Equity Securities. Seller owns, beneficially and of record, one hundred percent (100%) of the Interests, free and clear of any and all Liens. The Interests will be transferred to Buyer at Closing pursuant to this Agreement, free and clear of any Liens. Other than this Agreement, Seller is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of any of the Interests.

3.3 Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, Educational Agency, or other Person is required to be made or obtained by Seller in connection with the authorization, execution, delivery and performance of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.

3.4 No Violation. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby will not:

(a) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Seller or the Company or any of its Subsidiaries under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature, in any case whether written or oral, by which Seller or the Company or any of its Subsidiaries or any of their respective assets may be bound or affected;

(b) violate or conflict with any Law or Educational Law;

(c) violate any provision of the charter documents, limited liability company agreement or similar organizational documents of Seller; or

(d) result in the creation or imposition of any Lien upon the Company or any of its Subsidiaries or any of their respective assets.

3.5 No Brokers or Finders. Except as set forth on Schedule 3.5, neither Seller nor any Affiliate thereof has retained any broker or finder or agreed to pay, or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement. Each payment obligation of Seller or any Affiliate thereof to any Person listed on Schedule 3.5 is a Seller Transaction Expense.

3.6 Litigation. There are no Proceedings pending or, to Seller’s Knowledge, threatened against or affecting Seller, or any properties or rights of Seller, that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Transaction Documents, and, to Seller’s Knowledge, no such Proceeding may be validly asserted.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

4.1 Organization; Good Standing; Authorization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the State of formation listed on Schedule 4.1. The Company and each of its Subsidiaries has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 4.1, which are all of the jurisdictions in which the nature of its business or assets requires it to so qualify. Complete and correct copies of the charter documents, limited liability company agreement or similar organizational documents of the Company and each of its Subsidiaries and all amendments thereto have been made available to Buyer.

4.2 Capitalization. The Interests constitute one hundred percent (100%) of the Equity Securities of the Company, and Seller is the sole record and beneficial owner of all of the Interests. The Interests have been validly issued. Except as set forth on Schedule 4.2, neither the Company nor any of its Subsidiaries has any outstanding Equity Securities or any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require the Company or any of its Subsidiaries to issue, transfer or sell, its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities, and there are no agreements containing profit participation or phantom equity features with respect to the Company or any of its Subsidiaries. The ownership of the Equity Securities of each Subsidiary of the Company is set forth on Schedule 4.2. Other than as set forth on Schedule 4.2, neither the Company nor any of its Subsidiaries owns or otherwise holds, directly or indirectly, any Equity Securities in any Person, nor does the Company or any of its Subsidiaries have the direct or indirect right or obligation to acquire any Equity Securities of any Person. The Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Securities, or any options, warrants or rights to directly or indirectly subscribe for or purchase its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities. There are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Equity Securities or other securities of the Company or any of its Subsidiaries. The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities, or other securities directly or indirectly convertible into or exchangeable for its Equity Securities, or any options, warrants or rights to directly or indirectly subscribe for or purchase its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities. No Equity Securities, or any securities directly or indirectly convertible into or exchangeable for Equity Securities, or any options, warrants or rights to directly or indirectly subscribe for or purchase Equity Securities, or any securities directly or indirectly convertible into or exchangeable for its Equity Securities, of the Company or any of its Subsidiaries are subject to, or have been issued in violation of, preemptive or similar rights.

4.3 Consents and Approvals. Except as set forth on Schedule 4.3, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person, including any party to any Contract, is required to be made or obtained by the Company or Seller in connection with the authorization, execution, delivery and performance by Seller or the Company of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby and thereby. Seller, the Company and each of its Subsidiaries has materially complied with all applicable Laws governing the administration, management and disposition of charitable assets, including any applicable state nonprofit corporation act, charitable trust act, or similar Law. AG Approvals required in connection with the transactions contemplated hereby are set forth on Schedule 4.3.

4.4 No Violation. Except as set forth on Schedule 4.4, the execution, delivery and performance by Seller and the Company of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of the Company or any of its Subsidiaries under, any Contract;

(b) violate or conflict with any Law;

(c) violate any provision of the charter documents, limited liability company agreement or similar organizational documents of the Company or any of its Subsidiaries; or

(d) result in the creation or imposition of any Lien upon the Interests.

4.5 Brokers or Finders. Except as set forth on Schedule 4.5, neither the Company nor any of its Subsidiaries nor any of their Affiliates has retained any broker or finder or agreed to pay, or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or the Transaction Documents.

4.6 Financial Statements and Financial Data.

(a) Attached as Schedule 4.6(a) are copies of (i) the audited consolidated statement of financial position for the members of the Company and its Subsidiaries as of December 31, 2025, December 31, 2024, and December 31, 2023, and the consolidated statement of activities and changes in net assets, and consolidated statement of cash flows of the Company and its Subsidiaries, for each of the years then ended (the “Audited Financial Statements”), and (ii) the balance sheet of the Company and each of its Subsidiaries, in each case as of June 30, 2026 (the “Balance Sheet”), and the related statements of income and cash flows for the six (6) months then ended ((i) and (ii) collectively, the “Financial Statements”).

(b) Except as set forth on Schedule 4.6(b), the Financial Statements (including the notes thereto) (A) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, (B) present fairly the assets, liabilities and financial condition of the Company and its Subsidiaries as of such dates and the results of operations and other comprehensive income, members’ equity and cash flows of the Company and its Subsidiaries for such periods, and (C) are true, accurate and complete in all material respects, and are consistent with the books and records of the Company and its Subsidiaries (which books and records are correct and complete in all material respects).

(c) The accounts payable and accruals of the Company and its Subsidiaries have arisen in bona fide arm’s-length transactions in the Ordinary Course of Business, and the Company and its Subsidiaries have been paying their respective accounts payable as and when due. There are no material unpaid invoices or bills representing amounts alleged to be owed by the Company and its Subsidiaries, or other material alleged obligations of the Company and its Subsidiaries, which the Company or any of its Subsidiaries has disputed or determined to dispute or refuse to pay.

(d) Seller has made available to Buyer true, correct and complete copies of (i) the Company’s and its Subsidiaries’ monthly operating forecasts for the 2026 fiscal year, including projected balance sheets and income statements, which are the most current forecasts prepared by or on behalf of the Company and its Subsidiaries as of the date hereof, and (ii) the Company’s and its Subsidiaries’ monthly operating forecasts for the 2027 fiscal year, including projected balance sheets and income statements, which are the most current forecasts prepared by or on behalf of the Company and its Subsidiaries as of the date hereof and as of the Closing Date.

4.7 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any Liabilities, except (a) as and to the extent specifically accrued for or reserved against in the Balance Sheet; (b) Liabilities which have arisen after the date of the Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations under a Contract (other than Liabilities relating to any breach or any fact or circumstance that with notice, lapse of time or both would result in a breach thereof by the Company); and (d) Liabilities specifically set forth on Schedule 4.7.

4.8 Absence of Changes or Events. Since December 31, 2025, there has not been any Material Adverse Effect. Except as disclosed in the applicable subsection of Schedule 4.8, since December 31, 2025, the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as disclosed in the applicable subsection of Schedule 4.8, since December 31, 2025:

(a) neither the Company nor any of its Subsidiaries has sold, leased, transferred, assigned or otherwise disposed of, any of its assets, other than sales of inventory in the Ordinary Course of Business;

(b) neither the Company nor any of its Subsidiaries has cancelled any debts owed to or claims held by the Company and its Subsidiaries (including the settlement of any claims or litigation) or waived any other rights held by the Company and its Subsidiaries other than in the Ordinary Course of Business;

(c) neither the Company nor any of its Subsidiaries has received any payment of claims against the Company and its Subsidiaries (including the settlement of any claims or litigation against the Company or any of its Subsidiaries);

(d) neither the Company nor any of its Subsidiaries has entered into any Contract involving more than $50,000 in any twelve (12) month period or $100,000 in the aggregate (except for offer letters setting forth the terms of an at-will employment arrangement);

(e) no party has terminated, canceled, amended, modified or accelerated any Contract that is listed or required to be listed on Schedule 4.11;

(f) no Liens, other than Permitted Liens, have been imposed on any of the assets of the Company or any of its Subsidiaries;

(g) neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of any Person or business;

(h) neither the Company nor any of its Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness;

(i) neither the Company nor any of its Subsidiaries has delayed the payment of accounts payable past the date when such obligation would have been paid in the Ordinary Course of Business, or accelerated the collection of accounts receivable in advance of when such accounts receivable would have been collected in the Ordinary Course of Business;

(j) neither the Company nor any of its Subsidiaries has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $100,000;

(k) neither the Company nor any of its Subsidiaries has transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(l) neither the Company nor any of its Subsidiaries has made or authorized any change in any of its organizational documents;

(m) neither the Company nor any of its Subsidiaries has issued, sold or otherwise disposed of any of its Equity Securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Securities;

(n) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Equity Securities;

(o) neither the Company nor any of its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to any of its material property;

(p) neither the Company nor any of its Subsidiaries has entered into any transaction with any Related Party (i) outside of the Ordinary Course of Business or (ii) with respect to any leases, subleases, licenses or any other Contract in which the Company or any of its Subsidiaries holds any rights to use or occupy any interest in real property;

(q) neither the Company nor any of its Subsidiaries has, (i) increased or decreased the compensation or benefits payable or provided to, or paid or promised any bonus to, any officer, director, manager, employee or independent contractor, other than cost of living wage or salary increases of less than three and three-tenths percent (3.3%) made in the Ordinary Course of Business for employees with annual base compensation of $100,000 or less; (ii) paid, granted, promised, increased or accelerated, or amended any existing arrangement to provide for, any severance, change in control, retention, termination, transaction-related or similar compensation or benefits payable to any officer, director, manager or employee; (iii) established, adopted, materially amended, modified or terminated any Employee Benefit Plan, or adopted any new Employee Benefit Plan; (iv) taken any action to accelerate the vesting or payment of, or funded or in any other way secured the payment of, any compensation or benefits under any Employee Benefit Plan; or (v) hired or terminated (other than for cause) any officer or employee with annual base compensation in excess of $100,000;

(r) neither the Company nor any of its Subsidiaries has made any loans or advances of money;

(s) neither the Company nor any of its Subsidiaries has made any material changes in its accounting policies, methods, principles or practices;

(t) neither the Company nor any of its Subsidiaries has made or rescinded any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting (except as required by a change in Law), filed any amended Tax Returns, signed or entered into any closing agreement or settlement, settled or compromised any claim or assessment of Tax liability, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit to the Company and its Subsidiaries, Buyer or their respective Affiliates; and

(u) neither the Company nor any of its Subsidiaries has entered into any agreement, understanding or commitment to do any of the foregoing.

4.9 Assets.

(a) The Company and its Subsidiaries own good and marketable title to, or a valid right to use, all of the tangible and intangible assets and property used or held for use in connection with their business (the “Assets”), free and clear of any and all Liens other than the Permitted Liens. The tangible and intangible assets and property to which the Company and its Subsidiaries have good and marketable title to, or a valid right to use, are sufficient to enable the business of the Company and its Subsidiaries to be conducted immediately after the Closing in the same manner as the business of the Company and its Subsidiaries has been conducted since December 31, 2025. All material items of tangible personal property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair consistent with industry standards, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. None of the personal or movable property constituting Assets is located anywhere other than at the Leased Real Property. Seller does not hold title to or otherwise own or hold any Assets or other tangible or intangible assets used or held for use in connection with the Company and its Subsidiaries’ businesses.

(b) The Company and its Subsidiaries have good title to (a) all of the properties and assets reflected as being owned by the Company and its Subsidiaries on the Financial Statements (except for properties and assets sold, leased or otherwise disposed of since the date thereof in the Ordinary Course of Business) and (b) all properties and assets acquired by the Company and its Subsidiaries since the date of the Financial Statements (except for properties and assets subsequently sold, leased or otherwise disposed of following their acquisition in the Ordinary Course of Business), in each case, free and clear of all Liens, except for Permitted Liens. Such property and assets of the Company and its Subsidiaries are free from defects and are in good operating condition and repair (subject to normal wear and tear in light of their respective ages), are usable in the ordinary course of business, are adequate and suitable for their respective present uses and have been maintained in accordance with normal industry practice. The assets and properties of the Company and its Subsidiaries are all of the assets and properties necessary for the Company and its Subsidiaries to continue to operate their respective businesses immediately after the Closing in the same manner as such business is conducted immediately prior to the Closing. There are no material assets used in the operation of the business of the Company and its Subsidiaries that are owned by any Person other than the Company or a Subsidiary thereof.

4.10 Intellectual Property Rights; IT and Data Security.

(a) Schedule 4.10(a) contains a description and list of (i) all items of applied-for and registered, Intellectual Property owned or licensed by the Company or any of its Subsidiaries (indicating for each, the jurisdiction, registration number or application number and date issued or, if not issued, date filed), and (ii) all material unregistered Intellectual Property, including material unregistered Trademarks and Software.

(b) Schedule 4.10(b)(i) contains a list of all Intellectual Property licensed to the Company and its Subsidiaries (excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrink-wrap or “click-to-accept” end-user non-negotiated agreements with a replacement cost or annual license fee of less than $50,000) and any license or other agreement relating thereto. Schedule 4.10(b)(ii) contains a list of all Intellectual Property licensed by the Company and its Subsidiaries to any Person and any license or other agreement relating thereto. The Company and its Subsidiaries are in compliance with the terms of the Intellectual Property licenses, including the licenses to the Intellectual Property set forth on Schedule 4.10(b)(i) and Schedule 4.10(b)(ii), in all material respects. Immediately following the Closing, the Company and its Subsidiaries will be permitted to exercise all of their rights in, to and under all Intellectual Property set forth on Schedule 4.10(b)(i) to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement or the Transaction Documents not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which the Company and its Subsidiaries would otherwise be required to pay for the use of such Intellectual Property in the Ordinary Course of Business.

(c) The Company and its Subsidiaries exclusively own and possess all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable license set forth on Schedule 4.10(b)(i), all Intellectual Property necessary for or used in the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all Liens (the “Company Intellectual Property”). All Company Owned Intellectual Property has been developed by employees of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any such Company Owned Intellectual Property to a third party. No Company Owned Intellectual Property is subject to any Contract with a third party pursuant to which the Company and its Subsidiaries have deposited, or would be required to deposit, into escrow any of the Company Owned Intellectual Property for the benefit of such third party. Each employee of the Company and its Subsidiaries who has contributed to the development, creation, invention, or authorship of any Company Owned Intellectual Property has (i) assigned all such employee’s rights in such Company Owned Intellectual Property to the Company and its Subsidiaries through the execution of a written agreement, and (ii) agreed not to disclose Confidential Information of the Company and its Subsidiaries to any third party or make any improper use of such Confidential Information. True, correct and complete copies of all such assignments and agreements, or a representative copy of the form of such assignments or agreements, have been provided to Buyer. None of the Company Owned Intellectual Property is invalid or unenforceable in whole or in part. No loss or expiration of any of the Company Owned Intellectual Property is pending, reasonably foreseeable or threatened, except for Patents expiring at the end of their statutory term. The Company and its Subsidiaries have taken all actions necessary or reasonably advisable, performed all customary or prudent acts, recorded or filed all documents and paid all fees and Taxes (to the extent applicable) required or reasonably advisable to protect and maintain in full force and effect the Company Owned Intellectual Property. Seller does not own or hold any Intellectual Property that is used in any way by the Company and its Subsidiaries.

(d) Except as set forth on Schedule 4.10(c), (i) there have been no claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property and there is no basis for any such claim, (ii) the Company and its Subsidiaries have not received any notices, and there are no facts which indicate a likelihood, of any infringement or misappropriation by, or conflict with, the Company and its Subsidiaries or any other Person with respect to any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) the conduct of the business of the Company and its Subsidiaries and the use of the Company Intellectual Property in connection with the business of the Company and its Subsidiaries has not, and does not, infringe, misappropriate, conflict with or otherwise violate any Intellectual Property of any other Person, (iv) the Company and its Subsidiaries have not engaged, and are not engaging, in unfair competition prohibited by Law against any third party, (v) the Company Owned Intellectual Property has not been, and is not being, infringed, misappropriated, violated or conflicted by any other Person and (vi) no other Person has engaged, or is engaging, in unfair competition prohibited by Law against the Company and its Subsidiaries.

(e) The Company has not included and does not include any Company Data in any prompts or inputs into any third party AI Technology, except in cases where the AI Technology is licensed pursuant to an enterprise level license that ensures that all inputs and outputs shall remain confidential and owned by the Company, and that the AI Technology uses such information solely for the purpose of delivering a service to the Company and not for any other purpose, including to train the machine learning or algorithm of such tools or improve the services related to such tools. The Company has implemented and maintained reasonable and appropriate protocols and safeguards to monitor and control any and all use of AI Technology by or on behalf of the Company, including protocols and safeguards designed to mitigate material risks of regurgitation, infringement or violation of another Person’s intellectual property rights or any other rights. Except as set forth on Schedule 4.10(e), all Curricula were created by a human being and not using any AI Technology, including generative artificial intelligence tools.

(f) The Company and its Subsidiaries have sufficient rights to use all IT Systems used in the business of the Company and its Subsidiaries. The IT Systems currently used by the Company and its Subsidiaries are sufficient for the current needs of the business of the Company and its Subsidiaries, including as to capacity and ability to process current peak volumes in a timely manner. Immediately following the Closing, the Company and its Subsidiaries will be permitted to exercise all of their rights in and to such IT Systems to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement and the Transaction Documents not occurred, and without the payment of any additional funds other than ongoing fees, royalties or payments which the Company and its Subsidiaries would otherwise be required to pay for the use of such Intellectual Property in the Ordinary Course of Business. None of the IT Systems contains Malicious Code. The Company and its Subsidiaries have established and maintain commercially reasonable measures, all of which at a minimum comport with generally accepted industry standards, to ensure that the IT Systems, and all Software, information and data residing on its IT Systems or otherwise used by the Company, are free of Malicious Code. In the past five (5) years, there have been no bugs in, or breaches, failures, breakdowns or continued substandard performance of, any IT Systems that have caused a substantial disruption or interruption in or to the use of such IT Systems by the Company and its Subsidiaries or the conduct of their respective businesses, and there has been no unauthorized intrusion or breach of the security of any of the IT Systems. The Company and its Subsidiaries have adopted and implemented disaster recovery and business continuity plans, policies and procedures which, at a minimum, are sufficient to comply with all applicable laws and regulations, and to meet the needs of the Company and its Subsidiaries in the event the performance of any IT Systems is temporarily or permanently impeded or degraded due to any natural disaster or other event outside the reasonable control of the Company and its Subsidiaries, which disaster recovery and business continuity plans and capabilities are tested by or on behalf of the Company and its Subsidiaries at least annually. The Company and its Subsidiaries have complied in all material respects with all terms of use, terms of service, and all associated policies and guidelines relating to their respective use of any social media platforms, sites, or services in the conduct of the business of the Company and its Subsidiaries (collectively, “Platform Agreements”). There are no actions pending or threatened alleging (i) any breach or other violation of any Platform Agreement by the Company and its Subsidiaries or (ii) defamation, any violation of publicity rights of any Person, or any other violation by the Company and its Subsidiaries in connection with their respective use of social media or their websites in the conduct of the business of the Company and its Subsidiaries.

(g) The Company and its Subsidiaries and, to the Knowledge of the Company, Third Party Processors are and have at all times been in compliance with all Data Privacy and Security Laws. The Company and its Subsidiaries have, in compliance with applicable Data Privacy and Security Laws, developed and implemented, and currently maintain and use, a comprehensive, written information security program that includes administrative, technical, and physical safeguards designed (A) to protect and maintain the operation, confidentiality, integrity and security of Company Data, the Company’s or its Subsidiaries’ Software, IT Systems, and websites that are involved in the Processing of Company Data; (B) to protect against any anticipated threats or hazards to the security or integrity of the Company Data; and (C) to prevent unauthorized access to, and use or disclosure of, such information that could result in substantial harm or inconvenience to any customer. The Company has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to, the IT Systems (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities. Neither the Company nor any of its Subsidiaries have experienced any actual or suspected Security Incident and neither the Company nor any of its Subsidiaries are aware of any facts suggesting the likelihood of the foregoing. No circumstance has arisen in which: (i) Data Privacy and Security Laws would require the Company to notify any Governmental Authority or Educational Agency of a Security Incident; or (ii) would require the Company to notify any Persons of a Security Incident. The Company has not, nor has any Person acting on the Company’s behalf or direction: (A) paid any perpetrator of, or party making a threat regarding, any Security Incident or (B) paid any Person with actual or alleged information about a Security Incident, pursuant to a request for payment from or on behalf of such perpetrator or other Person. Neither the Company nor any of its Subsidiaries have been threatened in writing to be charged with any violation by any Governmental Authority or Educational Agency or been subject to any Actions, investigations, notices or requests from any Governmental Authority or Educational Agency or any other Person in relation to its compliance with applicable Data Privacy and Security Laws, and neither the Company nor any of its Subsidiaries are aware of any facts suggesting the likelihood of the foregoing. Company employees and/or independent contractors have received training regarding privacy and information security that is relevant to each such employee and contractor’s role and responsibility within the Business and such employee or contractor’s access to Company Data and the IT Systems.

(h) The Company, as applicable, has responded to all requests received by the Company from individuals (or other Persons representing individuals) seeking to exercise any data protection or privacy rights (including rights to access, correct, or delete Personal Information, to restrict or object to processing of Personal Information, or relating to data portability), unless the Company, as applicable, is not permitted to respond to any such request pursuant to applicable Law, Educational Law or any Contract.

(i) To the extent that Company utilizes any Third Party Processors to Process any Company Data, Company has contractual terms relating to the protection and use of Company Data, including obligations to (A) comply with applicable Law, including Data Privacy and Security Laws, (B) implement an appropriate written information security program that includes reasonable administrative, technical, and physical safeguards, (C) restrict Processing of Company Data solely to the extent needed to provide services under the contractual agreement, and (D) ensure the return or adequate disposal or destruction of Company Data upon request or termination of the contractual agreement. Company has taken reasonable measures to ensure that these Third Party Processors are capable of complying and have complied with their contractual obligations.

(j) The consummation of the transactions contemplated by the Transaction Documents will not cause the Company or its Subsidiaries to breach or otherwise be in violation of any Data Privacy and Security Laws or require the consent of any third party in respect of the Company’s continued right to use any Company Data. The Company owns all right, title and interest in and to the Company Data and has the right to use the Company Data as currently used in the operation of its business. The Company has all rights, consents, or authorizations necessary under the Data Privacy and Security Laws to Process the Company Data currently Processed by the Company in connection with the operation of its business. Following the Closing, the Company will be able to continue using the Company Data in substantially the same manner as the Company did prior to the Closing.

(k) The Company and its Subsidiaries have taken all reasonable steps to safeguard and maintain the confidentiality and security of all trade secrets and Protected Data and the Company and its Subsidiaries have otherwise complied with all obligations to third parties relating to confidentiality and security.

4.11 Contracts.

(a) Schedule 4.11(a) is a list (by reference to the applicable subsection hereof) of:

(i) all Contracts that require the Company and its Subsidiaries to pay, or entitle the Company and its Subsidiaries to receive, or could result in obligations of the Company and its Subsidiaries in the amount of, $10,000 or more in any twelve (12) month period or $20,000 or more in the aggregate (except for offer letters setting forth an at-will employment arrangement);

(ii) all Contracts that restrict the Company or any of its Subsidiaries or any of their respective present or future Affiliates from (A) competing with or engaging in any business activity anywhere in the world or (B) soliciting for employment, hiring or employing any Person;

(iii) all Contracts for acquisitions or dispositions (whether by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which the Company or any of its Subsidiaries have continuing obligations or rights;

(iv) all Contracts of the Company or any of its Subsidiaries concerning joint venture or partnership agreements, or the sharing of profits;

(v) all Contracts whereby the Company or any of its Subsidiaries leases, subleases, licenses or otherwise holds any rights to use or occupy any interest in real property (the “Real Property Leases”);

(vi) all Contracts of the Company or any of its Subsidiaries with respect to Indebtedness;

(vii) all Contracts or Affiliation Agreements with the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority or Educational Agency, on the other hand (and to the extent any such Contract involves a small business or other preferential “set aside”, such “set aside” shall be noted on Schedule 4.11(a)(vii));

(viii) all Contracts pursuant to which the Company or any of its Subsidiaries leases, is licensed or otherwise authorized to use or distribute any Intellectual Property of any other Person or which otherwise affect the ability of the Company and its Subsidiaries to use any Company Intellectual Property material to its business as currently conducted;

(ix) all Contracts pursuant to which the Company or any of its Subsidiaries leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any Company Intellectual Property;

(x) all collective bargaining agreements entered into by the Company or any of its Subsidiaries;

(xi) all Contracts of the Company or any of its Subsidiaries with respect to the employment or retention of any individual on a full-time, part-time, consulting, temporary or other basis or providing change in control, retention, or severance benefits (including through any staffing agency) (other than offer letters setting forth the terms of an at-will employment arrangement which is terminable without any Liability to the Company and its Subsidiaries);

(xii) all Contracts with any subcontractor, staffing agency, or other Person who employs or engages Contingent Workers that perform services for the Company and its Subsidiaries;

(xiii) all Contracts of the Company and its Subsidiaries with Top Suppliers;

(xiv) all Contracts with respect to the lease of personal property in excess of $50,000 per annum or $100,000 in the aggregate;

(xv) all Contracts that, together with any related Contracts, provide for capital expenditures in excess of $100,000 for any single project or related series of projects (including a schedule of the amount of capital expenditures provided for pursuant to each such Contract);

(xvi) all Contracts with a term of more than twelve (12) months from the date hereof (unless terminable by the Company and its Subsidiaries without payment or penalty upon no more than sixty (60) days’ prior notice);

(xvii) all clinical affiliation Contracts relating to the top five (5) largest clinical affiliations for each campus of the School that cover clinical placements in which students at the School enrolled in any program with a clinical component were placed during the period between July 1, 2025, and June 30, 2026 (“Affiliation Agreements”);

(xviii) all Contracts with Studio and any Affiliate of Studio; and

(xix) all Contracts to which the Company and its Subsidiaries are subject not made in the Ordinary Course of Business or that are otherwise material to the Company and its Subsidiaries, taken as a whole.

(b) Complete and correct copies of the Contracts listed or required to be listed on Schedule 4.11(a), together with all modifications and amendments thereto, have previously been delivered to Buyer. Each of the Contracts listed on Schedule 4.11(a) is in full force and effect, is valid and enforceable in accordance with its terms, and is not subject to any claims, charges, set-offs or defenses. Except as set forth on Schedule 4.11(b), the Company and its Subsidiaries are not in breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by the Company and its Subsidiaries of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Contract and, to the Knowledge of the Company, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company and its Subsidiaries under, or in any manner release any party thereto from any obligation under, any Contract.

(c) None of the Company, any of its Subsidiaries or Seller has been notified by any counterparty to any Contract that such counterparty is terminating or intends to terminate such Contract.

(d) None of the Company, any of its Subsidiaries or Seller has modified, supplemented or amended any Contract, or waived performance by any other party thereto of any covenant thereunder.

(e) No party to any of the Contracts has ever challenged or disputed any Contract listed on Schedule 4.11(a), or otherwise taken any action against Seller or the Company or any of the Company’s Subsidiaries (in writing or otherwise) which would be reasonably likely to result in an adverse effect on any of the Contracts.

4.12 Litigation. Except as set forth on Schedule 4.12(a), there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, the Leased Real Property or any of the current or former officers, directors, managers, or employees of the Company or any of its Subsidiaries related to the Company and its Subsidiaries or its operations, nor, to the Knowledge of the Company and its Subsidiaries, is there any reasonable basis for any such Proceeding. Except as set forth on Schedule 4.12(b), there are no Proceedings pending or threatened by the Company or any of its Subsidiaries. Schedule 4.12(c) sets forth a list and description of all Proceedings made, filed, otherwise initiated or threatened in connection with the Company or any of its Subsidiaries or any of the current or former officers, directors, managers, or employees of the Company or any of its Subsidiaries related to the Company and its Subsidiaries or its operations that have been resolved in the past five (5) years. Schedule 4.12(d) sets forth any Order to which the Company or any of its Subsidiaries is subject.

4.13 Compliance with Applicable Laws. Except as set forth on Schedule 4.13, the Company and each of its Subsidiaries are, and have at all times been, in compliance with all Laws in connection with the conduct, ownership, use, occupancy or operation of their business and the Assets, and none of the Company, any of its Subsidiaries or Seller has received notice during the past five (5) years of any actual or alleged violation of any Law. For purposes of this Section 4.13, notice shall include any request for information in connection with a government inquiry, potentially responsible party letter, notice of violation or potential violation, demand letter, inquiry, complaint or claim from any Governmental Authority or third party.

4.14 Licenses and Permits. The Company and its Subsidiaries hold, have at all times held, and immediately following the Closing will hold all Permits necessary for the conduct, ownership, use, occupancy or operation of their respective business or the Assets. The Company and its Subsidiaries are and have at all times been in compliance with all such Permits, and none of the Company, any of its Subsidiaries or Seller has received any notice to the contrary during the past five (5) years. All such Permits are identified on Schedule 4.14 and complete and correct copies thereof have been made available to Buyer.

4.15 Health, Safety and Environment.

(a) The Company and its Subsidiaries are and have at all times been in compliance with all Environmental and Safety Requirements.

(b) Neither the Company nor any of its Subsidiaries has been subject to, or received any notice of, any Proceeding related to the presence or alleged presence of Hazardous Materials in, under or upon or migrating to or from any real property currently or formerly owned, leased or used by (i) the Company or its Subsidiaries or any of its predecessors or (ii) any Person that has, at any time, transported, treated, stored or disposed of Hazardous Material on behalf of the Company or its Subsidiaries or any of their predecessors at, to, or from any real property currently or formerly owned, leased or used by the Company or its Subsidiaries or its predecessors.

(c) There has been no Release or threatened Release of any Hazardous Material on, at, under, to or about any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries or any of their predecessors in a quantity or condition that would reasonably be expected to result in the Company or any of its Subsidiaries incurring any Liability under any Environmental and Safety Requirements, and no facts, circumstances or conditions otherwise exist with respect to real property currently or formerly owned, leased or used by the Company and its Subsidiaries or any of its predecessors that could reasonably be expected to result in the Company and its Subsidiaries incurring any Liability under any Environmental and Safety Requirements.

(d) There (i) are no present events, conditions, circumstances, activities, practices, incidents, or actions, with respect to any period of time during which the Company or any of its Subsidiaries owned, leased or used any real property in the conduct of its business, and (ii) there have been no past events, conditions, circumstances, activities, practices, incidents, or actions, to the Company’s Knowledge, with respect to any period of time during which the Company and its Subsidiaries did not own, lease, or use any real property in the conduct of their respective businesses, in either case, that would reasonably be expected to (x) interfere with or prevent continued compliance with any Environmental and Safety Requirements by the Company or its Subsidiaries, or (y) form the basis of any Proceeding against or involving the Company or its Subsidiaries, any real property presently or previously owned, leased, or used by the Company or any of its Subsidiaries or their predecessors, or any off-site disposal or treatment site used by or on behalf of the Company or its Subsidiaries or any of their respective predecessors under any Environmental and Safety Requirements or related common law theories, or (z) otherwise give rise to any Liability of the Company and its Subsidiaries under any Environmental and Safety Requirements or related common law theories.

(e) Neither the Company nor any of its Subsidiaries has undertaken or assumed (by operation of law or otherwise) any Liability, or provided an indemnity, with respect to any Liability for any third party related to any Environmental and Safety Requirements or Hazardous Material.

(f) There are no underground storage tanks or related piping, landfills, surface impoundments, sumps, septic systems, waste disposal areas, wastewater treatment systems, radioactive materials, underground injection wells or monitoring wells located on, under or at any real property currently or, to the Company’s Knowledge, formerly owned, leased or used by the Company or any of its Subsidiaries or any of their predecessors, and neither the Company’s activities nor its Subsidiaries’ activities expose, and have not exposed, any Person to Hazardous Material in any manner that could result in liability to the Company or its Subsidiaries.

(g) Seller has provided Buyer with complete and correct copies of all environmental assessments, reports, manifests and environmental data in the possession or control of Seller or the Company or any of its Subsidiaries pertaining to the Company and its Subsidiaries, its business, the Assets or any real property owned, leased or used at any time in the conduct of the business of the Company and its Subsidiaries, whether generated by the Company or any of its Subsidiaries or any third party.

4.16 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete. All Taxes owed by or with respect to the Company and its Subsidiaries, whether or not shown to be due on any such Tax Return, have been timely paid.

(b) The Company and its Subsidiaries have timely withheld and paid over to the appropriate Governmental Authority all Taxes which the Company and its Subsidiaries are required to withhold from amounts paid or owing to any employee, shareholder, member, creditor, holder of securities or other third party, and the Company and its Subsidiaries have complied with all information reporting (including Internal Revenue Service Forms W-2 and 1099) and backup withholding requirements, including maintenance of required records with respect thereto. The Company and its Subsidiaries have consistently treated any workers that are treated as independent contractors (and any similarly situated workers) as independent contractors for purposes of Section 530 of the Revenue Act of 1978.

(c) There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) the Interests or any of the assets of the Company and its Subsidiaries, except for statutory Liens for current Taxes not yet due and payable.

(d) There are no: (i) pending or threatened claims by any Governmental Authority with respect to Taxes relating or attributable to the Company and its Subsidiaries or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax liability of the Company and its Subsidiaries claimed, issued or raised by any Governmental Authority that has not been properly reflected in the Financial Statements.

(e) The Company and its Subsidiaries have not (i) waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired or (ii) been the beneficiary of any extension of time within which to file any Tax Return.

(f) Neither Buyer nor any of its Affiliates (including following the Closing, the Company and its Subsidiaries) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. Income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; or (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date.

(g) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any Tax Sharing Agreement. Neither the Company nor any of its Subsidiaries has any potential liability (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(h) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any closing or similar agreement, Tax abatement or similar agreement or any other agreements with any Governmental Authority with respect to any period for which the statute of limitations has not expired. Neither the Company nor any of its Subsidiaries has any potential liability (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement.

(i) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract (including any Tax Sharing Agreement) or otherwise. Other than Seller’s IRS Form 990 (Return of Organization Exempt From Income Tax), neither the Company nor any of its Subsidiaries has been included in any “consolidated”, “unitary”, “combined” or similar Tax Return provided for under the United States or any non-U.S. jurisdiction or any state.

(j) Neither the Company nor any of its Subsidiaries has ever participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(k) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal Income Tax purposes.

(l) Neither the Company nor any of its Subsidiaries has, or has ever had, a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns and pay Taxes that the Company or its Subsidiaries is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(m) The Company and its Subsidiaries have timely and properly collected and maintained all material resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from the Company and its Subsidiaries.

(n) Each of the Company and its Subsidiaries is, and at all times since their respective formations have been, properly treated as disregarded as an entity separate from Seller within the meaning of Treasury Regulation Section 301.7701-3 (and any comparable or similar applicable provision of state and local Law). No election on Internal Revenue Service Form 8832 (Entity Classification Election) or any similar form has been filed with respect to the Company or any of its Subsidiaries to be treated as a corporation or partnership or otherwise to change the default classification of such entity for U.S. federal income Tax purposes (or any comparable or similar applicable provision of state or local Law).

4.17 Insurance Policies. Schedule 4.17(a) contains a true and complete list of all insurance policies (including self-insurance) to which the Company or any of its Subsidiaries is a party or which provide coverage to or for the benefit of or with respect to the Company or any of its Subsidiaries or any director, manager, officer or employee of the Company or any of its Subsidiaries in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured (including applicable member(s) of the Company and its Subsidiaries), the insurer, the expiration date of each policy and the amount of coverage. True and complete copies of all such Insurance Policies have been made available to Buyer. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing. The Company and its Subsidiaries are current in all premiums or other payments due under the Insurance Policies and have otherwise complied with all of their obligations under each Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is bound. The Company and its Subsidiaries have given timely notice to the insurer of all claims that may be insured thereby under any Insurance Policy. Each outstanding claim under any Insurance Policy is listed on Schedule 4.17(b). The reserve estimates on all outstanding claims under any of the Insurance Policies (a) have been made in good faith, (b) have been provided by or verified by a Person qualified in determining such estimates, and (c) to the Company’s Knowledge are accurate. No facts currently exist, or to the Company’s Knowledge are reasonably likely to occur, which would result in a material change to any estimates on any outstanding claims under any of the Insurance Policies. During the past five (5) years, neither the Company nor any of its Subsidiaries has been refused any insurance by, nor has coverage been limited by, any insurance carrier with which the Company or any of its Subsidiaries has carried insurance or any other insurance carrier to which the Company or any of its Subsidiaries has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy. No Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries. No insurer or Governmental Authority has any outstanding requirements related to risk improvements that would reasonably be expected to result in a material capital expenditure to the Company and its Subsidiaries.

4.18 Employee Benefit Plans.

(a) Schedule 4.18(a) sets forth a complete and correct list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company and its Subsidiaries have provided Buyer the most recent complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, any summaries of material modifications and any insurance contracts or service provider agreements and any amendments thereto); (ii) the three (3) most recent annual reports, actuarial reports or financial reports; (iii) the three (3) most recent annual reports (IRS Form 5500 series) filed with the United States Department of Labor (the “DOL”) (with all applicable attachments); (iv) the most recent determination or opinion letter, if any, received from the IRS; (v) any communication to or from any Governmental Authority or to or from any Employee Benefit Plan participant, including a written description of any oral communication; (vi) any comparable documents with respect to Employee Benefit Plans subject to any foreign Laws that are required to be prepared and filed under the applicable Laws of such foreign jurisdiction; and (vii) with respect to any unwritten Employee Benefit Plan, a written summary of its material terms. No Employee Benefit Plan is sponsored by a third party professional employer organization.

(b) None of the Company, its Subsidiaries or any ERISA Affiliate thereof has at any time maintained, sponsored, participated in, made contributions to or has had any other Liability or potential Liability with respect to a plan which is or was (i) a “single employer” defined benefit plan or any “multiemployer plan” (as each defined in ERISA Section 3(37) or 4001(a)(3)), (ii) a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40) (or other plan, program, arrangement or trust providing for or funding the welfare of any of the employees or former employees or beneficiaries thereof of the Company and its Subsidiaries), (iv) a plan subject to Section 302 or Title IV of ERISA or Code Section 412 or Code Section 430 or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(c) Each Employee Benefit Plan, and the trust, if any, forming a part thereof that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS that such Employee Benefit Plan is so qualified, and since the date of such determination nothing has occurred, and there are no existing circumstances or events that could reasonably be expected to result in any revocation of, or a change to such favorable determination letter.

(d) Each Employee Benefit Plan has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for Income Tax exclusions to its participants, Tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.

(e) There are no Proceedings or claims pending or threatened with respect to any Employee Benefit Plan or the assets thereof (other than routine claims for benefits), and there are no facts which could give rise to any Liability, action, suit, investigation or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Employee Benefit Plan or the assets thereof. The Company, its Subsidiaries or any ERISA Affiliate thereof does not have any Liability by reason of any Person being improperly excluded from participating in any Employee Benefit Plan or any Person being improperly allowed to participate in any Employee Benefit Plan.

(f) No Employee Benefit Plan is under audit or investigation by, or is the subject of a Proceeding with respect to, any Governmental Authority, including the IRS, the DOL or the Pension Benefit Guaranty Corporation.

(g) Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms and the terms of any applicable collective bargaining agreement, and in compliance with the applicable provisions of ERISA, the Code and any other applicable Law. All required reports with respect to each Employee Benefit Plan have been timely and accurately filed with the IRS, the DOL and the Pension Benefit Guaranty Corporation and, as appropriate, provided to participants in the Employee Benefit Plan. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been timely made or properly accrued. All reports and descriptions (including Form 5500 annual reports, Forms 1094-C and 1095-C, summary annual reports, summaries of benefits and coverage and summary plan descriptions) have been timely filed and distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan.

(h) None of the Company, any of its Subsidiaries, Seller, any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plans, the Company and its Subsidiaries or any officer, director, manager, or employee of the Company or any of its Subsidiaries to any liability or any penalty or Tax under Sections 409, 502(c), 502(i), 502(l) or 4971 of ERISA or Chapter 43 of the Code.

(i) Each Employee Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, “COBRA”) or the requirements of the Health Insurance Portability and Accountability Act of 1986, as amended, has been administered in compliance with such requirements. No Employee Benefit Plan provides post-retirement medical, life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Company or any of its Subsidiaries other than as required pursuant to COBRA.

(j) The Company and each of its Subsidiaries have complied, and are in compliance, with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or could reasonably be expected to incur, any Tax or other penalty or liability with respect to the PPACA, the reporting requirements under Sections 6055, 6056, 4376 or 6051 of the Code, as applicable, or under Sections 4980D or 4980H of the Code.

(k) The Company and its Subsidiaries have, for purposes of each relevant Employee Benefit Plan, correctly classified those individuals performing services for the Company and its Subsidiaries as common law employees, leased employees, independent contractors or agents of the Company and its Subsidiaries.

(l) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code has been administered and drafted or amended, in such a manner so that the additional Tax described in Section 409A(a)(1)(B) of the Code will not be assessed against any individual participating in any such Nonqualified Deferred Compensation Plan with respect to benefits due or accruing thereunder. The Company and its Subsidiaries are not under any current or contingent obligation to gross-up, indemnify, reimburse, make whole any Person for any Taxes or related interest or penalties imposed by Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(m) Each Employee Benefit Plan may be amended, terminated, modified or otherwise revised by its plan sponsor, on and after the Closing, without further liability to the plan sponsor or the Company and its Subsidiaries.

(n) There currently is not and never has been any Employee Benefit Plan of the Company or any of its Subsidiaries or any ERISA Affiliate that is or has been subject to the Laws of a jurisdiction other than the United States.

(o) Neither the execution and delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby could (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee or service provider of the Company, any of its Subsidiaries or any ERISA Affiliate thereof; (ii) increase any benefits otherwise payable or the forgiveness of any loan under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or its Subsidiaries or any other Person to amend or terminate any Employee Benefit Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

4.19 Employees; Labor Relations.

(a) Schedule 4.19(a)(i) lists the employees of the Company and each of its Subsidiaries as of the date hereof, setting forth the employer/engaging entity, name, title, current base salary or hourly wage, total compensation (including bonuses) for such Person for the year ended December 31, 2025, employment location, leave status (if applicable), immigration status (e.g., H-1B) of any employee who is a foreign national, and, for employees, status as exempt or non-exempt from overtime requirements. Except as set forth on Schedule 4.19(a)(i), none of the employees of the Company or any of its Subsidiaries are on short-term or long-term disability, military, medical or other leave. Schedule 4.19(a)(ii) lists all Contingent Workers of the Company or any of its Subsidiaries during the three (3) years prior to the date hereof, setting forth the name, title or description of services, employing or engaging entity, compensation details, work location, whether engaged pursuant to a written agreement and termination terms. The Company and its Subsidiaries do not use and have not during the past five (5) years used the services of any professional employer organization (PEO) or any similar labor provider.

(b) There has been no increase in the compensation or rate of compensation payable to any employee of the Company or any of its Subsidiaries that, individually or in the aggregate, exceeds three and three-tenths percent (3.3%) of such employee’s compensation or rate of compensation as of December 31, 2025. There has not been any promise to any employee listed on Schedule 4.19(a)(i), orally or in writing, of any bonus or increase in compensation relative to the amounts set forth on Schedule 4.19(a)(i), whether or not legally binding.

(c) No current employee of the Company or any of its Subsidiaries has given notice of his or her intent to terminate such employment and no notice of termination has been given to any employee by the Company or any of its Subsidiaries. To the Company’s Knowledge, no officer, employee, consultant or independent contractor of the Company and its Subsidiaries (i) intends to terminate his, her or its employment relationship or engagement with the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement or otherwise in the twelve (12) months immediately following the Closing, or (ii) is a party to or bound by any confidentiality, non-competition, non-solicitation, proprietary rights or other agreement that would restrict in any material respect the performance of such Person’s duties or the ability of the Company and its Subsidiaries to conduct their business.

(d) There have not been any “employment losses” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and other similar state laws (the “WARN Act”) impacting any employees or Contingent Workers of the Company and its Subsidiaries within the past six (6) months. There have not been any “plant closings,” “mass layoffs,” or other similar actions within the meaning of the WARN Act impacting any employees or Contingent Workers of the Company and its Subsidiaries within the past five (5) years.

(e) No labor union, labor organization, or other employee representative body represents or purports to represent any of the employees or Contingent Workers of the Company and its Subsidiaries and neither the Company nor any of its Subsidiaries is a party to or obligated with respect to any collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. No labor strike, slowdown, work stoppage, or union organizational activity or other similar occurrence (whether or not resolved) has occurred or been threatened at any time during the past five (5) years, or is pending or threatened, against or impacting the Company and its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is, or has ever been, a party to or otherwise bound by any judgment, citation, decree or Order by any Governmental Authority relating to employees, Contingent Workers, or employment practices, and there are no Governmental Authority conciliation agreements, noncompliance findings or audits or investigations pending or in effect with respect to employees, Contingent Workers, or employment practices of the Company and its Subsidiaries. Copies of all material correspondence with any Governmental Authorities relating to employees, Contingent Workers, or employment practices have been made available to Buyer. The Company and each of its Subsidiaries, and to the Company’s Knowledge, each employer of Contingent Workers are and have at all times been in compliance with all Laws, as well as their own policies, pertaining to employment, employment practices and the employment or engagement of labor, including any Laws or policies governing or concerning terms and conditions of employment, equal employment opportunities, discrimination, harassment, retaliation, wages, hours, occupational safety and health, affirmative action, labor relations, collective bargaining, employment taxes, unemployment compensation, workers’ compensation, disability, immigration, temporary workers, independent contractors, and plant closings or layoffs. Except as set forth on Schedule 4.19(f), there are no, and during the past five (5) years have been no, lawsuits, administrative charges, arbitrations or other dispute resolution proceedings pending, commenced or threatened relating to any alleged violation of any Law pertaining to employment or employment practices relating to any current or former employee or Contingent Worker of the Company and its Subsidiaries.

(g) The Company and its Subsidiaries have timely paid in full to each current or former employee or, if not past due, adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(h) The Company and its Subsidiaries have, at all times, properly classified in accordance with all applicable Laws all of their service providers, including the Contingent Workers, as either employees or non-employees and, with respect to employees, as exempt or non-exempt from overtime or working hours requirements and have made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

(i) Each employee and Contingent Worker is: (i) a United States citizen; (ii) a lawful permanent resident of the United States; or (iii) an alien authorized to work in the United States, and the Company and its Subsidiaries have only ever employed or engaged, including as Contingent Workers, individuals authorized to work in the United States, in full compliance with the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (“IRCA”), and the rules and guidance promulgated by the U.S. Citizenship and Immigration Services (“USCIS”) and the DOL. The Company and its Subsidiaries and, to the Company’s Knowledge, each employer of Contingent Workers have complied in all material respects with the requirements of the IRCA, have completed and maintained a Form I-9 (Employment Eligibility Verification) for each of their respective employees and former employees and each such Form I-9 has since been updated as and to the extent required by applicable Law and is correct and complete in all material respects as of the date hereof. Within the five (5) years preceding the execution of this Agreement, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any employer of Contingent Workers, has received any written notice of any inspection or investigation from a Governmental Authority relating to its alleged noncompliance with or violation of IRCA or the rules and guidance promulgated by the USCIS or DOL, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any employer of Contingent Workers has received a “no-match” letter from a Governmental Authority that has not been resolved, nor has the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any employer of Contingent Workers been warned, fined or otherwise penalized by reason of any failure to comply with the IRCA or the rules and guidance promulgated by the USCIS or DOL with respect to an employee’s authorization to work in the United States.

(j) The employment of all employees of the Company and each of its Subsidiaries is terminable at will without any penalty or severance obligation incurred by the Company and its Subsidiaries.

(k) True, correct and complete copies of the current handbooks of the Company and each of its Subsidiaries and all other employment and other policies applicable to employees and Contingent Workers and complete and accurate copies of all Contracts, plans, policies, arrangements and procedures of the Company and each of its Subsidiaries relating to workplace and occupational safety have been made available to Buyer.

4.20 Transactions with Related Parties. No Related Party has any direct or indirect interest in (a) any supplier of the Company and its Subsidiaries or (b) any assets or property used by the Company and its Subsidiaries (including any Intellectual Property and the Assets). Schedule 4.20(a) sets forth the parties to and the date, nature and amount of each Related Party Transaction since January 1, 2021 (other than salary or other compensation or benefits under Employee Benefit Plans paid or payable in the Ordinary Course of Business to employees in consideration for bona fide services performed by such employees). Except as set forth on Schedule 4.20(b), from and after the Closing Date, the Company and its Subsidiaries shall not have any obligation to engage in any Related Party Transaction and shall not be bound by any contract, agreement, arrangement or commitment with respect to any Related Party Transaction. No Related Party directly or indirectly engages in or participates in any manner in (including by investing in, receiving any discount, revenue or other economic benefit from, engaging or participating in or providing services to or receiving compensation or consideration from, in all cases, whether as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) any business that is or may reasonably be considered to be competitive with any business engaged in by the Company and its Subsidiaries as of the Closing Date or any presently contemplated expansions or extensions thereof.

4.21 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. Schedule 4.21(a) sets forth (i) a list, including the street address, the identity and address of the lessee, the identity and address of the lessor (including lessor’s notice address), and the legal description of each real property that is subject to a Real Property Lease (“Leased Real Property”), (ii) a list of all Real Property Leases (including all amendments, modifications and supplements thereto), (iii) the remaining term of each Real Property Lease (including the commencement and expiration dates thereof and any renewal options), (iv) the amount of leased area under each Real Property Lease, (v) the current monthly base rent and additional rent under each Real Property Lease and any scheduled rent increases, (vi) a list of any security deposits or other deposits (including deposits for taxes or insurance premiums) paid or required to be paid by the Company or any of its Subsidiaries under each Real Property Lease, and (vii) with respect to any Real Property Lease where the lessor thereunder is an Affiliate of Seller or any Related Party, the ownership structure of such lessor entity. Seller has delivered to Buyer true and complete copies of all Real Property Leases (including all amendments and modifications thereof), together with all guarantees thereof and each related subordination, non-disturbance and attornment agreement as to which the Company or any of its Subsidiaries is a party or otherwise bound. Each Real Property Lease is valid, binding, enforceable and in full force and effect, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally. Except as set forth on Schedule 4.21(a), no Real Property Lease has been modified, amended or supplemented. No Real Property Lease is subject to any ground lease or master lease except as set forth on Schedule 4.21(a). With respect to each Leased Real Property, (i) the Company and its Subsidiaries’ possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed, and there is no Person (other than the Company or its Subsidiaries) in possession of the Leased Real Property, (ii) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, (iii) there are no special, general or other assessments pending against the Company or its Subsidiaries or affecting any Leased Real Property that would be payable by the lessee thereof, (iv) there are no offsets, abatements, rent concessions, free rent periods, or side letters or agreements except as expressly set forth in the applicable Real Property Lease or on Schedule 4.21(a), (v) no rent has been prepaid more than one month in advance of the due date thereof, (vi) there are no tenant improvement allowances, landlord work obligations, or leasing incentives that remain unpaid or unperformed by the landlord, (vii) no security deposits have been applied by any landlord or are subject to any claims by any landlord, and all security deposits shall be transferred to Buyer or credited to Buyer at Closing, (viii) no brokerage commissions, leasing fees, finder’s fees or similar payments are or will become payable by the Company or any of its Subsidiaries after the Closing with respect to any Real Property Lease, (ix) except as set forth on Schedule 4.21(a), no rights of first refusal, rights of first offer, expansion rights, contraction rights, renewal rights, termination rights, purchase options, or similar rights exist with respect to any Leased Real Property (whether in favor of the Company, any of its Subsidiaries, or any third party), neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property, and no party has given or received any written notice exercising, or has exercised, any such rights, and (x) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any Lien in any Real Property Lease or any interest therein.

(b) The Leased Real Property comprises all of the real property that is used in or otherwise related to the business of the Company and its Subsidiaries. Other than the Leased Real Property, neither the Company nor any of its Subsidiaries owns, leases or otherwise occupies any real estate. Neither the Company nor any of its Subsidiaries owns any buildings, structures, improvements or fixtures located on any Leased Real Property that are subject to reversion to the landlord or other third party upon the expiration or termination of the applicable Real Property Lease. The Leased Real Property, including all buildings, structures, fixtures, equipment and building systems (including HVAC, electrical, plumbing and life safety systems) located thereon, is in good condition and repair (ordinary wear and tear excepted), free of structural deficiencies and latent defects, supplied with utilities and other services necessary for its current operation, and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. No fact or condition exists that could interfere in any material respect with the use or occupancy of any Leased Real Property, result in the termination or impairment of presently available access or utilities, or require the Company or any of its Subsidiaries to perform any repairs pursuant to a Real Property Lease. Neither the Company nor any of its Subsidiaries has received any notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any material work or alteration. There is no pending or threatened condemnation, expropriation or other governmental taking of any Leased Real Property, and no Leased Real Property has been destroyed or damaged by any unrepaired casualty. The current use and occupancy of the Leased Real Property is permitted under all applicable Laws (including zoning, building, fire, accessibility, health and safety Laws), certificates of occupancy and Permits, and does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record; to the Company’s Knowledge, no Leased Real Property constitutes a nonconforming use or structure. All Permits required for the current use and occupancy of the Leased Real Property are in full force and effect, and neither the Company nor any of its Subsidiaries has received any written notice of any uncured violation of applicable Laws or Permits or any outstanding requirement by any Governmental Authority to perform capital improvements.

(c) All base rent, additional rent and other amounts due by the Company or any of its Subsidiaries pursuant to the Real Property Leases have been paid current through the date hereof and shall be paid current through the Closing Date, with no arrearages. No party under any Real Property Lease is in default or breach thereunder, and no fact or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default by any party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of default by any landlord that remains uncured. No landlord has delivered any written notice of any rent increase or termination of any Real Property Lease except as expressly set forth in the applicable Real Property Lease or on Schedule 4.21(a). There are no pending or threatened disputes between the Company or any of its Subsidiaries and any landlord under any Real Property Lease.

4.22 Suppliers. Schedule 4.22(a) contains a list of (i) the twenty (20) largest suppliers to the Company and its Subsidiaries (excluding utilities) by the aggregate dollar value of purchases by the Company and its Subsidiaries, taken as a whole, during each of the two (2) most recently completed fiscal years and for the period beginning on January 1, 2026, and ending on the date of the Balance Sheet (each, a “Top Supplier”) and (ii) with respect to each Top Supplier such aggregate dollar value of purchases for each such period. Except as set forth on Schedule 4.22, no Top Supplier has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Supplier conducts with the Company and its Subsidiaries. None of the Company, any of its Subsidiaries or Seller has received any notice, nor does the Company have Knowledge, that any Top Supplier will or could reasonably be expected to terminate or adversely modify the amount, pricing, frequency or terms of the business such Top Supplier conducts with the Company or its Subsidiaries. There is no material dispute pending with any Top Supplier, nor does the Company have any Knowledge of a reasonable basis for any such dispute.

4.23 Bank Accounts; Powers of Attorney. Schedule 4.23(a) is a list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the name of each such institution, the local address of such institution, the type of account or box, the number of each such account or box and the names of all Persons authorized to draw thereon or having signatory power or access thereto. Schedule 4.23(b) sets forth a list of each Person to whom the Company has granted a power of attorney.

4.24 Trade Names; Business Locations. Schedule 4.24 sets forth all fictitious or trade names that the Company or any of its Subsidiaries has been known as or used and all offices or places of business the Company and its Subsidiaries have used, in each case, in the past six (6) years. Neither the Company nor any of its Subsidiaries is the surviving company in a merger or consolidation.

4.25 Absence of Questionable Payments. Neither the Company nor any of its Subsidiaries nor any of their respective managers, directors, officers, agents, employees, or Affiliates or any other Persons acting on their behalf have, in their capacity with or on behalf of the Company or any of its Subsidiaries: (a) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (b) accepted or received any unlawful contributions, payments, expenditures or gifts; or (c) established or maintained any fund or asset that has not been accurately recorded in the books and records of the Company or any of its Subsidiaries.

4.26 Books and Records. The books of account, minute books and stock record books (or their equivalents) of the Company, which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with past practice.

4.27 Accounts Receivable and Accounts Payable; Inventory.

(a) All accounts receivable of the Company and its Subsidiaries reflected on the Balance Sheet, and all accounts receivable of the Company and its Subsidiaries arising subsequent to the date thereof, represent sales actually made or services actually performed in the Ordinary Course of Business and are legal, validly subsisting and binding claims against the respective debtors as to which full performance has been rendered. Unless paid or written off in the Ordinary Course of Business prior to the Closing Date, all of the Company’s and its Subsidiaries’ accounts receivable will be collectible in the Ordinary Course of Business net of respective reserves against such accounts receivable for returns, allowances, chargebacks and bad debts, which reserves are commercially reasonable and have been determined in accordance with GAAP.

(b) The accounts payable of the Company and its Subsidiaries reflected on the Balance Sheet, and all accounts payable of the Company and its Subsidiaries arising subsequent to the date thereof, arose from bona fide transactions in the Ordinary Course of Business. The accrued liabilities of the Company and its Subsidiaries have been incurred in the Ordinary Course of Business. Neither the Company nor any of its Subsidiaries has failed to pay in the Ordinary Course of Business any amounts described in this Section 4.27(b).

4.28 Disclosure. This Article 4 does not (i) contain any representation, warranty, or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties, and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties, and information were or will be made or provided) not false or misleading.

4.29 Education Matters.

(a) The Company and each of its Subsidiaries is, and since the Compliance Date has been, in material compliance with all applicable Educational Laws.

(b) The Company and each of its Subsidiaries holds, and since the Compliance Date has held, all material Educational Approvals necessary for the conduct of the business and operations of the Company or the applicable Subsidiary of the Company as then or currently conducted, including approvals required by the Company or the applicable Subsidiary of the Company to (i) offer each of its educational programs, whether via residential delivery or through other distance education delivery methods, (ii) for each campus, branch or additional location, facility, practical experience site, or other location where the Company and each of its Subsidiaries offers all or any portion of an educational program, and (iii) for students to be able to participate in Student Financial Assistance Programs in which they have participated or currently participate. The Company and each of its Subsidiaries is, and since the Compliance Date has qualified as, an “eligible institution” as defined in 34 C.F.R. § 600.2. Each educational program offered by the Company and each of its Subsidiaries for which Title IV Program funds have been provided since the Compliance Date is an “eligible program” in compliance with 34 C.F.R. §§ 668.8. Since the Compliance Date, the Company and each of its Subsidiaries has been eligible to participate in the Title IV Programs and held a valid and effective PPA and Eligibility and Certification Approval Report as issued by the DOE. Since the Compliance Date, the Company and each of its Subsidiaries has been in material compliance with the terms of the School’s PPA in accordance with 34 C.F.R. § 668.14. Schedule 4.29(b) contains a complete listing of all Educational Approvals currently held by the Company and each of its Subsidiaries. Each Educational Approval held by the Company and each of its Subsidiaries is in full force and effect. Since the Compliance Date, the Company and each of its Subsidiaries has been in material compliance with the terms and conditions of all such Educational Approvals, and, to the Company’s Knowledge, no event has occurred which constitutes a material violation of any such Educational Approval which could reasonably be expected to result in the revocation, termination, suspension, limitation, condition, restriction, withdrawal, or non-renewal of any Educational Approval of the Company or any of its Subsidiaries, or result in the imposition of a material fine or monetary liability.

(c) Except as set forth on Schedule 4.29(c), there is no Compliance Review pending that would reasonably be expected to result in the revocation, termination, suspension, limitation, condition, restriction, withdrawal, or non-renewal of any Educational Approval of the Company or any of its Subsidiaries, or result in the imposition of a material fine or monetary liability, and, to the Knowledge of the Company, no such Compliance Review is threatened. Since the Compliance Date, neither the Company nor any of its Subsidiaries has received notice that any of the Educational Approvals will not be renewed. Except as set forth on Schedule 4.29(c), since the Compliance Date, neither the Company nor any of its Subsidiaries has received written notice that the School is in material violation of the terms or conditions of any Educational Approval or alleging the failure to hold or obtain any required Educational Approval. Since the Compliance Date, the Company and each of its Subsidiaries has not been subject to any adverse action by any Educational Agency to revoke, withdraw, deny, or suspend any Educational Approval for the Company or any of its

Subsidiaries or any of its programs or locations (including being directed to show cause why any such Educational Approval should not be revoked, withdrawn, denied, suspended or limited), and no Educational Agency has placed the Company or any of its Subsidiaries on probation or warning status. Neither the Company nor any of its Subsidiaries is subject to any limitations on the ability to add new locations, except as provided in the Company’s PPA. To the Knowledge of the Company, no fact or circumstance exists that would be reasonably likely to result in the failure of the Company or any of its Subsidiaries to obtain any Educational Consent.

(d) Except as set forth on Schedule 4.29(d), since the Compliance Date, the Company and each of its Subsidiaries has complied in all material respects with all Educational Laws related to state authorization including the requirements of 34 C.F.R. Section 600.9. Without limiting the foregoing, the Company and each of its Subsidiaries possesses, and since the Compliance Date has possessed, all material Educational Approvals or exemptions required (i) to operate each campus, location or facility where the Company and each of its Subsidiaries has offered all or any portion of an educational program, and (ii) to provide instruction in person or via distance learning.

(e) With respect to any location or facility that has closed or at which the Company or any of its Subsidiaries has ceased offering educational programs since January 7, 2019, or ceased offering any educational program, the Company and each of its Subsidiaries have complied with all Educational Laws related to the closure or cessation of instruction at such location or facility, or with respect to any discontinued program, including requirements for teaching out students from such location, facility, or program, if applicable. Except as set forth on Schedule 4.29(e), neither the Company nor any of its Subsidiaries have received any notice from DOE seeking recovery from the Company or any of its Subsidiaries for any CSLD liability.

(f) Schedule 4.29(f) contains a complete listing of all material Student Financial Assistance Programs under which the Company and each of its Subsidiaries has since the Compliance Date awarded or administered student financial assistance, including a notation of those Student Financial Assistance Programs that are currently available to students of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is, and since the Compliance Date has been, in material compliance with all applicable rules, regulations and requirements pertaining to the Company’s or any of its Subsidiaries’ participation in any Student Financial Assistance Programs identified on Schedule 4.29(f).

(g) Since the Compliance Date, the Company has materially complied with the DOE’s financial responsibility requirements set forth at 34 C.F.R. Part 668, Subpart L and with the DOE’s cash management rules set forth at 34 C.F.R. Part 668, Subpart K. Schedule 4.29(g) sets forth the Company’s composite score of financial responsibility as calculated in accordance with 34 C.F.R. § 668.172 and 34 C.F.R. Part 668, Subpart L, Appendix B, for each fiscal year ended since the Compliance Date. Except as set forth on Schedule 4.29(g), since the Compliance Date, the Company has not experienced a financial responsibility triggering event set forth in 34 C.F.R. § 668.171. Except as set forth on Schedule 4.29(g), since the Compliance Date, no Educational Agency has required the Company or any of its Subsidiaries to post a letter of credit or Educational Bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. Section 668.173, or required or requested that the Company administer Title IV Program funds under the reimbursement or heightened cash monitoring procedures set forth at 34 C.F.R. Section 668.162(c) or (d).

(h) Except as set forth on Schedule 4.29(h), since January 7, 2019, neither the Company nor any of its Subsidiaries has received notice from the DOE of any borrower defense claims initiated by any current or former student of the Company or any of its Subsidiaries pursuant to 20 U.S.C. § 1087e(h), and the applicable regulations promulgated thereunder. With respect to any borrower defense claims disclosed on Schedule 4.29(h), all such claims relate to activity at the School prior to January 7, 2019, and there is a surety in place with the DOE in an amount equal to $22 million to address any potential liabilities arising from such claims.

(i) Since the Compliance Date, the Company and each of its Subsidiaries has timely reported the addition of new educational programs or locations or changes to educational programs or locations in material compliance with 34 C.F.R. Part 600. Schedule 4.29(i) sets forth the full addresses of the locations of the Company and each of its Subsidiaries from which the Company or any of its Subsidiaries has offered all or at least 50% of an educational program since the Compliance Date.

(j) Schedule 4.29(j) sets forth the Company’s official cohort default rates for loans administered under the Title IV Programs, as calculated by the DOE pursuant to 34 C.F.R. Part 668 Subpart N, for the three (3) most recently completed federal fiscal years for which such official rates have been published, as well as the Company’s most recently issued draft cohort default rate.

(k) Since the Compliance Date, the Company and each of its Subsidiaries has complied with all applicable Educational Laws related to the compensation of individuals and entities engaged in admissions, recruiting and financial aid activities, including the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22) regarding the prohibition on the payments of commission, bonuses, or other payments based directly or indirectly on success in securing enrollments or awarding Title IV Program funds.

(l) Since the Compliance Date, the Company and each of its Subsidiaries has materially complied with applicable Educational Laws regarding misrepresentations, as that term is defined in 34 C.F.R. Part 668, Subpart F, and the consumer disclosure requirements in 34 C.F.R. Part 668, Subpart D, as in effect for the applicable period.

(m) Since the Compliance Date, the Company and each of its Subsidiaries has materially complied with the third-party servicer regulations set forth at 34 C.F.R. § 668.25. Except as set forth on Schedule 4.29(m), neither the Company nor the School contracts with a third-party servicer to provide any services in connection with the processing or administration of any of the School’s Student Financial Assistance Programs.

(n) Since the Compliance Date, the Company has timely submitted to the DOE the annual compliance audits and audited financial statements, in compliance with the Single Audit Act and 2 C.F.R. Part 200, Subpart F or 34 C.F.R. § 668.23, as applicable, and all applicable waivers or adjustments provided by the DOE.

(o) Since the Compliance Date, neither the Company nor any of its Subsidiaries has provided educational instruction or services on behalf of any other institution or organization, and except for activities conducted pursuant to a clinical training agreement, no other institution or organization is providing any educational instruction or services on behalf of the Company or any of its Subsidiaries.

(p) Since the Compliance Date, the Company and each of its Subsidiaries has calculated and paid refunds and returns of funds, and calculated dates of withdrawal and leaves of absence, in material compliance with applicable Educational Laws, including the requirements of 34 C.F.R. Section 668.22.

(q) Since the Compliance Date, neither the Company nor any of its Subsidiaries has provided any portion of an education program using one or more correspondence courses (as defined by 34 C.F.R. Section 600.2), or admitted as regular students any Persons who were incarcerated at the time of admission or had neither a high school diploma nor the recognized equivalent of a high school diploma.

(r) Since the Compliance Date, all required material applications, filings, notices, responses, submissions and reports prepared by the Company and each of its Subsidiaries for and filed with any Educational Agency have been timely filed and have been accurate and correct in all material respects, including those filings related to changes in ownership or control, the addition of new locations or educational programs, and other substantive changes. The School has disclosed and timely reported and obtained all required approvals in compliance with all Educational Laws, including the applicable provisions of 34 C.F.R. Part 600, with respect to: (i) the addition of any new educational programs or locations; (ii) any shifts in ownership or control, and changes in reported ownership levels or percentages, and (iii) any other substantive change.

(s) Since the Compliance Date, the Company and each of its Subsidiaries has been in material compliance with and has complied in all material respects with the Family Educational Rights and Privacy Act.

(t) Since the Compliance Date, the Company and each of its Subsidiaries have been and are in material compliance with applicable Laws and Educational Laws regarding institutional loans and Private Educational Loans, including applicable provisions of the Higher Education Opportunity Act of 2008 (Public Law 110-315). Except as set forth on Schedule 4.29(t), since the Compliance Date, neither the Company nor any of its Subsidiaries have awarded any Private Educational Loans.

(u) Except as set forth on Schedule 4.29(u), since the Compliance Date, neither the Company nor any of its Subsidiaries (i) has extended credit (including pursuant to an installment sales program) to, or made any loans or installment sales to or for the benefit of, any student for the purpose of financing a postsecondary education, including tuition, fees, books, supplies, room and board, transportation and miscellaneous personal expenses (a “Student Loan”), other than by participating in a Student Financial Assistance Program; (ii) has contracted with a third party to make Student Loans, provide servicing of Student Loans, or make students aware of Student Loans and, to the Knowledge of the Company, all such third party lenders and servicers have maintained all required lending and student loan servicing licenses in all applicable jurisdictions; (iii) has determined or received written notice that they, a lender or servicer is required to register or obtain a license from a Governmental Authority or Educational Agency with respect to the making, holding or servicing of any Student Loans; and (iv) has been the subject of any formal or informal investigation, inquiry or similar proceeding of any Governmental Authority or Educational Agency concerning the making, holding or servicing of Student Loans.

(v) Since the Compliance Date, the Company and each of its Subsidiaries has materially complied with the applicable requirements of each Educational Agency concerning the proper and accurate calculation and timely reporting of student outcomes including retention, completion and placement rates, graduate examination and professional licensure pass rates, and the methodology for calculating such rates. Except as set forth on Schedule 4.29(v), since the Compliance Date, the School has not received written communication from any applicable licensing body indicating that pass rates for students of the School are insufficient or otherwise unacceptable, and no applicable licensing body has communicated its intent in writing to the Company, any Subsidiary or the School to revoke or deny the eligibility of graduates of the School to take any such licensing examination.

(w) Except as set forth on Schedule 4.29(x), since the Compliance Date, the Company and each of its Subsidiaries has materially complied with all requirements pertaining to the educational requirements for programs leading to professional licensure or certification under applicable Educational Laws, as applicable, including the requirements set forth at 34 CFR § 668.43(a)(5)(v) and 34 CFR § 668.43(c).

(x) Since the Compliance Date, the Company and each of its Subsidiaries has materially complied with the applicable provisions of Educational Laws related to non-discrimination, including the applicable provisions of Title VI of the Civil Rights Act of 1964, Title IX of the Education Amendments of 1972, Section 504 of the Rehabilitation Act of 1973, and the Violence Against Women Reauthorization Act of 2013. Since the Compliance Date, the School has materially complied with the applicable provisions of the Jeanne Clery Disclosure of Campus Security Policy and Campus Crime Statistics Act, as amended, and the consumer disclosure requirements in 34 C.F.R. Part 668 Subpart D.

(y) Since the Compliance Date, to the Knowledge of the Company, all employees of the Company and each of its Subsidiaries that have engaged in student recruiting activities have maintained the necessary approvals or licenses to conduct such activities, as applicable or otherwise required, except as would not be material to the Company or any of its Subsidiaries.

(z) Schedule 4.29(z) contains a list of all Compliance Reviews relating to the Company or its Subsidiaries since the Compliance Date. No such Compliance Review, individually or in the aggregate, has materially and adversely affected the Company or its Subsidiaries or resulted in the imposition of any material liability, financial or otherwise, affecting the Company or any of its Subsidiaries.

(aa) Since the Compliance Date, the Company and each of its Subsidiaries has complied in all material respects with all Laws and Educational Laws related to the CARES Act and the HEERF Program, including compliance with all rules and requirements set forth in the applicable grant agreements.

(bb) Neither the Company nor any of its Subsidiaries, nor any Person that exercises Substantial Control over the Company or any of its Subsidiaries, or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 600.21(f)), alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement, (ii) exercised Substantial Control over another institution that closed without a viable teach-out plan or agreement approved by such institution’s accrediting agency and faithfully executed by such institution, or (iii) owes a liability for a violation of a Title IV Program requirement, in each case that is not being repaid in accordance with an agreement with the Secretary of the DOE.

(cc) Neither the Company nor any of its Subsidiaries has knowingly employed, in a capacity that involves the administration or receipt of Title IV Program funds, any individual who has (i) been convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, (ii) been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds, (iii) been an owner, director, officer, or employee who exercised substantial control over an institution, or a direct or indirect parent entity of an institution, that owes a liability for a violation of a Title IV Program requirement and is not making payments in accordance with an agreement to repay that liability, or (iv) been a ten-percent-or-higher equity owner, director, officer, principal, executive, or contractor at an institution in any year in which such institution incurred a loss of federal funds in excess of five percent (5%) of such institution’s annual Title IV Program funds.

(dd) Neither the Company nor any of its Subsidiaries, nor any Person that exercises Substantial Control over the Company or any of its Subsidiaries, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(ee) None of the Company, any of its Subsidiaries, their respective chief executive officer, executive officers, or financial aid officers, nor any other Person that exercises Substantial Control over the Company or any of its Subsidiaries, has pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(ff) Neither the Company nor any of its Subsidiaries has knowingly employed any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution, third-party servicer, individual, agency, or organization, that has, or whose owners, officers or employees have (i) been convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of federal, state or local government funds, (ii) been administratively or judicially determined to have committed fraud or any other material violation of Law involving federal, state, or local government funds, (iii) had its participation in the Title IV Programs terminated, its certification revoked, or its application for certification or recertification for participation in the Title IV Programs denied, (iv) been an owner, director, officer, or employee who exercised substantial control over an institution, or a direct or indirect parent entity of an institution, that owes a liability for a violation of a Title IV Program requirement and is not making payments in accordance with an agreement to repay that liability, or (v) been a ten-percent-or-higher equity owner, director, officer, principal, executive, or contractor affiliated with another institution in any year in which such other institution incurred a loss of federal funds in excess of five percent (5%) of such institution’s annual Title IV Program funds.

(gg) None of the Company, any of its Subsidiaries, or any Person that exercises Substantial Control over the foregoing, has been debarred or suspended under Executive Order 12549 (3 C.F.R., 1986 Comp., p. 189) or the Federal Acquisition Regulations, 48 C.F.R. part 9, subpart 9.4.

(hh) No owner who exercises Substantial Control over the Company or any of its Subsidiaries, nor such owner’s spouse, has been in default on a federal student loan (including parent PLUS loans) in the preceding five (5) years, unless such defaulted loan has been (i) fully repaid and five (5) years have elapsed since the repayment in full, (ii) approved for, and the borrower is in compliance with, a rehabilitation agreement and the borrower has been current for five (5) consecutive years, or (iii) discharged, canceled, or forgiven by the DOE.

(ii) Except for (i) the Pre-Closing Educational Consents set forth on Schedule 4.29(ii)(1) and (ii) the Post-Closing Educational Consents set forth on Schedule 4.29(ii)(2), no filings, notices, reports, consents, registrations, approvals, permits or authorizations, or other Educational Approvals, are required to be made with or obtained from any Educational Agency by the Company and its Subsidiaries in connection with the consummation of the transactions contemplated hereunder or under any Transaction Document.

(jj) The Company and each of its Subsidiaries has provided to Buyer true and complete copies of all material and substantive correspondence and documents currently in their possession (excluding general correspondence routinely received from the DOE or any Educational Agency by all institutions participating in the Title IV Programs or approved by such Educational Agency) received from or sent by or on behalf of the Company or any of its Subsidiaries to the DOE or any Educational Agency to the extent such correspondence and documents (i) were sent or received since the Compliance Date or related to any issue which remains pending, and (ii) relate to (A) any written notice that any Educational Approval is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would reasonably be expected to result in revocation of such Educational Approval; (B) any written notice that the Company or any of its Subsidiaries has materially violated or is materially violating any Educational Law; (C) any Compliance Reviews; (D) any written notice of intent to show cause, suspend, terminate, revoke, cancel, not renew or materially limit or materially condition (including any action placing the Company or any of its Subsidiaries or any location thereof on probation) any Educational Approval or the participation of Company or any of its Subsidiaries in a Student Financial Assistance Program; or (E) any written notice of an intent to provisionally certify the eligibility of the Company or any of its Subsidiaries to participate in the Title IV Programs.

4.30 EDMC Consent Judgment Compliance. The Company and each of its Subsidiaries, since January 7, 2019, (a) have not received notice of non-compliance relating to the EDMC Consent Judgment, and (b) have been in material compliance with the terms and conditions of the EDMC Consent Judgment.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

5.1 Buyer Organization. Buyer is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

5.2 Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer is a party have been duly and properly authorized by all requisite company action in accordance with applicable Law and with the organizational documents of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by the other parties thereto, constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and by the availability of equitable remedies.

5.3 Consents and Approvals. Except as set forth on Schedule 5.3, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Buyer in connection with the authorization, execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, or the consummation by Buyer of the transactions contemplated hereby and thereby.

5.4 No Violation. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not:

(a) violate or conflict with any Law; or

(b) violate any provision of the organizational documents of Buyer.

5.5 Educational Matters.

(a) Except as specifically disclosed and stated in Buyer’s most recent 10-K and 10-Q reports filed with the SEC, to Buyer’s knowledge, there are no facts or circumstances pertaining to or applicable to Buyer or any Person that exercises Substantial Control over Buyer, or any postsecondary institution owned or operated by or affiliated with Buyer that would be reasonably likely to result in (i) failure of the Company or any of its Subsidiaries, or Buyer to obtain any Pre-Closing Educational Consent, (ii) the imposition of any material post-Closing limitation or condition upon the Company or any of its Subsidiaries, or (iii) an Adverse Regulatory Condition, by any Educational Agency in connection with issuing any Pre-Closing Educational Consent.

(b) Except as set forth on Schedule 5.5(b), none of Buyer or any of its Affiliates, or any Person that exercises Substantial Control over Buyer, or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 600.21(f)), alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement, (ii) exercised Substantial Control over another institution that closed without a viable teach-out plan or agreement approved by such institution’s accrediting agency and faithfully executed by such institution, or (iii) owes a liability for a violation of a Title IV Program requirement, in each case that is not being repaid in accordance with an agreement with the Secretary of the DOE.

(c) None of Buyer, any of its Affiliates, nor any Person that exercises Substantial Control over Buyer or that after the consummation of the transactions contemplated by this Agreement will have the power, by contract or ownership interest, to direct or cause the direction of management or policies of the Company or any of its Subsidiaries, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(d) None of Buyer, any of its Affiliates, their respective chief executive officer, executive officers, or financial aid officers, nor any other Person that exercises Substantial Control over Buyer, has pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(e) Neither Buyer nor any school owned or operated by it has knowingly employed, in a capacity that involves the administration or receipt of Title IV Program funds, any individual who has (i) been convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, (ii) been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds, (iii) been an owner, director, officer, or employee who exercised substantial control over an institution, or a direct or indirect parent entity of an institution, that owes a liability for a violation of a Title IV Program requirement and is not making payments in accordance with an agreement to repay that liability, or (iv) been a ten-percent-or-higher equity owner, director, officer, principal, executive, or contractor at an institution in any year in which such institution incurred a loss of federal funds in excess of five percent (5%) of such institution’s annual Title IV Program funds.

(f) Neither Buyer nor any school owned or operated by it has knowingly employed any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution, third-party servicer, individual, agency, or organization, that has, or whose owners, officers or employees have (i) been convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of federal, state or local government funds, (ii) been administratively or judicially determined to have committed fraud or any other material violation of Law involving federal, state, or local government funds, (iii) had its participation in the Title IV Programs terminated, its certification revoked, or its application for certification or recertification for participation in the Title IV Programs denied, (iv) been an owner, director, officer, or employee who exercised substantial control over an institution, or a direct or indirect parent entity of an institution, that owes a liability for a violation of a Title IV Program requirement and is not making payments in accordance with an agreement to repay that liability, or (v) been a ten-percent-or-higher equity owner, director, officer, principal, executive, or contractor affiliated with another institution in any year in which such other institution incurred a loss of federal funds in excess of five percent (5%) of such institution’s annual Title IV Program funds.

(g) None of Buyer, any of its Affiliates, any school owned or operated by Buyer or any of its Affiliates, or any Person that exercises Substantial Control over such schools, has been debarred or suspended under Executive Order 12549 (3 C.F.R., 1986 Comp., p. 189) or the Federal Acquisition Regulations, 48 C.F.R. part 9, subpart 9.4.

(h) No owner who exercises Substantial Control over Buyer or any school owned or operated by it, nor such owner’s spouse, has been in default on a federal student loan (including parent PLUS loans) in the preceding five (5) years, unless such defaulted loan has been (i) fully repaid and five (5) years have elapsed since the repayment in full, (ii) approved for, and the borrower is in compliance with, a rehabilitation agreement and the borrower has been current for five (5) consecutive years, or (iii) discharged, canceled, or forgiven by the DOE.

5.6 Sufficiency of Funds. Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price (including the Closing Payment, Deferred Consideration and any Earn-Out Payments that may become payable hereunder), and to consummate the transactions contemplated by this Agreement and the Transaction Documents. Buyer has not incurred any obligation, commitment, restriction or liability of any kind that would reasonably be expected to materially and adversely affect such resources and capabilities.

5.7 Reliance. Buyer acknowledges and agrees that (a) it has had the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries as Buyer considers sufficient for purposes of consummating the transactions contemplated hereby, (b) it has had the opportunity to ask questions of, and receive answers from, representatives of Seller and the Company concerning the Company, its Subsidiaries and the terms and conditions of the transactions contemplated hereby, (c) except in the case of Fraud, neither Seller nor any other Person has made any representation or warranty, express or implied, as to the Company, its Subsidiaries or the transactions contemplated hereby, except as expressly set forth in Article 3 and Article 4 of this Agreement, and Buyer is not relying on any representation or warranty except as expressly set forth in Article 3 and Article 4, and (d) except in the case of Fraud, neither Seller nor any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information provided in connection with the transactions contemplated hereby, including any information, document, projection, forecast or other material made available to Buyer in the Intralinks data room, management presentations or any other form in connection with the transactions contemplated hereby, except as expressly set forth in this Agreement.

ARTICLE 6

INDEMNIFICATION

6.1 Survival.

(a) The representations and warranties of Seller and Buyer in this Agreement shall not survive the Closing and shall terminate at the Closing; provided, however, that the Fundamental Representations shall survive until the date that is six (6) years from the Closing Date. The covenants or other agreements herein (i) that require performance prior to Closing (and any rights arising out of breach of such covenants and agreements) shall not survive the Closing and shall terminate at the Closing, and, following the Closing, no party nor any of its respective Affiliates or any other Person shall have any liability with respect to any breach of any such covenant or other agreement, and (ii) that by their respective terms, contemplate performance after the Closing shall survive the Closing until the later of (y) the period contemplated by their respective terms plus sixty (60) days or (z) the applicable statute of limitations. Notwithstanding the above, all claims or suits existing on or prior to the date on which any such claim would otherwise terminate pursuant to this Section 6.1(a) and the indemnity with respect thereto shall survive such date if notice in accordance with the requirements of this Article 6 shall have been given to the party against whom such indemnity may be sought on or prior to such date. The limitations in this Section 6.1(a) shall not apply to any claim or suit based upon Fraud. This Article 6 shall survive the Closing. The Parties expressly intend that the survival provisions set forth in this Article 6 shall supersede any applicable statute of limitations to the maximum extent permitted by applicable Law.

(b) The foregoing provisions of this Section 6.1 notwithstanding, no delay on the part of an Indemnitee in notifying the applicable Indemnitor of any indemnity claim hereunder will relieve such Indemnitor from any obligation under this Article 6, except to the extent (i) such claim for indemnification is made after the end of the relevant survival period set forth herein or (ii) such delay actually and materially prejudices such Indemnitor.

6.2 Indemnification by Seller.

(a) Subject to the applicable provisions and limitations of this Article 6, after the Closing, Seller shall indemnify Buyer and each of its Affiliates (including the Company and its Subsidiaries) and their respective directors, officers, equityholders, partners, members, managers, employees, agents, consultants and advisors, the representatives and Affiliates of each of the foregoing Persons and the heirs, executors, administrators, successors and permitted assigns of each of the foregoing Persons (each, a “Buyer Indemnified Party”) against any Adverse Consequences which any Buyer Indemnified Party suffers as a result of, arising out of, relating to or caused by (in each case, whether as a direct claim or a Third-Party Claim):

(i) any breach of, or inaccuracy in, any Fundamental Representation;

(ii) any breach by Seller of any covenant or agreement of Seller contained in this Agreement and any other Transaction Document that contemplates performance after the Closing;

(iii) any unpaid Seller Transaction Expenses and any outstanding Indebtedness;

(iv) any Seller Taxes; and

(v) any of the matters set forth on Schedule 6.2(a)(v).

(b) Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Section 6.2), the Buyer Indemnified Parties’ sole recourse shall be, in the Buyer Indemnified Parties’ sole discretion, (i) against the R&W Policy, to the extent reasonably available thereunder, and (ii) via off-set against any portion of the Deferred Consideration or any Earn-Out Payment.

6.3 R&W Policy. Except as set forth in Section 6.7, the R&W Policy shall be the sole source of recovery for any actual or alleged misrepresentation or inaccuracy in or breach of any of the representations or warranties set forth in this Agreement or any Exhibit or Schedule hereto, made in connection with the transactions contemplated hereby or any certificate delivered hereunder. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict any rights or remedies arising from Fraud or otherwise limit any Party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing herein, including the limitations on survival set forth in Section 6.1, shall limit or impair Buyer’s rights under the R&W Policy, which shall be governed solely by its terms.

6.4 Defense of Third-Party Claims.

(a) Promptly after the assertion by any third party of any claim (a “Third-Party Claim”) against any Person entitled to seek indemnification under Section 6.2 (an “Indemnitee”), that results or may reasonably be expected to result in the incurrence by such Indemnitee of any Adverse Consequences for which such Indemnitee desires to seek indemnification under this Article 6, such Indemnitee shall notify any of the parties from whom such indemnification could be sought hereunder with respect to such claim (collectively, the “Indemnitor”) of such claim in writing as promptly as practicable and in any event within thirty (30) days after receiving notice of such claim, describing such claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail to the extent then known (such written notice, an “Indemnification Notice”); provided, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that such failure shall have materially prejudiced the Indemnitor (including causing damages for which the Indemnitor is obligated hereunder to be greater than such damages would have been had such Indemnitee given the Indemnitor notice hereunder within such thirty (30)-day period).

(b) Unless the underwriter of the R&W Policy asserts the right to control and defend, the Indemnitor, at its sole cost and expense, will be entitled to defend the Indemnitee against a Third-Party Claim by appointing its own reputable counsel reasonably acceptable to the Indemnitee if (i) the Indemnitor gives written notice within thirty (30) days of receipt of the Indemnification Notice to the Indemnitee that the Indemnitor will defend such Third-Party Claim, (ii) such Third-Party Claim involves only claims for monetary damages that are not reasonably likely to exceed the limitations on the Indemnitor’s obligations set forth in this Article 6 and does not seek any equitable or other nonmonetary relief against the Indemnitee, (iii) the Indemnitee has not been reasonably advised by independent counsel that a conflict exists between the Indemnitee and the Indemnitor in connection with the defense of such Third-Party Claim, (iv) settlement of, an adverse judgment with respect to or the Indemnitor’s conduct of the defense of, such Third-Party Claim is not, in the good faith judgment of the Indemnitee, reasonably likely to be materially adverse to the Indemnitee’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other Persons material to the conduct of its business), (v) such Third-Party Claim does not relate to or otherwise arise in connection with any Action by or on behalf of a Governmental Authority, Educational Agency or Top Supplier and (vi) the Indemnitor conducts the defense of such Third-Party Claim actively and diligently (as determined in the Indemnitee’s reasonable discretion). The Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of a Third-Party Claim being defended by the Indemnitor pursuant to the immediately preceding sentence; provided, that the Indemnitor will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnitee that are incurred prior to the Indemnitor’s assumption of defense of such Third-Party Claim. In connection with the defense of any Third-Party Claim that an Indemnitor elects not to defend or is not entitled to defend pursuant to this Section 6.4, the Indemnitee shall control the defense thereof at the Indemnitor’s sole expense (if the Indemnitee is entitled to indemnification hereunder) and shall promptly keep the Indemnitor fully informed of all matters related to such defense and such Third-Party Claim at all stages thereof, including by allowing such Indemnitor to consult on the defense of such Third-Party Claim and keeping the Indemnitor reasonably informed as to any and all material updates regarding such Third-Party Claim. In addition, the Indemnitee shall not settle or compromise such Third-Party Claim without the Indemnitor’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.

(c) The Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third-Party Claim, the defense of which it has the right to control pursuant to this Section 6.4, or agree to do any of the foregoing, without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed), unless such judgment, compromise or settlement (i) provides for the payment by the Indemnitor of money as the sole relief for the claimant, (ii) results in the full and general release of the Buyer Indemnified Parties or Seller, as applicable, from all Adverse Consequences arising out of or relating to such Third-Party Claim, and (iii) involves no finding or admission of any violation of any applicable Law or Educational Law by the Indemnitee.

(d) Notwithstanding the foregoing, this Section 6.4 shall not apply to Tax Contests, which shall be governed solely by Section 8.2(e).

6.5 Materiality Qualifications. Notwithstanding anything to the contrary contained herein, for purposes of determining (a) whether a breach of or inaccuracy in a representation or warranty exists for purposes of this Agreement, and (b) the amount of Adverse Consequences arising from such a breach or inaccuracy for which the Buyer Indemnified Parties are entitled to indemnification under this Agreement, each representation and warranty contained in this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “material adverse effect”, “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from each such representation or warranty).

6.6 Exclusive Remedy. Buyer and Seller acknowledge and agree that, except for claims seeking specific performance, injunctive or other equitable relief or in the case of Fraud, following the Closing, the indemnification provisions of Section 6.2 shall be the sole and exclusive remedies of Buyer, and any other Buyer Indemnified Party for any Adverse Consequences (including in respect of any claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under applicable Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that any such party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, including any breach of any representation or warranty in this Agreement or the Transaction Documents, or any breach of or failure by any party to perform or comply with any covenant or agreement in this Agreement or the Transaction Documents. Notwithstanding anything to the contrary herein, no limitations (including survival limitations and other limitations set forth in this Article 6), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims or recover under the R&W Policy, it being understood that any matter for which there is coverage available under the R&W Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Policy.

6.7 Set-Off Rights. Notwithstanding anything in this Agreement to the contrary, with respect to (a) any breach by Seller of a Fundamental Representation (but only to the extent not covered by the R&W Policy or after the applicable coverage under the R&W Policy has been exhausted), (b) any breach of the covenants of Seller contained in this Agreement, (c) unpaid Seller Transaction Expenses, (d) outstanding Indebtedness or (e) any of the matters set forth on Schedule 6.2(a)(v), in each case Buyer shall have the right to set-off any Liabilities arising out of the foregoing from the Earn-Out Payments, if any, or the Deferred Consideration, if any or, solely with respect to Section 6.7(e), from the Escrow Funds in accordance with the terms set forth in Section 8.8; provided, however, that (i) Buyer may only set off amounts that are undisputed by Seller, (ii) with respect to any disputed amounts, Buyer shall provide Seller with written notice of the claimed set-off amount and the basis therefor at least thirty (30) days prior to the date on which such payment would otherwise be due, and (iii) with respect to any disputed amounts, Buyer shall withhold the claimed amount pending resolution of such dispute in accordance with Section 13.13, and, upon resolution of such dispute, Buyer shall pay to Seller any portion of such withheld amount determined to be payable to Seller, together with interest thereon from the date such amount would otherwise have been due until the date of payment. The exercise of such set-off right in accordance with this Section 6.7 shall not constitute a breach of any Buyer Indemnified Party’s obligations under this Agreement or any other agreement with Seller or any of its Affiliates. Seller hereby irrevocably constitutes and appoints Buyer as Seller’s (and Seller’s direct and indirect successors’ or transferees’ and its and their respective Affiliates) true and lawful attorney in fact and agent with full power of substitution to do any and all things and execute any and all documents which may be necessary to effectuate any set-off in accordance with this Article 6. The foregoing grant of authority is a special power of attorney coupled with an interest and is irrevocable.

6.8 Investigation. Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties, covenants and agreements contained herein, and any Person’s right to indemnification or other remedies with respect thereto, shall not be affected or deemed waived by reason of (a) any investigation made by or on behalf of such Person or any of its Affiliates or the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or any of its Affiliates or the fact that such Person or any of its Affiliates or the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or any of its Affiliates knew or should have known at any time that any such representation or warranty is, was or might be inaccurate, or that any such covenant or agreement was, or may have been breached, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing or (b) such Person’s waiver of any condition to the Closing or participation in the Closing.

ARTICLE 7

CLOSING

7.1 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place remotely by electronic exchange of signature pages and documents, or at such place as Buyer and Seller shall mutually agree, effective as of the Measurement Time as promptly as practicable after the execution and delivery of this Agreement by the Parties, which shall not be later than the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article 10 and Article 11 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or on such other time, date or location as agreed to in writing executed by Buyer and Seller (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”); provided, that (a) if the Closing Date would occur after the tenth (10th) day of any month, the Closing shall occur (i) on the first (1st) Business Day of the next succeeding month, or (ii) at such other date as agreed to in writing executed by Buyer and Seller. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously.

7.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) certificates executed and delivered by the Secretary or comparable representative of Seller, the Company and each of its Subsidiaries, attesting and certifying as to (i) the organizational documents of such Person, and the certificate of incorporation or comparable organizational document of such Person (which shall also be certified as of a recent date by the Secretary of State or comparable Governmental Authority of its jurisdiction of formation) and (ii) in the case of Seller, copies of resolutions of the board of managers or comparable governing body and its sole member adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which Seller is a party;

(b) a certificate of good standing (or equivalent) for the Company and each of its Subsidiaries issued not more than ten (10) days prior to the Closing Date by the Secretary of State or comparable Governmental Authority of such entity’s jurisdiction of organization and each other jurisdiction where such entity is qualified to do business;

(c) payoff letters for each instrument of Indebtedness from the obligees thereunder setting forth the amounts necessary to pay off all Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence of the release of all Liens held by such obligees against the property of the Company and its Subsidiaries;

(d) payoff letters from all payees of Seller Transaction Expenses (i) setting forth the amounts necessary to pay off all Seller Transaction Expenses owed thereto as of the Closing Date and (ii) including a release of all claims in favor of the Company;

(e) all consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority, Educational Agency, or other Person required to be made or obtained in connection with the authorization, execution, delivery and performance by Seller of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby, including the written consent of each of the Persons set forth on Schedule 7.2(e);

(f) the minute book, equity ledgers and capitalization records, or comparable records, of the Company and each of its Subsidiaries;

(g) original certificates representing the Interests to the extent they are certificated, and membership interest transfer powers or assignments evidencing the conveyance of all such Interests, in each case duly executed in blank;

(h) a properly completed Internal Revenue Service Form W-9, duly executed by Seller;

(i) customary real property deliveries, including landlord estoppel certificates covering all Leased Real Property, dated no earlier than thirty (30) days prior to the Closing Date (in form and substance reasonably satisfactory to Buyer, confirming, among other things, the current rent, the lease expiration date, the absence of any defaults or claims by either party, that the applicable Real Property Lease (as amended) constitutes the entire agreement between landlord and tenant with no side agreements, and that no options to extend, expand or purchase have been granted), and subordination, non-disturbance and attornment agreements from each mortgagee or ground lessor with respect to the Leased Real Property (in form and substance reasonably satisfactory to Buyer); provided, however, that, other than with respect to the Savannah Lease, Seller’s failure to deliver any such landlord estoppel certificate shall not constitute a failure to satisfy this Section 7.2(i) if (A) Seller has used commercially reasonable efforts to obtain such estoppel certificate from the applicable landlord, and (B) Seller delivers to Buyer evidence of rent payments under such Real Property Lease through the Closing Date for the two (2) year period immediately preceding the Closing Date;

(j) resignations from the officers, directors or managers of the Company and each of its Subsidiaries;

(k) evidence that the Company has obtained irrevocable “tail” insurance policies with respect to directors’ and officers’ policies with coverage for six (6) years following the Closing Date (the “Tail Policies”);

(l) evidence of termination of the Studio Services Agreement and the other arrangements with Studio set forth on Schedule 7.2(l);

(m) evidence of termination of the agreements and arrangements set forth on Schedule 7.2(m);

(n) the New Studio Services Agreement, duly executed by Studio;

(o) the Studio employees and positions listed on Schedule 7.2(o) shall have executed contingent offer letters with the Company (or its applicable Affiliate) in the substantially final form as mutually agreed by the parties thereto on or prior to the submission of a substantive change prospectus to SACSCOC (such offer letters to be effective upon the satisfaction of the condition set forth in Section 10.4(e)), and none of such offer letters shall have been revoked or rescinded by any such individual that was employed by Studio the day prior to the satisfaction of the condition set forth in Section 10.4(e));

(p) a duly executed certificate from an authorized officer of Seller, dated as of the Closing Date, given by him or her on behalf of Seller, and not in his or her individual capacity, certifying that the conditions set forth in Section 10.1 have been satisfied;

(q) evidence, reasonably satisfactory to Buyer, of completion of such corrective actions in compliance with the Employee Plans Compliance Resolution System or other applicable guidance with respect to the Company’s 401(k) plan as Buyer may require in its reasonable discretion, as specified by Buyer prior to the Closing; and

(r) such other documents and instruments as Buyer may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

All documents and instruments delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer.

7.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) federal funds wire transfer(s) in accordance with Section 2.4;

(b) the New Studio Services Agreement, duly executed by the Company and Buyer; and

(c) a duly executed certificate from an authorized officer of Buyer, dated as of the Closing Date, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying that the conditions set forth in Section 11.1 have been satisfied.

ARTICLE 8

COVENANTS AND OTHER AGREEMENTS

8.1 Restrictive Covenants.

(a) Confidentiality. From and after the date hereof, Seller will not, and will cause its Affiliates not to, use or disclose any Confidential Information and will take all commercially reasonable steps to prevent unauthorized use or disclosure of, any Confidential Information. In the event that Seller reasonably believes after consultation with counsel that Seller or Seller’s Affiliate is required by applicable Law to disclose any Confidential Information, Seller or its Affiliate, as applicable, may disclose only such Confidential Information as may be legally required; provided that Seller (i) provides Buyer with prompt notice before such disclosure so that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) cooperates with Buyer in attempting to obtain such order or assurance.

(b) Non-Competition. Seller covenants and agrees that during the period beginning on the Closing Date and ending upon the fifth (5th) anniversary of the Closing Date (the “Term”) it will not, and will cause its Affiliates not to, directly or indirectly, engage or participate in any manner in (including by investing in, receiving any discount, revenue or other economic benefit from, engaging or participating in or providing services to or receiving compensation or consideration from, in all cases, whether as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) any business that is competitive with the business engaged in by the Company or its Subsidiaries as of the Closing Date (the “Business”) anywhere in the United States. Notwithstanding the foregoing, nothing contained in this Section 8.1(b) shall prohibit Seller, any Seller Affiliates, Studio or any Subsidiaries of Studio from the passive ownership of less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market. For the avoidance of doubt, nothing in this Section 8.1(b) shall restrict Studio or any Subsidiaries of Studio from conducting their respective businesses and operations as currently conducted in the Ordinary Course of Business as of the date hereof.

(c) Non-Solicitation of Business Relationships. Without limiting the generality of the provisions of Section 8.1(b) above, Seller hereby covenants and agrees that during the Term Seller will not, and will cause its Affiliates not to, directly or indirectly, solicit, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, any Person that is or was a customer, supplier or other business relation of the Company or its Subsidiaries at any time during the twenty-four (24) month period prior to the Closing Date for purposes of diverting such Person’s business from the Company or its Subsidiaries or providing any goods or services which are or may reasonably be considered to be competitive with those provided by the Business.

(d) Non-Solicitation of Employees and Contractors. Seller hereby covenants and agrees that during the Term Seller will not, and will cause its Affiliates not to, directly or indirectly, solicit, employ or engage as an independent contractor, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, employs or engages as an independent contractor, any Transferring Employee or any individual that served as an employee or independent contractor of the Company or any of its Subsidiaries at any time during the twelve (12) month period prior to the Closing Date, or otherwise seek to influence or alter any such Transferring Employee’s or individual’s, as applicable, relationship with Buyer or the Company or its Subsidiaries.

Notwithstanding anything to the contrary in the definition of “Affiliate” or elsewhere in this Agreement, during the Term, Seller shall cause Studio not to, directly or indirectly, solicit, employ or engage as an independent contractor any Transferring Employee or any individual that served as an employee or independent contractor of the Company or any of its Subsidiaries at any time during the twelve (12) month period prior to the Closing Date.

(e) Non-Disparagement. Seller hereby covenants and agrees that during the Term Seller will not, and will cause its Affiliates not to, directly or indirectly, make any derogatory or disparaging statement or communication regarding Buyer, the Company or their respective Subsidiaries, or any of their respective employees, products or services.

(f) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 8.1 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 8.1 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances and the scope shall be as broad as permissible by Law under the circumstances. The court in each case shall reduce the term, geographic area and or scope covered to permissible duration, size or breadth.

(g) Acknowledgements; Remedies. Seller acknowledges and agrees that (i) the covenants and agreements set forth in this Section 8.1 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, (ii) Buyer and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Seller or any of Seller’s Affiliates breached the provisions of this Section 8.1, (iii) any breach of the provisions of this Section 8.1 by Seller or Seller’s Affiliates would result in a significant loss of goodwill by Buyer regarding the Company, (iv) the Purchase Price (including the Earn-Out Payments, if and when paid) is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 8.1 are reasonable given the benefits Seller will receive hereunder, (vi) Seller is familiar with all the restrictive covenants contained in this Section 8.1 and is fully aware of Seller’s obligations hereunder, and (vii) Seller will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of the covenants set forth in this Section 8.1 in any Proceeding, regardless of who initiates such Proceeding. Seller further acknowledges and agrees that irreparable injury will result to Buyer if Seller or any of Seller’s Affiliates breaches any of the terms of this Section 8.1, and that in the event of an actual or threatened breach by Seller or any of Seller’s Affiliates of any of the provisions contained in this Section 8.1, Buyer will have no adequate remedy at Law. Seller accordingly agrees that in the event of any actual or threatened breach by Seller or any of Seller’s Affiliates of any of the provisions contained in this Section 8.1, Buyer shall be entitled to injunctive and other equitable relief without (A) the posting of any bond or other security, (B) the necessity of showing actual damages and (C) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Seller shall cause its Affiliates to comply with this Section 8.1, and shall be liable for any breach by any of its Affiliates of this Section 8.1. In the event of a breach or violation by Seller or any of its Affiliates of this Section 8.1, the Term with respect to Seller shall be extended by a period of time equal to the period of time during which such Person violates the terms of this Section 8.1.

8.2 Agreements Regarding Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) Buyer shall, at the expense of the Company, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for Pre-Closing Tax Periods or for Straddle Periods that are due on or after the Closing Date. All such Tax Returns shall be prepared in accordance with applicable Law and, to the extent not inconsistent with applicable Law, on a basis consistent with existing procedures and practices and accounting methods of the Company and its Subsidiaries. Buyer shall cause each such Tax Return that is due prior to the finalization of the Purchase Price pursuant to Section 2.5 (the “Buyer Prepared Returns”) to be delivered to Seller for review and comment no later than thirty (30) days with respect to Income Tax Returns and ten (10) days with respect to non-Income Tax Returns before the due date of such Buyer Prepared Return and Seller shall provide written comments, if any, to such Tax Returns within fifteen (15) days with respect to Income Tax Returns and three (3) days with respect to non-Income Tax Returns thereafter. If Seller and Buyer are unable to resolve any dispute regarding a Buyer Prepared Return within fifteen (15) days with respect to Income Tax Returns and two (2) days with respect to non-Income Tax Returns after Seller provides written comments, the dispute shall be resolved by the Accountants in accordance with Section 2.5(c). For the avoidance of doubt, Seller shall prepare and file its annual IRS Form 990 reporting all activity of the Company through the Closing Date, including the sale transactions contemplated by this Agreement.

(ii) Allocation of Taxes Relating to Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of the Company that includes the Closing Date shall close as of the end of the Closing Date. If such treatment is not permitted or required in a jurisdiction such that the Company is required to file a Tax Return for a Straddle Period, the Parties agree to use the following conventions for determining the amount of Taxes of the Company attributable to the portion of the Straddle Period ending on the Closing Date: (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (B) in the case of all other Taxes (including Income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on and including the Closing Date using a “closing of the books methodology.” For purposes of clause (B), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(b) Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Company and any Proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Tax Sharing Agreements. Seller shall cause all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party (excluding, for the avoidance of doubt, this Agreement) to be terminated as of the Measurement Time and neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder with respect to any taxable period.

(d) Transfer Taxes, Etc. All transfer, documentary, sales, use, registration, stamp and other Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller, provided that Buyer’s obligation to bear any portion of such Transfer Taxes shall not exceed $100,000.00 in the aggregate. Buyer shall pay all Transfer Taxes when due and file all necessary Tax Returns and other documentation with respect thereto. To the extent not previously included in the calculation of Indebtedness or Final Net Working Capital, Seller shall reimburse Buyer for fifty percent (50%) of all Transfer Taxes so paid by Buyer, and any amount necessary to ensure that Buyer’s aggregate obligation with respect to Transfer Taxes does not exceed $100,000.00. If required by applicable Law, Seller shall, and shall use commercially reasonable efforts to cause its Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation.

(e) Tax Contests.

(i) Buyer shall deliver a written notice to Seller promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to any Seller Taxes (a “Tax Contest”); provided, however, that the failure or delay to notify Seller shall not relieve Seller of any obligation or liability that Seller may have to Buyer. Seller shall have the right, but not the obligation, to control the conduct of any Tax Contest at Seller’s expense. If Seller elects not to control a Tax Contest, or fails to notify Buyer of its election to control such Tax Contest within twenty (20) days following its receipt of notice of such Tax Contest, then Buyer shall control the conduct of such Tax Contest, and Seller shall reimburse Buyer, promptly upon demand, for all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the conduct of such Tax Contest.

(ii) If Seller does not elect to control a Tax Contest, or is not entitled to do so, then Buyer shall (x) keep Seller reasonably informed regarding the status of such Tax Contest; (y) allow Seller, at the expense of Seller, to participate in (but not control) such Tax Contest; and (z) not settle, resolve, or abandon any such Tax Contest without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) The procedures for all Tax Contests shall be governed by this Section 8.2(e).

(f) Intended Tax Treatment & Allocation of Purchase Price. Buyer and Seller agree that the purchase and sale of the Interests shall be treated for all income Tax purposes as a taxable purchase and sale of all of the assets of the Company and its Subsidiaries governed by Section 1001(a) of the Code (the “Intended Tax Treatment”). No later than one hundred twenty (120) days following the determination of the Final Net Working Capital, Buyer shall prepare and provide to Seller, for its review, a draft allocation statement that provides the manner in which the sum of the Purchase Price and all other items required to be taken into account for U.S. federal Income Tax purposes with respect to the purchase and sale of the Interests (including the liabilities of the Company) (collectively, the “Total Tax Consideration”) shall be allocated among the assets of the Company and the covenants of Seller set forth in Section 8.1, which allocations shall be made in accordance with the methodology set forth on Exhibit B, which is intended to be in accordance with Section 1060 of the Code and the applicable Treasury Regulations, and any applicable state, local and foreign Tax Law (the “Tax Allocation Statement”). In the event that any adjustment to the Purchase Price is paid between the Parties pursuant to the terms of this Agreement (or there is otherwise an adjustment to the Total Tax Consideration hereunder), Buyer shall promptly provide Seller a revised Tax Allocation Statement. Each of the Parties and each of their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (1) prepare and file all Tax Returns, and any other appropriate Tax Returns or forms, in a manner consistent with the Intended Tax Treatment and the Tax Allocation Statement, and (2) take no position in any Tax Return, Proceeding or otherwise that is inconsistent with the Intended Tax Treatment or Tax Allocation Statement. In the event that any of the allocations set forth in the Tax Allocation Statement is disputed by any Governmental Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute.

(g) Treatment of Certain Payments. Buyer and Seller agree to treat any amounts payable after the Closing by Seller to Buyer (or by Buyer to Seller) pursuant to this Agreement (including, for the avoidance of doubt, any indemnification and other payments made pursuant to Article 6) as an adjustment to the Total Tax Consideration, unless a final “determination” (within the meaning of Section 1313(a) of the Code) by the appropriate Governmental Authority causes any such payment not to be treated as an adjustment to the Total Tax Consideration for Tax purposes.

8.3 Further Assurances. Each of the Parties agrees that subsequent to the Closing Date, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to effectuate and carry out the transactions contemplated by this Agreement and the Transaction Documents or to vest, perfect or confirm ownership by Buyer of the Equity Securities of the Company, including any activities required with respect to Post-Closing Educational Consents pursuant to Section 9.5.

8.4 Return of EDMC/BNP Letter of Credit and EPF Letter of Credit. Each of the EDMC/BNP Letter of Credit and the EPF Letter of Credit shall remain the property of Seller. If, following the Closing, any portion of the EDMC/BNP Letter of Credit or the EPF Letter of Credit is released, refunded or returned by the DOE (in whole or in part) to the School, the Company or any of its Subsidiaries (any such amounts, “Returned LOC Proceeds”), Buyer shall (and shall cause the Company and its Subsidiaries to) retain such Returned LOC Proceeds until the earlier of (i) the sixth (6th) anniversary of the Closing Date and (ii) the date on which the DOE has issued a final written determination that no Pre-Closing Title IV Liabilities are owed to the DOE by the School, the Company or any of its Subsidiaries (such earlier date, the “LOC Release Date”). No later than ten (10) Business Days following the LOC Release Date, Buyer shall (and shall cause the Company and its Subsidiaries to) pay or cause to be paid to Seller the Returned LOC Proceeds (less any amounts applied to satisfy Pre-Closing Title IV Liabilities); provided, however, that if on the sixth (6th) anniversary of the Closing Date any claim asserted by or on behalf of the DOE against the School, the Company or any of its Subsidiaries relating to Pre-Closing Title IV Liabilities is then pending (a “DOE Claim”) Buyer shall (x) pay to Seller on the applicable date the portion of the Returned LOC Proceeds not reasonably attributable to such pending DOE Claims and (y) retain the portion of the Returned LOC Proceeds reasonably attributable to such pending DOE Claims until final resolution thereof. Following a final determination with respect to such DOE Claims, (x) such retained amounts shall first be applied to satisfy any liability established pursuant to such DOE Claims and (y) the remaining amounts shall be paid to Seller within ten (10) Business Days of a final determination that no such liability is established, or if any retained amounts remain after satisfaction of all DOE Claims.

8.5 General Release. Effective upon the Closing, Seller, on Seller’s own behalf and on behalf of Seller’s successors, trustees, executors, administrators, assigns and any other Person that may claim by, through or under Seller (collectively, the “Releasing Parties”), hereby (a) irrevocably waives, releases and discharges the Company and its Subsidiaries and each of their respective present and former managers, directors, officers, employees, agents and representatives (collectively, the “Releasees”) from, any and all Liabilities of any kind or nature whatsoever, whether as an equity holder, employee, officer, manager or director of the Company or any of its Subsidiaries or otherwise, including arising in connection with the negotiation or execution of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, and (b) agrees that no Releasing Party will bring or voluntarily participate in or assist any Proceeding that relates to any matter released pursuant to this Section 8.5.

8.6 Monthly Financial Statements. From the date of this Agreement until the Closing, Seller shall deliver, or cause to be delivered, to Buyer, as soon as reasonably practicable (but in any event, within thirty (30) days) after the end of each calendar month (or such earlier date as such financial statements are prepared in the ordinary course), a combined unaudited balance sheet and income statement of (a) the Company and its Subsidiaries for such month and the year-to-date period then ended and (b) Studio and its Subsidiaries for such month and the year-to-date period then ended. Such financial statements shall be prepared in good faith and in a manner consistent with the Company’s or Studio’s past practices, as applicable, and shall fairly present, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries or Studio and its Subsidiaries, as applicable, for the periods covered thereby, subject to the absence of footnotes and normal year-end adjustments.

8.7 Studio Employees. Seller shall provide a roster of Studio employees to Buyer and facilitate introductions to the employees set forth on Schedule 8.7 (“Transferring Employees”). Prior to the Closing Date and as promptly as possible after the satisfaction of the condition set forth in Section 10.4(e) (and in any event no later than ten (10) Business Days thereafter), Seller shall, and shall cause its Affiliates (including Studio) to, transfer the employment of all Transferring Employees to the Company. If any individual occupying a position listed on Schedule 7.2(o) as of the date of this Agreement will not be occupying such position at the Closing, Seller shall consult with Buyer regarding the replacement individual for such position in advance of Closing and will accommodate any other changes Buyer reasonably requests to the positions listed on Schedule 7.2(o). Seller shall be responsible for all costs, expenses, compensation, bonuses, payroll Taxes, benefits, fees, and other Liabilities arising out of or relating to (a) the termination of any Studio employees prior to the Closing and (b) any amounts due and payable to Studio employees for periods prior to the Closing (any such costs, the “Studio Employee Expenses”). Buyer shall be solely responsible for, and shall timely pay or cause to be paid, all costs, expenses, compensation, bonuses, payroll Taxes, benefits, fees, and other Liabilities arising out of or relating to all wages, bonuses, and other compensation payable to any Transferring Employees that accept at-will employment with the Company and arise after the Closing.

8.8 Escrow Amount.

(a) $3,500,000.00 of the Escrow Funds shall be held to provide security regarding the CSLD matter set forth on Schedule 4.29(e) and $500,000.00 of the Escrow Funds shall be held to provide security regarding the litigation matters set forth on Schedule 4.12(a). For purposes of this Section 8.8, the litigation matters set forth on Schedule 4.12(a) shall be valued as follows: (i) the matter set forth on Schedule 4.12(a)(1) shall be valued at $250,000.00 and (ii) each other matter set forth on Schedule 4.12(a) shall be valued at $125,000.00. In the event that the DOE issues a final written determination resolving the CSLD matter set forth on Schedule 4.29(e) favorably (such that the amount finally determined to be owed with respect to the CSLD claims is zero or less than the portion of the Escrow Funds allocated to the CSLD matter set forth on Schedule 4.29(e), or the DOE decides to satisfy any liabilities relating to the CSLD matter using the EPF Letter of Credit), then, subject to the remainder of this Section 8.8 (a), an amount up to $500,000.00 of the portion of the Escrow Funds allocated to the CSLD matter set forth on Schedule 4.29(e) shall become available to provide security for the litigation matters set forth on Schedule 4.12(a), such that up to $1,000,000.00 in the aggregate shall be available with respect to active litigation matters, with the remaining balance of the Escrow Funds being released to Seller. The Escrow Funds shall be released on the earlier to occur of (a) the sixth (6th) anniversary of the Closing Date, and (b) the date on which the DOE has issued a final written determination of the amount, if any, owned with respect to the CSLD claim as set forth on Schedule 4.29(e) (such date, the “Escrow Release Date”); provided, however, that the portion of the Escrow Funds allocable to live litigation matters set forth on Schedule 4.12(a) shall remain in the Escrow Funds pending the final, non-appealable resolution of such live matter (“Reserve Amount”). Notwithstanding the foregoing, to the extent that there has been no activity on a litigation matter set forth on Schedule 4.12(a) for a period of eighteen (18) months from any prior activity, such litigation matter shall be deemed to be closed, and Buyer shall not be entitled to the recovery of any amounts from the Escrow Funds attributable to such closed matter. In the event that any of the litigation matters set forth on Schedule 4.12(a) become closed matters following eighteen (18) months of inactivity or are settled via final, non-appealable resolution of such matter (x) prior to the Second-Earn Out Payment date, then the values attributable to such matters shall not be escrowed as part of the Escrow Funds, and (y) if escrowed, the value attributable to such litigation matter shall be released from the Escrow Funds within five (5) Business days of such final resolution or closure.

(b) On the Escrow Release Date, Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent, in accordance with this Section 8.8 and the Escrow Agreement, to disburse the Escrow Funds within five (5) Business Days after receipt of such instructions, and to hold the Reserve Amount, if any. To the extent the DOE issues a final written determination of the amount, if any, owed with respect to the CSLD claim asserted by the DOE as referenced on Schedule 4.29(e), the Escrow Agent shall disburse to Buyer (or, at Buyer’s direction, to the DOE or another applicable Governmental Authority) an amount equal to the amount finally determined by the DOE to be owed with respect to such claims, and the then-remaining Escrow Funds, if any, shall be released to Seller less an amount equal to up to $500,000.00 or less, in accordance with Section 8.8(a). The Reserve Amount, if any, shall be disbursed following a period of eighteen (18) months of non-activity on the relevant litigation matter(s), to Seller, or following the final, non-appealable resolution of such matter(s), to Seller or Buyer as appropriate, in the amount(s) allocable to such matter(s) as valued pursuant to Section 8.8(a). For the avoidance of doubt, the procedures set forth in Section 6.4 shall govern the defense and resolution of all matters set forth on Schedule 6.2(a)(v); provided, however, that Section 6.4(b)(v) shall not apply to the CSLD matter set forth on Schedule 4.29(e) so long as Seller complies with all other provisions of Section 6.4.

(c) Any disbursement from the Escrow Funds pursuant to this Section 8.8, including any disbursement to Buyer, the DOE, another applicable Governmental Authority or Seller, shall be treated as an adjustment to the Purchase Price, subject to applicable Law and applicable imputed interest requirements, for all federal, state, local and foreign income Tax purposes, and the Parties shall report such disbursement consistent with such treatment.

8.9 Assignment of Seller Contracts. Prior to the Closing Date, at Buyer’s request and for no additional consideration, Seller shall, and shall cause its applicable Affiliates to, assign, transfer, and convey to Buyer (or its designee) all of Seller’s right, title, and interest in and to any contract, agreement, or arrangement relating to the business and operations of the Company (collectively, the “Assigned Contracts”). Without limiting any other requirement set forth in this Agreement, Seller shall use its reasonable best efforts to obtain, prior to the Closing Date, any consents, waivers, or approvals of third parties necessary to effect the assignment of the Assigned Contracts, and shall execute and deliver, and cause its applicable Affiliates to execute and deliver, such assignment and assumption agreements and other instruments of transfer as Buyer may reasonably request to give effect to the foregoing. To the extent any such consent, waiver, or approval has not been obtained as of the Closing Date, Seller shall, at Buyer’s request, use reasonable best efforts to provide Buyer with the benefits of any such Assigned Contract, including by entering into reasonable and lawful arrangements designed to provide such benefits to Buyer.

8.10 Use of Name. From and after the Closing, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, use or do business, or assist any third person in using or doing business, under the trade names of the Company or its Subsidiaries used prior to the Closing, or under any name or mark similar thereto. Within five (5) Business Days following the Closing, Seller shall file all necessary amendments, applications and other documents with the applicable Governmental Authorities to change its legal name so that such name no longer contains or incorporates the words “South”, “University” or any name confusingly similar thereto. Seller shall thereafter not use, and shall cause its Affiliates not to use, any such trade name or any confusingly similar name or mark, except solely as necessary in connection with the filing of Tax Returns or for such other non-commercial uses as may be required by Law.

ARTICLE 9

PRE-CLOSING COVENANTS

9.1 Reasonable Best Efforts. Each Party shall use reasonable best efforts to cause the conditions set forth in Article 10 and Article 11 to be satisfied and to consummate the transactions contemplated hereby as promptly as practicable and in any event before the Termination Date.

9.2 Regulatory Matters. In furtherance and not limitation of Section 9.1, Buyer and Seller shall within fifteen (15) Business Days following the date of this Agreement, make or cause to be made any filings required of each of them or any of their respective Affiliates under the HSR Act with respect to the transactions contemplated hereunder. Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws with respect to any such filing or any such transaction, and shall promptly make an appropriate response to any inquiries or requests for additional information or documentary material from any such Governmental Authority. Subject to applicable Law, each Party shall promptly inform the other Party of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filings or any such transaction; provided, that materials may be redacted (i) as necessary to comply with contractual arrangements or applicable Laws and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, no Party shall independently participate in any substantive meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or other Antitrust Laws. Notwithstanding the foregoing, in connection with any filings under the HSR Act or other Antitrust Laws, Buyer shall not be obligated to (x) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Buyer’s Title IV eligible institutions or their brands, or (y) otherwise take or commit to take any actions that after the Closing would limit the freedom of Buyer’s Title IV eligible institutions or their brands, and the Company and its Subsidiaries after the Closing with respect to, or their ability to retain the business of the Company or its Subsidiaries, one or more of their other businesses, product lines or assets, or conduct any other business. All filing fees payable in connection with any filings pursuant to this Section 9.2 shall be borne by Buyer.

9.3 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on the applicable subsection of Schedule 9.3(a), (ii) as required by applicable Law or Educational Law, or (iii) with the prior written consent of Buyer, Seller shall cause the Company and its Subsidiaries to: (A) conduct the respective businesses of the Company and its Subsidiaries in the Ordinary Course of Business, (B) preserve intact their present business organization, goodwill, and the relationships, services, and business of the officers, employees, faculty, consultants, students and suppliers of the business, (C) maintain the assets in operating condition and repair (subject to normal wear and tear in light of their respective ages), (D) maintain marketing and admissions expenditures in accordance with the marketing and admissions budget or forecast mutually approved by Buyer and Seller, (E) use commercially reasonable efforts to make marketing and promotional expenditures and student enrollment efforts for the business in the Ordinary Course of Business, (F) use commercially reasonable efforts to maintain, consistent with past practices in all material respects, all of its current credit, collections, and payment policies, procedures and practices, and (G) administer and operate the Company and its Subsidiaries in accordance with all Laws, Educational Laws, Permits and Educational Approvals. For the avoidance of doubt, the Company shall continue to perform under its existing Contracts in the Ordinary Course of Business through the Closing, including the Studio Services Agreement and the other related agreements with Studio as set forth on Schedule 7.2(l).

(b) Without limiting the generality of the foregoing, prior to the Closing, except (i) as set forth on the applicable subsection of Schedule 9.3(b), (ii) as required by applicable Law or Educational Law, or (iii) with the prior written consent of Buyer, Seller shall not permit the Company or its Subsidiaries to:

(i) adopt or propose any change to any of their organizational documents;

(ii) split, combine or reclassify any of its Equity Securities, or declare, set aside or pay any dividend or other distribution;

(iii) issue, transfer, deliver or sell any Equity Securities or rights to any Equity Securities;

(iv) create, incur, assume or guarantee any Indebtedness, other than Indebtedness that will be repaid at or prior to the Closing;

(v) provide any loan or advance to any Person, other than advances to employees for business expenses in the Ordinary Course of Business;

(vi) create, assume or permit to exist any Liens on any material assets of the Company or its Subsidiaries, except for Permitted Liens;

(vii) hire any employee or other individual service provider with annual base compensation in excess of $100,000 or terminate (other than for cause) any employee or other individual service provider with annual base compensation in excess of $100,000;

(viii) increase compensation or grant bonuses for any employee with annual base compensation in excess of $100,000 (other than increases consistent with past practice), or enter into or materially modify any employment or severance agreement with any employee with annual base compensation in excess of $100,000;

(ix) establish, adopt, enter into, modify or terminate any Employee Benefit Plan;

(x) sell, lease, license, transfer, assign, convey, or otherwise dispose of any properties or assets, except for properties or assets sold, leased, licensed, transferred, assigned, conveyed or otherwise disposed of in the Ordinary Course of Business, or in connection with the acquisition of replacement property of substantially equivalent, or better, kind, value, and use;

(xi) acquire any business or Person or any Equity Securities of any other Person;

(xii) change its present accounting methods or principles, except as required by GAAP;

(xiii) revalue any assets or write off as uncollectible any accounts receivable except write-offs in the Ordinary Course of Business charged to applicable reserves which individually and in the aggregate are not material;

(xiv) enter into any commitment for capital expenditures to be made following the Closing outside of the Ordinary Course of Business or in excess of the aggregate amount set forth in the budget for the Company and its Subsidiaries for such portion of the applicable fiscal year;

(xv) change the Tax classification of the Company and its Subsidiaries or make, change or revoke any Tax election, or settle or compromise any Tax claim or liability;

(xvi) enter into any merger or consolidation;

(xvii) effect any restructuring, recapitalization, reorganization or complete or partial liquidation or dissolution, or adopt or enter into a plan regarding the foregoing;

(xviii) cancel or terminate any insurance policy without obtaining comparable substitute insurance coverage;

(xix) fail to maintain, cancel or terminate any material academic program;

(xx) fail to maintain, cancel or terminate any Educational Approval;

(xxi) (x) designate any cash or cash equivalents as cash collateral for letters of credit, (y) incur any security deposits, deposits in trust accounts, rent deposits, or other similar deposits or (z) incur any restricted cash;

(xxii) settle or compromise any pending or threatened Proceeding involving amounts in excess of $40,000 individually or $100,000 in the aggregate, or that would impose any material non-monetary obligations on the Company or its Subsidiaries;

(xxiii) make any material capital improvements or alterations to any Leased Real Property;

(xxiv) enter into, modify, amend or terminate any Contract to be listed on Schedule 4.11(a), except in the Ordinary Course of Business; or

(xxv) enter into any agreement to do any action otherwise prohibited under this Section 9.3(b).

(c) Without limiting any of the other obligations set forth in this Section 9.3, during the period beginning on the Reference Date and ending at the Closing, except (i) as set forth on the applicable subsection of Schedule 9.3(c), (ii) as required by applicable Law or Educational Law, or (iii) with the prior written consent of Buyer, Seller shall cause the Company and its Subsidiaries not to:

(i) make any payment, transfer, loan, advance or other distribution of Cash or assets to, or for the benefit of, Seller or any of its Affiliates or Related Parties (other than the Company and its Subsidiaries), including management, monitoring, service or similar fees, other than payments in the Ordinary Course of Business under arrangements existing on the date of this Agreement and set forth on the schedules attached hereto;

(ii) repay, prepay or forgive any Indebtedness or obligations owed to or by Seller or its Affiliates outside the Ordinary Course of Business;

(iii) waive, release or discount any claim or right for the benefit of Seller or its Affiliates;

(iv) sell, transfer or dispose of any assets other than in the Ordinary Course of Business; or

(v) agree or commit to do any of the foregoing.

9.4 Access to Information; Confidentiality. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall (and shall cause the Company and its Subsidiaries to) use reasonable best efforts to provide Buyer and Buyer’s authorized agents and representatives reasonable access, at reasonable times and upon reasonable advance written notice, to the executive officers, properties, offices, books, financial information, Contracts and records of the Company and its Subsidiaries as Buyer shall reasonably request; provided, however, that (i) such activities are conducted during regular business hours and do not unreasonably interfere with the operations of the Company and its Subsidiaries, and (ii) nothing herein shall require the Company or its Subsidiaries to furnish to Buyer or provide Buyer with access to information that is subject to an attorney/client or an attorney work-product privilege or that legal counsel for the Company reasonably concludes may give rise to antitrust or competition law issues or violate a protective order.

9.5 Educational Consents and Governmental Authority Requirements. As promptly as practicable following the execution of this Agreement, and in any event within the time periods required by applicable Law or applicable Educational Agency or Governmental Authority requirements, Seller shall (and shall cause the Company and its Subsidiaries to) prepare and file, or cause to be prepared and filed, all applications, notifications, filings and other documents required to be submitted to any Educational Agency or Governmental Authority in connection with the Pre-Closing Educational Consents set forth on Schedule 4.29(ii)(1) and the AG Approvals set forth on Schedule 4.3. The Parties shall cooperate and use their reasonable best efforts for the Company and its Subsidiaries to effectuate or obtain the Pre-Closing Educational Consents set forth on Schedule 4.29(ii)(1), which shall include the DOE Pre-Closing Notice and the DOE Review Response, and the AG Approvals set forth on Schedule 4.3, and provide any required notices with respect to Post-Closing Educational Consents set forth on Schedule 4.29(ii)(2), and the submission of a substantive change prospectus to SACSCOC on or before October 2, 2026 and the DOE Pre-Closing Notice on or before October 15, 2026, for a target Closing date of April 1, 2027. Each Party shall cooperate to submit all necessary information and provide reasonable assistance in connection with the preparation of any filing or submission by the Company and its Subsidiaries that is necessary to effectuate or obtain, as applicable, any Pre-Closing Educational Consent or AG Approval, including information pertinent to the new ownership structure of the School. Each Party shall provide the others with (i) reasonable advance review and consultation regarding any notices or applications to be filed with any Educational Agency or Governmental Authority with respect to any Pre-Closing Educational Consent or AG Approval and (ii) a copy of any notice, submission, or application as filed with, or any notice or communication received from, any Educational Agency with respect to the DOE Pre-Closing Notice, DOE Review Response and any Pre-Closing Educational Consent or AG Approval. No Party shall submit, or cause the Company or any of its Subsidiaries to submit, any application, letter, notice, or other document, or initiate any oral communication with any Educational Agency or Governmental

Authority with respect to any Pre-Closing Educational Consent, AG Approval, DOE Review Response or any Post-Closing Educational Consent notice without the consent of the other party. To the extent practical, prior to attending any meetings, telephone calls or discussions with any Educational Agency or Governmental Authority concerning the transactions contemplated hereunder, the Parties shall discuss and agree upon strategy and issues to be pursued and responses to likely questions. Nothing herein shall limit the ability of the Company and its Subsidiaries or Buyer to communicate with any Educational Agency in the ordinary course on matters not related to the transactions contemplated hereunder. The Parties shall cause their respective representatives to promptly and regularly advise the other Parties concerning the occurrence and status of any discussions or other communications, whether oral or written, with any Educational Agency or Governmental Authority with respect to any Educational Consent or AG Approval, including any difficulties or delays experienced in obtaining such Educational Consent or AG Approval, and of any conditions proposed, considered, or requested in relation to any Educational Consent, Educational Approval or AG Approval. Buyer shall pay all filing fees, costs, and expenses associated with the preparation of the filings required for each Pre-Closing Educational Consent and responding to any requests for information received from any Educational Agency in respect of such filings and defending any proceedings related to such filings. In addition, until such time as all Post-Closing Educational Consents have been obtained, the Parties shall cooperate with each other in connection with Buyer’s efforts to obtain any Post-Closing Educational Consent, including by providing information reasonably requested by Buyer or any Educational Agency in connection therewith and by executing and delivering any documents, instruments, certifications or other materials reasonably requested by any Educational Agency in connection therewith. The obligations set forth in Section 8.3 shall apply to any activities required with respect to Post-Closing Educational Consents following the Closing.

9.6 No Solicitation. From and after the date hereof and until the Closing or, if earlier, the valid termination of this Agreement in accordance with the terms hereof, Seller shall not, and shall cause its Affiliates and representatives not to, (i) initiate, solicit, facilitate or encourage any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information to any Person (other than Buyer and its Affiliates) relating to, a Company Acquisition Proposal, (iii) enter into, engage in or maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to a Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Securities of the Company or any of its Subsidiaries, (v) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Company Acquisition Proposal, or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its respective representatives to take any such action. Seller shall, and shall cause the Company and its Subsidiaries to, immediately cease any solicitations, discussions or negotiations with any Person (other than Buyer) in connection with a Company Acquisition Proposal, and Seller acknowledges and agrees that any action taken by it or any of its representatives or the Company or any of its Subsidiaries inconsistent with the restrictions set forth in this Section 9.6, whether or not any such representative, Company or Subsidiary is purporting to act on Seller’s behalf, shall be deemed to constitute a breach of this Section 9.6 by Seller. Seller also agrees that it will promptly request that each Person that has, prior to the date hereof, executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information furnished to such Person by or on behalf of Seller or the Company prior to the date hereof.

9.7 SEC Financial Statements.

(a) Seller has delivered (i) the audited consolidated statement of financial position for the members of the Company and its Subsidiaries as of and for the years ended December 31, 2025, December 31, 2024, and December 31, 2023, (ii) the consolidated statement of activities and changes in net assets, and consolidated statement of cash flows of the Company and its Subsidiaries, for each of the years then ended (collectively, the “SEC Audited Financial Statements”), and (iii) the balance sheet, the related statements of income and cash flows of the Company and each of its Subsidiaries, and related notes thereto as of and for the six months ended June 30, 2026 (the “SEC Interim Financial Statements” and, together with the SEC Audited Financial Statements, the “SEC Financial Statements”).

(b) Seller shall deliver to Buyer the consolidated balance sheets and related consolidated statements of operations, comprehensive income, and cash flows of the Company and related notes thereto as of and for the periods that would be required to be filed with the SEC by Buyer on a Current Report on Form 8-K in connection with the Closing (the “Required SEC Financial Statements”) in the time periods set forth in this paragraph (b). In the event the Required SEC Financial Statements are the audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, and cash flows of the Company and the related notes thereto as of and for the years ended December 31, 2026 and December 31, 2025 (together with an unqualified opinion of independent public accountants, the “2026 SEC Audited Financial Statements”), at Buyer’s request, Seller shall deliver such 2026 SEC Audited Financial Statements to Buyer no later than March 15, 2027. In the event the Required SEC Financial Statements are the reviewed consolidated unaudited balance sheets and the related unaudited consolidated statement of operations, comprehensive income, stockholder’s equity and cash flows of the Company and related notes thereto as of an interim period and the corresponding prior year interim period (the “Updated SEC Interim Financial Statements”), Seller shall deliver to Buyer such Updated SEC Interim Financial Statements no later than thirty-five (35) days after the last day of such interim period. The Parties agree the term “SEC Audited Financial Statements” shall be modified to include any 2026 SEC Audited Financial Statements and the term “SEC Interim Financial Statements” shall be modified to include any Updated SEC Interim Financial Statements if their delivery is required prior to Closing.

(c) Seller shall provide to Buyer any other financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer, as determined by Buyer in good faith, including all financial statements and financial data, in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act or in order for Buyer to comply with its financial reporting obligations as established by the SEC (including pursuant to Form 8-K and any pro-forma financial information requirements) in connection with the transactions contemplated hereunder, including a customary SEC filing consent letter of the Company’s independent registered public accounting firm with respect to the SEC Audited Financial Statements.

(d) Seller hereby represents, warrants, covenants and agrees that the SEC Financial Statements shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), consistently applied, and shall comply with the applicable requirements of the SEC, including SEC Regulation S-X and Regulation S-K, and shall fairly present in all material respects the financial condition of the Company and its Subsidiaries as of and for the dates thereof and the results of operations and cash flows of the Company and its Subsidiaries for the periods presented, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(e) Seller shall provide Buyer with such other financial records and documents, and shall otherwise reasonably cooperate, and direct its auditors to reasonably cooperate with Buyer, in connection with Buyer’s satisfaction of its financial and other disclosure obligations in respect of the transactions contemplated by this Agreement as promptly as reasonably possible following the reasonable request therefor by Buyer.

ARTICLE 10

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any or all of which may be waived in whole or in part by Buyer to the extent permitted by applicable Law or Educational Law:

10.1 Accuracy of Representations and Warranties.

(a) (i) The Fundamental Representations shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty need only be true and correct in all respects as of such specified date), and (ii) the other representations and warranties of Seller set forth in Article 3 and Article 4 shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except where the failure of any such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect; provided, that solely for purposes of clause (ii), qualifications or limitations as to “materiality”, “in all material respects” or “Material Adverse Effect” and words of similar import contained in such representations and warranties shall be disregarded.

(b) Seller shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller under this Agreement on or prior to the Closing.

(c) Since the date of this Agreement, no Material Adverse Effect or Adverse Regulatory Condition shall have occurred.

10.2 Antitrust Laws. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

10.3 No Law or Orders. There shall not be in effect any Law, Educational Law, or Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

10.4 Educational and Regulatory Matters.

(a) The Pre-Closing Educational Consents set forth on Schedule 4.29(ii)(1) shall have been made or obtained, as applicable, in each case free of any Adverse Regulatory Condition. None of Buyer, the Company or its Subsidiaries shall have received from any Educational Agency any written communication that any Post-Closing Educational Consent set forth on Schedule 4.29(ii)(2) will not be issued or will include an Adverse Regulatory Condition.

(b) The Company and its Subsidiaries shall have submitted (i) to enrolled and prospective students notice of the proposed change in ownership no later than ninety (90) days prior to the Closing in accordance with the requirements in 34 C.F.R. § 600.20(g)(4) and (ii) to the DOE no later than ninety (90) days prior to the Closing, the DOE Pre-Closing Notice.

(c) If a DOE Review Response is received prior to the Closing, such DOE Review Response shall be free from any Adverse Regulatory Condition. If a DOE Review Response is not received by the Termination Date, and all conditions to Closing set forth in Article 10 and Article 11 (other than (1) the condition set forth in this Section (c) and (2) any conditions that by their nature are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing were to occur on the Termination Date) have been satisfied or waived, then the Parties shall proceed to close the Transaction on the Termination Date.

(d) Seller and Buyer shall have prepared audited financial statements for the two (2) most recently completed fiscal years for the Company and its Subsidiaries and Buyer, respectively, and any Affiliate as applicable, in accordance with the requirements of 34 C.F.R. § 668.23, and Seller shall have provided evidence to Buyer’s reasonable satisfaction that the School is prepared to timely supply, as applicable, the information required for a “materially complete application” under 34 C.F.R. § 600.20(g)(3)(i) and (ii). The School shall have received from each State Educational Agency where the School is physically located and from which a Post-Closing Educational Consent is required, written confirmation, reasonably satisfactory to Buyer, that such Post-Closing Educational Consent can be issued no later than the end of the month following the month in which the Closing Date occurs.

(e) Seller shall have satisfied the conditions set forth in that certain letter agreement, dated as of the date hereof, by and between Buyer and Seller, in accordance with the terms and timing requirements thereof.

10.5 AG Approvals. All AG Approvals as set forth on Schedule 4.3 shall have been provided or obtained, as applicable, in each case free from any condition, limitation or effect that would reasonably be expected to have a material and adverse impact on the business, assets or operations of the Company or its Subsidiaries following the Closing.

10.6 Seller Deliverables. Seller shall have delivered (or caused to be delivered) to Buyer the certificates, instruments and documents referred to in Section 7.2.

ARTICLE 11

CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law:

11.1 Accuracy of Representations and Warranties and Compliance with Obligations.

(a) the representations and warranties of Buyer set forth in Article 5 shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except where the failure of any such representations and warranties to be so true and correct has not, or would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or delay the ability of Buyer to effect the transactions contemplated hereby; and

(b) Buyer shall not be in material breach of the covenants of this Agreement required to be performed and complied with by Buyer at or prior to the Closing.

11.2 Antitrust Laws. The waiting period (and any extension thereof) applicable to the transactions contemplated under this Agreement under the HSR Act shall have expired or been terminated.

11.3 No Law or Orders. There shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated under this Agreement.

11.4 Educational Matters.

(a) The Pre-Closing Educational Consents set forth on Schedule 4.29(ii)(1) shall have been made or obtained, as applicable.

(b) The Company and its Subsidiaries shall have submitted (i) to enrolled and prospective students notice of the proposed change in ownership no later than ninety (90) days prior to the Closing in accordance with the requirements in 34 C.F.R. § 600.20(g)(4) and (ii) to the DOE no later than ninety (90) days prior to the Closing the DOE Pre-Closing Notice.

11.5 AG Approvals. All AG Approvals, as set forth on Schedule 4.3, shall have been provided or obtained, as applicable.

11.6 Buyer Deliverables. Buyer shall have delivered (or caused to be delivered) to Seller the certificates, instruments and documents referred to in Section 7.3.

ARTICLE 12

TERMINATION

12.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, upon written notice to the other, if the Closing shall not have occurred on or prior to July 9, 2027 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to a Party if such Party is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any applicable closing condition;

(c) by Buyer or Seller, upon written notice to the other Party, if a Governmental Authority or Educational Agency of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to any Party whose breach of any provision of this Agreement results in or causes such Order;

(d) by Seller, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the applicable closing condition would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer such that the applicable closing condition would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform has not been cured by Buyer within ten (10) days after receipt of written notice of such breach; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 12.1(d) if Seller is also in breach of any covenant, agreement, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any closing condition;

(e) by Buyer, if (i) Seller has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the applicable closing condition would not be satisfied or (ii) there exists a breach of any representation or warranty of Seller such that the applicable closing condition would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform has not been cured by Seller within ten (10) days after receipt of written notice of such breach; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.1(e) if Buyer is also in breach of any covenant, agreement, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any closing condition;

(f) by Buyer, upon written notice to Seller, in the event of the occurrence of any Adverse Regulatory Condition; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 12.1(f) if Buyer is then in material breach of Section 9.5 and unless Buyer and Seller have used reasonable best efforts and engaged in good faith discussions with the DOE to attempt to cure, eliminate or remove any Adverse Regulatory Condition as soon as possible, and in any event by the earlier of (i) one hundred fifty (150) days following the Seller’s receipt of written notice from Buyer of an Adverse Regulatory Condition, and (ii) the Termination Date;

(g) by Seller, upon written notice to Buyer, if (i) the Closing shall not have occurred on or prior to the close of business on the Termination Date, or (ii) there is an Adverse Regulatory Condition that is not curable; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 12.1(g) (A) if Seller is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 10.1 or (B) on or after the Termination Date pursuant to Section 12.1(b);

(h) by Buyer, upon written notice to Seller, if (A) between the date of this Agreement and the Closing, (1) an Action shall have been filed or asserted against the Company or any of its Subsidiaries by any third party (other than any Affiliate of Buyer) that is reasonably likely to result in actual Adverse Consequences to the Company and its Subsidiaries in excess of $20,000,000 in the aggregate post-Closing, or (2) there occurs a material adverse change in the circumstances, status, estimated liability or potential exposure with respect to any matter disclosed on any Schedule hereto as of the date of this Agreement (including any claim, Action, Proceeding or Liability described therein), such that the actual or potential Adverse Consequences to the Company and its Subsidiaries arising from such matter, taking into account such changed circumstances, exceed the amount previously disclosed or reasonably estimated as of the date of this Agreement by more than $20,000,000 in the aggregate post-Closing, as determined by Buyer acting reasonably, each after taking into consideration amounts for which Seller assumes responsibility or the Parties have insurance coverage; or (B) the Company’s EBITDA as reflected in the audited financial statements of the Company for the fiscal year ended December 31, 2026 (calculated in accordance with GAAP, consistently applied) does not exceed $20,000,000; provided, however, that termination pursuant to this Section 12.1(h) shall be subject to the payment of the Reverse Termination Fee pursuant to Section 12.3(a);

(i) by Buyer, upon written notice to Seller, if there has been a Material Adverse Effect;

(j) by Buyer, upon written notice to Seller, if the condition set forth in Section 10.4(e) is not satisfied in accordance with the terms of the letter agreement described therein; provided, however, that termination pursuant to this Section 12.1(j) shall be subject to the terms of the letter agreement described in Section 10.4(e); or

(k) by Buyer at any time after October 18, 2026, solely if the New Studio Services Agreement is not in final agreed form on or before such date; provided, that Buyer agrees that the termination right set forth in this Section 12.1(k) shall be waived once the Parties have agreed on the final form New Studio Services Agreement; and provided, further, that the Parties may mutually agree in writing to up to two (2) thirty (30) day extensions for the continued good faith negotiations of the New Studio Services Agreement, up to December 18, 2026, for the final agreed form of such agreement.

12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, written notice thereof shall be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made (such notice, a “Termination Notice”), and this entire Agreement shall forthwith become void (and there shall be no liability on the part of Buyer, Seller or their respective Affiliates, officers, directors or equityholders) with the exception of (a) the provisions of this Section 12.2, Section 12.3 and Article 13, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (b) any liability of any Party for any willful or intentional breach of this Agreement prior to such termination, in which case and notwithstanding anything to the contrary in this Agreement (except as otherwise acknowledged and agreed to pursuant to a Termination Notice pursuant to Section 12.3(b)), each Party shall be entitled to all remedies available at law or in equity, including equitable relief (including specific performance under Section 13.15). If this Agreement is terminated as provided herein, all filings, applications and other submissions relating to the transactions contemplated hereunder as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Authority or Educational Agency or other Person to which made.

12.3 Reverse Termination Fee.

(a) If this Agreement is terminated by Buyer in accordance with Section 12.1(h) or Section 12.1(i), then promptly, but in any event within five (5) Business Days following Seller’s receipt of a Termination Notice from Buyer and Seller’s signed acknowledgment and agreement thereof, Buyer shall pay or cause to be paid to Seller an amount in cash equal to $20,000,000 (the “Reverse Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by Seller, as Seller’s sole and exclusive remedy for such termination by Buyer. Notwithstanding the foregoing, the Reverse Termination Fee shall not be payable if: (A) Seller is then in material breach of any of its representations, warranties, or covenants under this Agreement or any Transaction Document; (B) Seller is otherwise unable to satisfy any closing condition set forth in this Agreement; or (C) Buyer terminates this Agreement in accordance with any terms of Section 12.1 other than Section 12.1(h) or Section 12.1(i).

(b) Following any termination of this Agreement in accordance with its terms, in the event that Buyer is required to pay the Reverse Termination Fee pursuant to Section 12.3(a) and Buyer timely pays the full Reverse Termination Fee, payment of such fee shall (i) be conditioned upon execution by Seller of an acknowledged and agreed Termination Notice that unconditionally releases and forever discharges Buyer and its Affiliates, and each of their respective former, current and future Affiliates, representatives, equityholders, members, managers, partners, successors and assigns (a “Termination Releasing Party”) of and from any and all Proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or equity which any Termination Releasing Party may have against Buyer or its Affiliates, and its and their respective future Affiliates, representatives, equityholders, members, managers, partners, successors and assigns, now or in the future, in each case in respect of any cause, matter or thing relating to this Agreement or the transactions contemplated hereunder, including the failure of the Closing to occur, and (ii) be the sole and exclusive remedy of Seller and its Affiliates against Buyer and its Affiliates and any of their respective former, current and future Affiliates, representatives, shareholders, members, managers, partners, successors and assigns for any losses, damages or liabilities suffered or incurred as a result of or under this Agreement or the transactions contemplated hereunder, including the failure of the Closing to occur.

(c) The Parties acknowledge and agree that (i) in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion and (ii) any payment of the Reverse Termination Fee described in this Section 12.3 is not a penalty but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions hereby, which amount would otherwise be impossible to calculate with precision, and as a result specific performance shall not be available to Seller upon payment of the Reverse Termination Fee by Buyer notwithstanding anything in this Agreement to the contrary.

ARTICLE 13

MISCELLANEOUS

13.1 Notices. All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address or such other address as such Party may have given to the other Party by notice pursuant to this Section 13.1:

If to Seller:	South University – Member, Inc.
c/o South University
709 Mall Blvd

Savannah, GA 31406

E-Mail: bdegweck@southuniversity.edu

Attn: Benjamin DeGweck, Chief Executive Officer and Chancellor

with a copy to:	Thompson Coburn LLP

2311 Highland Avenue South, Suite 330

Birmingham, AL 35205

E-Mail: tcleveland@thompsoncoburn.com;

emurphy@thompsoncoburn.com

Attn: Tres Cleveland and Emily Murphy

If to Buyer (and following the

Closing, the Company):	Perdoceo Education Corporation

1750 East Golf Road

Schaumburg, IL 60173

E-Mail: aghia@perdoceoed.com;

gjansen@perdoceoed.com

Attn: Ashish Ghia and Greg Jansen

with a copy to:	Katten Muchin Rosenman LLP

525 West Monroe Street, Suite 1900

Chicago, IL 60661

E-Mail: lawrence.levin@katten.com and

josh.feiger@katten.com

Attn: Lawrence D. Levin and Joshua A. Feiger

Notice shall be deemed given on (a) the date such notice is personally delivered, (b) three (3) days after the mailing if sent by certified or registered mail, (c) one (1) Business Day after the date of delivery to the overnight courier if sent by overnight courier, or (d) the date such notice is transmitted by electronic mail, if such transmission is prior to 5:00 p.m. Central Time on a Business Day, or the next succeeding Business Day if such transmission is later.

13.2 Entire Agreement. All references in this Agreement or the Transaction Documents to this Agreement shall include all Exhibits and Schedules hereto. This Agreement and the Transaction Documents set forth the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter, including that certain letter of intent dated July 2, 2026, by and between Buyer and Seller.

13.3 Counterparts; Deliveries. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission (including electronic mail of .pdf files or DocuSign), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

13.4 Third Parties. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties, any Person entitled to indemnification under Article 6 and any Releasee with respect to the provisions of Section 8.5, and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns, any Person entitled to indemnification under Article 6 and any Releasee with respect to the provisions of Section 8.5) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.5 Expenses. Buyer shall pay, or reimburse its Affiliates for, all costs and expenses incurred or to be incurred by Buyer or its Affiliates in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. All Seller Transaction Expenses shall be paid by Seller or on Seller’s behalf.

13.6 Amendment; Waiver. This Agreement shall not be amended, modified or waived except by an agreement in writing duly executed by Buyer and Seller. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with such Party’s obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

13.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal Laws of the State of Delaware, without giving effect to provisions thereof or of any other jurisdiction regarding conflict of Laws.

13.8 Assignments. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of Buyer (in the case of assignment or delegation by Seller) or Seller (in the case of assignment or delegation by Buyer); provided, however, that nothing in this Agreement shall limit or is intended to limit the ability of Buyer to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of Seller to (a) any Affiliate of Buyer, (b) any direct or indirect purchaser of all or substantially all of the assets of the Company or any of its Subsidiaries, or (c) any lender to Buyer or any of its Affiliates, including the Company or any of its Subsidiaries, as security for borrowings.

13.9 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

13.10 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. Any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10.

13.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Transaction Document, and any rule of Law requiring ambiguities to be construed against the drafting Party shall not apply.

13.12 Public Announcements. No Party shall make any public announcement or filing with respect to the transactions provided for herein without the prior written consent of the other Party, unless otherwise required by Law, including, but not limited to, any disclosure by Buyer or any of its Affiliates pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, any rules promulgated by the Securities and Exchange Commission pursuant to the foregoing, or the rules of any stock exchange upon which Buyer or any of its Affiliates are then listed or to which rules Buyer or any of its Affiliates are then subject. Any press release regarding the transactions contemplated by this Agreement shall be a joint press release mutually agreed to in writing by Buyer and Seller.

13.13 Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to,”, (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if” and (f) the word “or” shall not be deemed to be exclusive and shall be interpreted to mean “and/or,” unless the context clearly requires otherwise. The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. All uses of “written” contained in Article 3, Article 4 and Article 5 shall be deemed to include information transmitted via electronic mail or other electronic transmission. For purposes of Article 3 and Article 4, information shall be deemed to have been “made available” to Buyer only if such information was posted to the Intralinks data room in a manner accessible and reviewable by Buyer and its counsel at least three (3) Business Days prior to the date hereof. The Parties agree that any drafts of this Agreement or any Transaction Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Transaction Document, and each of the Parties agrees that no Party, Indemnitor or Indemnitee shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose.

13.14 Invalid Provisions. Without limiting Section 8.1(f), if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law or Educational Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the Parties shall negotiate in good faith to replace such illegal, invalid or unenforceable provision with a legal, valid and enforceable provision that preserves, to the greatest extent possible, the original intent and economic effect of such provision.

13.15 Specific Performance. Notwithstanding anything herein to the contrary, Seller shall not be entitled to specific performance of Buyer’s obligation to consummate the Closing in any circumstance in which the Reverse Termination Fee is payable by Buyer pursuant to Section 12.3. The Parties agree that irreparable damage, for which monetary relief, even if available, may not be an adequate remedy, may occur in the event that any provision of this Agreement is not fully and timely performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated hereby. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 13.10, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated hereby and without that right, neither Seller nor Buyer would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.15 shall not be required to provide any bond or other security in connection with any such Order.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

PERDOCEO EDUCATION CORPORATION

By:	/s/ Ashish R. Ghia
Name:	Ashish R. Ghia
Its:	Senior Vice President and Chief Financial Officer

SELLER:

SOUTH UNIVERSITY – MEMBER, INC.

By:	/s/ Benjamin DeGweck
Name:	Benjamin DeGweck
Its:	Chief Executive Officer

EXHIBIT A

SAMPLE CALCULATION OF NET WORKING CAPITAL

See attached.

A-1

EXHIBIT B

METHODOLOGY FOR ALLOCATION OF THE TOTAL TAX

See attached

B-1